  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 1998.

                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             ---------------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                             ---------------------

                           GLOBE MANUFACTURING CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         ALABAMA                     3069                    63-1101362
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL            IDENTIFICATION NO.)
     INCORPORATION OR       CLASSIFICATION NUMBER)
      ORGANIZATION)

                             ---------------------

                              456 BEDFORD STREET
                        FALL RIVER, MASSACHUSETTS 02720
                           TELEPHONE: (508) 674-3585
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                             ---------------------

                            THOMAS A. RODGERS, III
                              456 BEDFORD STREET
                        FALL RIVER, MASSACHUSETTS 02720
                           TELEPHONE: (508) 674-3585
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                             ---------------------

                                   COPY TO:
                               LAURIE T. GUNTHER
                               KIRKLAND & ELLIS
                            200 EAST RANDOLPH DRIVE
                            CHICAGO, ILLINOIS 60601
                           TELEPHONE: (312) 861-2000

                             ---------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                             ---------------------

                        CALCULATION OF REGISTRATION FEE
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
                                                           PROPOSED
                                            PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF       AMOUNT        MAXIMUM       AGGREGATE      AMOUNT OF
    SECURITIES TO BE          TO BE      OFFERING PRICE    OFFERING     REGISTRATION
       REGISTERED           REGISTERED     PER UNIT(1)     PRICE(1)         FEE
------------------------------------------------------------------------------------
 10% Senior Subordinated
  Notes due 2008, Series
  B.....................   $150,000,000       100%       $150,000,000     $44,250
------------------------------------------------------------------------------------

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(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION
8(A), MAY DETERMINE.

                             ---------------------


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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED SEPTEMBER  , 1998

PRELIMINARY PROSPECTUS
           , 1998

                           GLOBE MANUFACTURING CORP.
LOGO
 OFFER TO EXCHANGE ITS 10% SENIOR SUBORDINATED NOTES DUE 2008, SERIES B FOR ANY
       AND ALL OF ITS OUTSTANDING 10% SENIOR SUBORDINATED NOTES DUE 2008.

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON , 1998, UNLESS EXTENDED.

  Globe Manufacturing Corp., an Alabama corporation ( the "Company") hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 10% Senior Subordinated Notes due 2008, Series B (the "New Notes"), registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 10% Senior Subordinated Notes due 2008 (the "Old Notes") of which $150,000,000 principal amount is outstanding. The form and terms of the New Notes are the same as the form and term of the Old Notes except that (i) the New Notes will bear a Series B designation and a different CUSIP number than the Old Notes, (ii) the New Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (iii) holders of the New Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement (as defined). The New Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture dated as of July 31, 1998 (the "Indenture") by and among the Company and Norwest Bank Minnesota, National Association, as trustee, governing the Old Notes and the New Notes. The Old Notes and the New Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of the Notes."

  The Company will accept for exchange any and all Old Notes validly tendered
and not withdrawn prior to 5:00 p.m., New York City time on            , 1998,
unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

  Interest on the Notes will accrue from their date of original issuance and will be payable semiannually in arrears on February 1 and August 1 of each year, commencing February 1, 1999, at the rate of 10% per annum. The Notes will mature on August 1, 2008. The Notes are redeemable, in whole or in part, at the option of the Company on or after August 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, prior to August 1, 2001, the Company, at its option, may redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Equity Offerings (as defined) at a redemption price equal to 110.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that not less than $97.5 million of the aggregate principal amount of the Notes originally issued remain outstanding following such redemption. See "Description of the Notes--Optional Redemption."

  The New Notes will be, as the Old Notes (which they replace) are, general unsecured obligations of the Company, and will, as the Old Notes (which they replace), be subordinated in right of payment to all present

                                             (Cover continued on following page)

  SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
    ADEQUACY OF  THIS PROSPECTUS. ANY  REPRESENTATION TO THE CONTRARY  IS A
     CRIMINAL OFFENSE.

and future Senior Debt (as defined) of the Company, including the Company's obligations under the Senior Credit Facility (as defined). The Notes will be unconditionally guaranteed on a senior subordinated basis (the "Guarantees") by each of the Company's future Restricted Domestic Subsidiaries (as defined) (collectively, the "Guarantors"). The Guarantees will be general unsecured obligations of the Guarantors, subordinated in right of payment to all Guarantor Senior Debt (as defined) of each Guarantor. The Company has no existing Restricted Domestic Subsidiaries. As of June 30, 1998, on a pro forma basis after giving effect to the Transactions, the Company would have had $120.1 million of Senior Debt (excluding unused commitments of approximately $45.0 million under the Senior Credit Facility). See "Description of the Senior Credit Facility" and "Description of the Notes."

  In the event of a Change of Control (as defined), each Holder (as defined) will have the right to require the Company to make an offer to repurchase such Holder's Notes, in whole or in part, at a price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase. See "Description of the Notes--Change of Control."

  The Old Notes were sold by the Company on July 31, 1998 to BancAmerica Robertson Stephens and Merrill Lynch & Co. (the "Initial Purchasers") in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act (the "Initial Offering"). The Initial Purchasers subsequently placed the Old Notes with (i) qualified institutional buyers in reliance upon Rule 144A under the Securities Act and (ii) qualified buyers outside the United States in reliance upon Regulation S under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreements entered into by the Company and the Initial Purchasers in connection with the Initial Offering (the "Registration Rights Agreement"). See "The Exchange Offer."

  Based upon an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in certain no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. See "The Exchange Offer--Resale of the New Notes." Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreements, that such conditions have been met. Each broker-dealer (a "Participating Broker-Dealer") that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

  Shortly after the Initial Offering, Globe Holdings, Inc. ("Globe Holdings"), the parent company of the Company, sold 49,086 Units, consisting of 14% Senior Discount Notes due 2009 (the "Old Senior Discount Notes") and Warrants to purchase 69,481 shares of Class A Common Stock.

  Concurrent with this Exchange Offer, Globe Holdings is offering to exchange $1,000 principal amount at maturity of their 14% Senior Discount Notes due 2009, Series B (the "New Senior Discount Notes") registered under the Securities Act pursuant to a Registration Statement, for each $1,000 principal amount at maturity off their outstanding Old Senior Discount Notes, of which $49,086,000 aggregate principal amount at maturity is outstanding as of the date hereof. See "The Transactions" and "Description of Certain Indebtedness--Discount Notes."

  The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

  There has not previously been any public market for the Old Notes or the New Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. The Old Notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL"). There can be no assurance that an active market for the New Notes will develop. See "Risk Factors--Absence of a Public Market Could Adversely Affect the Value of New Notes." Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

  The New Notes will be available initially only in book-entry form. Except as described under "Book-Entry Procedures and Transfer," the Company expects that the New Notes issued pursuant to the Exchange Offer will be represented by one or more Global Notes (as defined), which will be deposited with, or on behalf of, the Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Notes representing the New Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. After the initial issuance of the Global Notes, Notes in certificated form will be issued in exchange for Global Notes only under limited circumstances as set forth in the Indenture. See "Book-Entry Procedure and Transfer."

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

  PROSPECTIVE INVESTORS IN THE NEW NOTES ARE NOT TO CONSTRUE THE CONTENTS OF THIS PROSPECTUS AS INVESTMENT, LEGAL OR TAX ADVICE. EACH INVESTOR SHOULD CONSULT ITS OWN COUNSEL, ACCOUNTANT AND OTHER ADVISORS AS TO LEGAL, TAX, BUSINESS, FINANCIAL AND RELATED ASPECTS OF THE NEW NOTES. THE COMPANY IS NOT MAKING ANY REPRESENTATION TO ANY PROSPECTIVE INVESTOR IN THE NEW NOTES REGARDING THE LEGALITY OF AN INVESTMENT THEREIN BY SUCH PERSON UNDER APPROPRIATE LEGAL INVESTMENT OR SIMILAR LAWS.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Offer contemplated hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Exchange Offer Registration Statement, including the exhibits thereto, and periodic reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and inspected at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60601. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

  In addition, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and, to the extent permitted by applicable law or regulation, file with the Commission (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereof by the Company's independent certified public accountants and (ii) all reports that would be required to be filed on Form 8-K if it were required to file such reports. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes, in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

  The Company is an Alabama corporation with its principal executive offices located at 456 Bedford Street, Fall River, Massachusetts 02720, and its telephone number is (508) 674-3585.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the Expiration Date shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus and the Exchange Offer Registration Statement.

  This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available without charge upon request from Lawrence R. Walsh, Vice President of Finance and Administration of Globe Manufacturing Corp, 456 Bedford Street, Fall River, Massachusetts 02720, telephone (508) 674-3585. In order to ensure timely
delivery of the documents, any request should be made by            , 1998
(five business days prior to the expiration date).

                        MARKET SHARE AND INDUSTRY DATA

  The market share and industry data presented herein are based upon estimates by management of the Company, utilizing various third party sources, where available. While management believes that such estimates are reasonable and reliable, in certain cases such estimates cannot be verified by information available from independent sources. Accordingly, no assurance can be given that such market share and industry data are accurate in all material respects.

                              CERTAIN TERMINOLOGY

  As used herein, the following terms have the meanings specified below:

    circular knit: a type of weft knit in which the fabric is produced in the form of a tube, with threads running continuously around the fabric. In weft knit fabrics, the thread runs crosswise in the fabric, as opposed to lengthwise in warp knits. Circular knits are used in active wear, swimwear, casual wear and dress wear.

    denier: a weight per unit of length measure of any linear material. In fibers, a weight numerically equal to the weight in grams of 9,000 meters of the material. Lower numbers represent finer sizes, and higher numbers represent coarser sizes.

    elastomeric: describes any material (including yarn, fiber, film and sheets) which exhibits pronounced elastic properties, such elastic properties being the material's primary value attributes.

    gauge: the number of needles, fibers or other elements in a determined unit of length. For latex thread, gauge means the number of individual rubber threads which, when placed cross-sectionally beside one another, fit into a length of one inch. Lower numbers represent coarser sizes and higher numbers represent finer sizes.

    narrow fabric: any knit or woven fabric that is twelve inches or less in width and has a selvage on each side (other than ribbon and seam bindings). Narrow fabric applications include waist bands and straps.

    nonwoven: a type of fabric in which the fibers are fused or bonded in a random web or mat, as opposed to interlacing sets as in woven fabric. Nonwovens are employed in diapers, adult incontinence products, feminine hygiene products and medical bandages.

    spandex: a manufactured fiber in which the fiber-forming substance is a long-chain synthetic polymer comprised of at least 85% segmented polyurethane.

    warp knit: a type of knit in which the threads run lengthwise in the fabric, as opposed to crosswise in weft knits. Examples of warp knits include milanese knits, raschel knits and tricot knits. Warp knit applications include intimate apparel, body shaping garments, swimwear and footwear.

    woven: a type of fabric generally composed of two sets of yarns, warp and filling, that is formed by weaving interlacing sets of these yarns.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by and should be read in conjunction with the detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise indicates, "Company" or "Globe" refers to Globe Manufacturing Corp. (formerly known as Globe Elastic Co., Inc.) together with the historical business and operations undertaken by Globe Holdings, Inc. (formerly known as Globe Manufacturing Co.) which were transferred to Globe pursuant to the Asset Drop Down (as defined), and "Globe Holdings" refers to Globe Holdings, Inc., the Company's sole shareholder. Except as otherwise set forth herein, references to "pro forma" information for a period ending on a specified date means information that gives pro forma effect to the Transactions as if the Transactions had occurred on such date for balance sheet data and as of the beginning of the period for statement of income data. See "--The Transactions."

                                  THE COMPANY

OVERVIEW

  Globe is a leading domestic manufacturer and worldwide supplier of spandex and latex elastomeric fibers, marketing its products to more than 500 customers. The Company's fibers are used in a broad range of applications, including men's and women's hosiery, waistbands, intimate apparel, performance athletic wear, swimwear, casual wear, suiting fabrics, body shaping (or foundation) garments, personal care products (including diapers and adult incontinence products) and footwear. The Company has produced elastomeric fibers exclusively for over 50 years and has developed long-term relationships with many of its principal customers, including Fruit of the Loom, Inc., Kimberly-Clark Corporation, Minnesota Mining & Manufacturing Company, Sara Lee Hosiery, Unifi, Inc. and Worldtex, Inc. During the twelve months ended June 30, 1998, the Company had net sales of $179.1 million and EBITDA (as defined) of $46.3 million.

  Spandex fiber, which accounted for 80% of the Company's 1997 sales, is a highly desirable component of fabrics designed for performance, durability, comfort, control and resilience due to its unique chemical and physical properties. Spandex fiber is produced in a broad range of fine and heavy deniers and is sold on a private label basis and under brand names such as the Company's GLOSPAN(R) and CLEERSPAN(R), DuPont's Lycra(R) and Bayer's Dorlastan(R). Recent advances in fabric manufacturing technologies have facilitated the use of spandex fiber in an increasing number of apparel and non-apparel applications. Globe has benefited from this recent proliferation of spandex fiber applications due to its exclusive focus on elastomeric fibers, superior customer service, broad product line, strong market position and efficient manufacturing processes.

  Management estimates that in 1997 the worldwide market for spandex fiber was approximately 240 million pounds, representing approximately $2.0 billion in sales. From 1993 to 1997, worldwide sales of spandex fiber increased at an estimated 11% compound annual growth rate, and the worldwide spandex fiber market is expected to grow at approximately 9% over the next three years. Since 1993, demand for fine denier spandex has increased faster than the overall market due to its growing use in lightweight and high quality apparel applications and this trend is expected to continue.

  The Company operates three manufacturing facilities, which are located in Fall River, Massachusetts, Tuscaloosa, Alabama and Gastonia, North Carolina. Since 1993, Globe has invested $97.5 million to increase manufacturing capacity, enhance productivity and shift its product mix to the faster growing, higher margin fine denier spandex fiber. During this period, the Company's annual fine denier spandex fiber production capacity increased from 2.6 million to 10.6 million pounds. As a result of the Company's capital investment program and continuous improvement initiatives in its manufacturing facilities, Globe's fine denier spandex fiber production yields have improved by 35% and sales per employee have increased by 43% since 1993.

TUSCALOOSA PLANT EXPANSION

  Globe is expanding production capacity at its Tuscaloosa, Alabama fine denier spandex fiber manufacturing facility in response to existing demand from current customers (the "Tuscaloosa Plant Expansion"). Through June 30, 1998, Globe had spent approximately $16.1 million of the estimated $22.1 million project cost. The Tuscaloosa facility, built in 1994, has undergone three prior capacity expansions. The Tuscaloosa Plant Expansion will increase the Company's fine denier manufacturing capacity by 3.6 million pounds per annum, or 34%, with approximately half of this increased capacity expected to be on line in the fourth quarter of 1998 and the balance expected to be on line in the first quarter of 1999. As of June 30, 1998, Globe's list price for 40 denier spandex fiber, the primary product currently produced at the Company's Tuscaloosa facility, was $11.50 per pound.

COMPETITIVE STRENGTHS

  The Company's exclusive focus on elastomeric fibers for over 50 years has enabled it to develop the following competitive strengths:

  Long-Term Customer Relationships and Superior Customer Service. Globe has established long-term relationships with its principal customers by focusing on superior technical and customer service. The Company has been a supplier to Fruit of the Loom, Inc., Kimberly-Clark Corporation, Minnesota Mining and Manufacturing Company, Sara Lee Hosiery, Unifi, Inc. and Worldtex, Inc. for over ten years. Seven of the Company's ten largest customers have selected Globe as their preferred supplier of spandex fiber. Globe provides analytical laboratory services and on-site technical assistance to improve customers' manufacturing and engineering processes. As a result, a number of the Company's major customers have selected it as a technology partner to assist in the development of new spandex applications.

  Broad Product Line. The Company believes that it offers the broadest line of spandex and latex elastomeric fibers in the world. The Company produces a full line of spandex fibers in deniers ranging from 15 to 5040. These products feature an assortment of stretch, strength and other performance characteristics that may be customized for specific applications and manufacturing processes. Globe also manufactures a wide variety of latex threads in multiple gauges and formulations. This broad range of product offerings differentiates the Company in the industry and represents a competitive advantage, as many customers purchase multiple deniers of spandex fiber, as well as various gauges of latex thread, and prefer to utilize one vendor for their elastomeric fiber requirements. The proprietary technologies and customized equipment used by Globe in its multiple manufacturing processes enable the Company to cost-effectively produce this broad product line.

  Strong Positions in Growing Markets. The Company has established a strong market position in each of its principal product lines. The Company has an estimated 16% share of the domestic spandex fiber market and an estimated 7% share of the worldwide spandex fiber market (based on pounds produced). Management estimates that worldwide sales of spandex fiber will increase at a compound annual growth rate of approximately 9% over the next three years and that fine denier spandex sales will exceed the overall market growth rate during this period. Fine denier spandex demand has been driven by strong consumer demand for lightweight and high quality apparel and technological advances allowing for the use of spandex fibers in the manufacture of such apparel.

  Cost-Efficient Manufacturing. Management believes that the Company's manufacturing operations are among the most efficient in the industry, allowing the Company to become one of the world's lowest cost producers of high quality spandex fiber. Globe has developed proprietary chemical formulations and highly efficient manufacturing processes that utilize sophisticated process control systems and custom fabricated manufacturing equipment designed and built by the Company's engineers. Management believes that Globe's in-house capability to design, engineer and build its own manufacturing equipment distinguishes the Company from many of its competitors and provides it with an important competitive advantage in maintaining product quality as well as controlling design, development and maintenance costs. In addition, increased production volume at the Company's facilities has enabled the Company to achieve significant economies of scale and raw material purchasing power.

  Experienced Management Team. The Company is led by an experienced management team with a track record of achieving profitable growth, developing new manufacturing processes and expanding the Company's customer base. Between 1993 and the twelve months ended June 30, 1998, the Company's net sales increased from $107.6 million to $179.1 million and EBITDA increased from $23.7 million to $46.3 million. The Company's executive officers average approximately 20 years with the Company. The Company's senior management team has a substantial financial interest in the Company's continued success through their direct investment in Globe Holdings.

BUSINESS STRATEGY

  The Company's business objective is to become the leading global supplier of elastomeric fiber for use in selected apparel and non-apparel markets. The Company seeks to achieve this objective by pursuing the following strategies:

  Continue Shift in Product Mix to Higher Growth, More Profitable Fine Denier Products. Since 1993, Globe has expanded its annual production capacity of higher growth fine denier spandex fiber from 2.6 million to 10.6 million pounds. Fine denier spandex fiber is used in applications requiring lightweight or high quality fabric, and has been generally more profitable than heavy denier spandex fiber due to the complexity of the manufacturing process required and strong market demand. Fine denier spandex fiber sales accounted for approximately 49% of Globe's 1997 total sales, up from 25% in 1993. The Tuscaloosa Plant Expansion, which will increase the Company's annual production capacity for fine denier spandex fiber to 14.2 million pounds, will enable the Company to further address the increase in demand for fine denier spandex fiber.

  Develop Innovative Spandex Fiber Applications. Globe's product managers and research and development engineers work closely with existing and prospective customers to develop innovative applications for spandex fiber. For example, the Company worked with a fleece manufacturer for over two years to develop a new four-way stretch fleece product for outerwear that incorporates Globe's spandex fiber. Cooperative efforts such as this have enabled Globe to enhance its relationships with existing customers and attract new customers.

  Improve Manufacturing Productivity; Reduce Production Costs. The Company seeks to continually improve manufacturing efficiency and reduce production costs in order to maintain its position as one of the world's lowest cost producers of high quality spandex fiber. The Company seeks to improve manufacturing yields, increase equipment utilization, and reduce production costs by upgrading process monitoring equipment, enhancing production processes and increasing throughput. Each of the Company's manufacturing facilities is certified under ISO 9001, and the Company actively incorporates the principles of continuous improvement.

  Increase International Sales. Globe estimates that the international market accounts for two-thirds of the worldwide spandex fiber market. International spandex fiber markets are growing rapidly due to increasing consumerism of the world's population, coupled with increases in personal disposable income. From 1993 to 1997, Globe's international sales increased from 19% of sales to 28% of sales (primarily in western Europe and Latin America) as the Company expanded the size and geographic scope of its international sales to 46 countries. The Company seeks to further expand its international sales by leveraging its existing sales and marketing infrastructure and capitalizing on Globe's expanded manufacturing capacity.

                                THE TRANSACTIONS

  The consummation of the Initial Offering occurred concurrently with the effectiveness of the recapitalization (the "Recapitalization") of Globe Holdings, the Company's sole shareholder. The Recapitalization was effected pursuant to an agreement and plan of merger dated June 23, 1998 (the "Merger Agreement") between Globe Holdings and Globe Acquisition Company ("MergerCo"), a newly formed affiliate of Code, Hennessy & Simmons III, L.P. ("Code Hennessy & Simmons"), pursuant to which MergerCo merged with and into Globe Holdings (the "Merger"). As a result of the Merger and the Recapitalization, Code Hennessy & Simmons, certain members of management and certain other investors have an aggregate investment of $75.0 million (the "Equity Sponsor Investment") in Globe Holdings, comprised of a rollover of approximately $7.2 million (the "Retained Investment") by management and other pre-Merger shareholders of Globe Holdings (the "Pre-Merger Shareholders") and an investment by Code Hennessy & Simmons and certain other investors in an aggregate amount equal to approximately $67.8 million. The Equity Sponsor Investment included a $25.0 million loan to Globe Holdings by Code Hennessy & Simmons (the "CHS Loan"), which was repaid with the net proceeds of the offering (the "Units Offering") by Globe Holdings of the Old Senior Discount Notes and Warrants. See "Recent Developments." Immediately prior to the Merger, Globe Holdings transferred substantially all of its assets and liabilities to the Company (the "Asset Drop Down").

  Pursuant to the Merger and the Recapitalization: (i) the Company incurred approximately $120.0 million of borrowings (consisting of $115.0 million in term loans and approximately $5.0 million in revolving loans) under a new senior secured credit facility (the "Senior Credit Facility"); (ii) the Company repaid its indebtedness outstanding under certain loan credit facilities (collectively, the "Old Credit Facility"); (iii) holders of the shares of common stock of Globe Holdings outstanding prior to the Recapitalization received cash (including the payment by Globe Holdings of fees and expenses on their behalf) equal to $315.0 million less (x) the amount of the Company's outstanding indebtedness for borrowed money as of the date of the Merger and
(y) the amount of the Retained Investment (the "Cash Merger Consideration"); and (iv) Globe Holdings deposited $15.0 million (the "Escrow Amount") into escrow to secure certain indemnification and other obligations of the Pre-Merger Shareholders under the Merger Agreement. See "Use of Proceeds," "Certain Relationships and Related Transactions--Recapitalization," and "Description of Senior Credit Facility."

  The Initial Offering, the Asset Drop Down, the Recapitalization, the Merger, the initial borrowings under the Senior Credit Facility, the repayment of borrowings under the Old Credit Facility and the Equity Sponsor Investment are collectively referred to herein as the "Transactions." See "Use of Proceeds" and "Description of Senior Credit Facility."

                              RECENT DEVELOPMENTS

  The Old Notes were sold by the Company on July 31, 1998 to the Initial Purchasers pursuant to a Purchase Agreement dated July 28, 1998 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Old Notes to (i) qualified institutional buyers pursuant to Rule 144A under the Securities Act and (ii) qualified buyers outside the United States in reliance upon Regulation S under the Securities Act. Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into a Registration Rights Agreement dated as of July 31, 1998 (the "Registration Rights Agreement"), which grants the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights which terminate upon the consummation of the Exchange Offer.

  On August 6, 1998, Globe Holdings consummated the Units Offering under Rule 144A of the Securities Act, pursuant to which the Globe Holdings issued and sold 49,086 units (the "Units"), each consisting of one Old Senior Discount Note and one warrant (a "Warrant") to purchase 1.4155 shares of Class A Common Stock, $.01 par value, of Globe Holdings. The Units were initially sold to BancAmerica Robertson Stephens. The aggregate purchase price of the Units was $25,000,000 and the net proceeds to Globe Holdings were $24,562,490, after deducting underwriting discounts and commissions and other expenses payable by Globe Holdings.

                               THE EXCHANGE OFFER

Securities Offered........  $150,000,000 aggregate principal amount of 10% Se-
                            nior Subordinated Notes due 2008, Series B.

The Exchange Offer........  $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes. As of the date hereof, $150,000,000 aggregate princi-pal amount of Old Notes are outstanding. The Com-pany will issue the New Notes to holders on or promptly after the Expiration Date.

                            Based on an interpretation by the staff of the Com-mission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the regis-tration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes.

                            Any Participating Broker-Dealer that acquired Old Notes for its own account as a result of market-making activities or other trading activities may be a statutory underwriter. Each Participating Bro-ker-Dealer that receives New Notes for its own ac-count pursuant to the Exchange Offer must acknowl-edge that it will deliver a prospectus in connec-tion with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or sup-plemented from time to time, may be used by a Par-ticipating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Partici-pating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                            Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery re-quirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Com-pany.

Expiration Date...........  5:00 p.m., New York City time, on           , 1998
                            unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is ex-tended.

Accrued Interest on the
New Notes and the Old
Notes.....................  Each New Note will bear interest from its issuance date. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the New Notes. Such interest will be paid with the first interest payment on the New Notes (February 1, 1999). Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

Conditions to the
Exchange Offer............  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer--Conditions."

Procedures for Tendering
Old Notes.................  Each holder of Old Notes wishing to accept the Ex-
                            change Offer must complete, sign and date the ac-companying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions con-tained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsim-ile, together with the Old Notes and any other re-quired documentation to the Exchange Agent (as de-fined) at the address set forth herein. By execut-ing the Letter of Transmittal, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Of-fer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that nei-ther the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the holder nor any such other per-son is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Ex-change Offer--Purpose and Effect of the Exchange Offer" and "--Procedures for Tendering."

Untendered Old Notes......  Following the consummation of the Exchange Offer, holders of Old Notes eligible to participate but who do not tender their Old Notes will not have any further exchange rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

Consequences of Failure
to Exchange...............  The Old Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securi-ties. Accordingly, such Old Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act,
                            (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange Offer--Consequences of Failure to Exchange."

Shelf Registration
Statement.................  If any holder of the Old Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) is not eligible under applicable securities laws to participate in the Exchange Offer, and such holder has satisfied certain conditions relating to the provision of information to the Company for use therein, the Company has agreed to register the Old Notes on a shelf registration statement (the "Shelf Registration Statement") and use its best efforts to cause it to be declared effective by the Commis-sion as promptly as practical on or after the con-summation of the Exchange Offer. The Company has agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circum-stances, a maximum of two years, to cover resales of the Old Notes held by any such holders.

Special Procedures for
Beneficial Owners.........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and deliv-ering its Old Notes, either make appropriate ar-rangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
Procedures................  Holders of Old Notes who wish to tender their Old
                            Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Ex-change Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Old Notes according to the guar-anteed delivery procedures set forth in "The Ex-change Offer--Guaranteed Delivery Procedures."

Withdrawal Rights.........  Tenders may be withdrawn at any time prior to 5:00
                            p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes
and Delivery of New
Notes.....................  The Company will accept for exchange any and all
                            Old Notes which are properly tendered in the Ex-change Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Use of Proceeds...........  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

Exchange Agent............  Norwest Bank Minnesota, National Association is
                            serving as Exchange Agent in connection with the exchange offer of New Notes for Old Notes.

                                 THE NEW NOTES

General...................  The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they re-place) except that (i) the New Notes bear a Series B designation and have a different CUSIP number than the Old Notes, (ii) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of New Notes will not be entitled to certain rights under the Regis-tration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer--Purpose and Effect of the Exchange Offer." The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indentures. See "Description of New Notes."

Issuer....................  Globe Manufacturing Corp.

Securities Offered........  $150,000,000 principal amount of 10% Senior Subor-
                            dinated Notes due 2008, Series B.

Maturity Date.............  August 1, 2008.

Interest Payment Dates....  February 1 and August 1 of each year, commencing on
                            February 1, 1999.

Mandatory Sinking Fund or
Redemption................  None

Optional Redemption.......  The New Notes may be redeemed, in whole or in part, at any time on or after August 1, 2003 at the op-tion of the Company, at the redemption prices set forth herein, plus, in each case, accrued and un-paid interest, if any, to the date of redemption. In addition, at any time prior to August 1, 2001, the Company may, at its option, redeem up to 35% in aggregate principal amount of the New Notes at a redemption price of 110.0% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with the net cash proceeds of one or more Equity Offerings, provided that not less than $97.5 million of the aggregate principal amount of the New Notes remains outstanding immedi-ately after the occurrence of such redemption.

Change of Control.........  In the event of a Change of Control, each Holder will have the right to require the Company to make an offer to repurchase such Holder's New Notes, in whole or in part, at a price of 101% of the aggre-gate principal amount thereof, plus accrued and un-paid interest to the date of repurchase.

Subordination.............  The New Notes will be general unsecured obligations of the Company, subordinated in right of payment to all present and future Senior Debt of the Company, including the Company's obligations under the Se-nior Credit Facility. Claims in respect of the New Notes will also be effectively subordinated to all secured indebtedness of the Company to the extent of the value of the assets securing such indebted-ness. As of June

                            30, 1998, on a pro forma basis, after giving effect to the Transactions, the Company would have had ap-proximately $120.1 million of Senior Debt (exclud-ing unused commitments of approximately $45.0 mil-lion under the Senior Credit Facility).

Guarantees................  The New Notes will be unconditionally guaranteed on a senior subordinated basis by each of the Company's future Restricted Domestic Subsidiaries. The Guarantees will be general unsecured obligations of the Guarantors, subordinated in right of payment to all Guarantor Senior Debt of each Guarantor. Claims in respect of the New Notes will also be effectively subordinated to all obligations of any subsidiary of the Company that is not a Guarantor. The Company has no existing Restricted Domestic Subsidiaries.

Certain Covenants.........  The Indenture pursuant to which the New Notes will be issued (the "Indenture"), among other things, limits the ability of the Company and its Restricted Subsidiaries to: (i) incur additional indebtedness; (ii) issue Disqualified Stock; (iii) make certain restricted payments; (iv) grant liens on assets; (v) merge, consolidate or transfer substantially all of their assets; (vi) enter into transactions with Related Persons; (vii) impose restrictions on any Restricted Subsidiary's ability to pay dividends or make certain other payments to the Company and its Restricted Subsidiaries; (viii) enter into certain guarantees; (ix) sell assets; and (x) issue capital stock of Restricted Subsidiaries.

  A description of the terms of the New Notes, including definitions of terms which are capitalized above, is set forth herein under "Description of the Notes."

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors that should be considered before tendering Old Notes in exchange for New Notes, including factors affecting forward-looking statements. These risk factors are generally applicable to the Old Notes as well as the New Notes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The following information is qualified in its entirety by the consolidated financial statements of the Company. The following summary consolidated financial data as of the dates and for the periods indicated were derived from the audited and unaudited consolidated financial statements of the Company contained elsewhere in this Prospectus. The unaudited consolidated financial data at June 30, 1998 and for the six months ended June 30, 1997 and June 30, 1998 include all adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair presentation of the financial information for these unaudited periods. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results of operations that may be expected for the full fiscal year 1998. The unaudited pro forma consolidated financial data and the summary unaudited pro forma consolidated balance sheet data as of June 30, 1998 give effect to the Transactions as if they had occurred on such date (for balance sheet data) or at the beginning of the period (for statement of income data). None of the pro forma consolidated financial data set forth below (including the summary unaudited pro forma consolidated balance sheet data) purport to be indicative of the results that actually would have been obtained had all of the events been completed as of the date assumed and for the periods presented and are not intended to be a projection of the Company's future results or financial position. The following summary consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and the related notes thereto.

                                                                                       PRO FORMA
                              FISCAL YEAR ENDED                        SIX MONTHS      SIX MONTHS
                                 DECEMBER 31,            PRO FORMA   ENDED JUNE 30,      ENDED
                          ----------------------------  DECEMBER 31, ----------------   JUNE 30,
                            1995      1996      1997        1997      1997     1998       1998
                          --------  --------  --------  ------------ -------  -------  ----------
                                                (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME
 DATA:
Net sales...............  $128,319  $152,603  $170,941    $170,941   $84,283  $92,490   $ 92,490
Cost of sales...........    97,182   110,609   115,099     115,099    56,450   59,556     59,556
                          --------  --------  --------    --------   -------  -------   --------
 Gross margin...........    31,137    41,994    55,842      55,842    27,833   32,934     32,934
Selling, general and
 administrative
 expenses...............    18,515    21,705    24,381      24,286    10,616   12,083     12,042
Research and development
 costs..................     2,260     2,533     2,633       2,633     1,190    2,040      2,040
                          --------  --------  --------    --------   -------  -------   --------
 Operating income.......    10,362    17,756    28,828      28,923    16,027   18,811     18,852
Other income (expenses):
Interest, net...........    (6,030)   (5,285)   (3,968)    (25,703)   (2,097)  (1,788)   (12,749)
Loss in investment in
 joint venture (1)......      (643)      --        --          --        --       --         --
Other income, etc.......       438       875       372         372        86      655        655
                          --------  --------  --------    --------   -------  -------   --------
 Income before income
  taxes and
  extraordinary income..     4,127    13,346    25,232       3,592    14,016   17,678      6,758
Provision for income
 taxes..................     1,718     4,784     8,383        (316)    5,255    6,638      2,248
                          --------  --------  --------    --------   -------  -------   --------
 Income before
  extraordinary item....     2,409     8,562    16,849       3,908     8,761   11,040      4,510
Loss from write-off of
 deferred financing
 cost, net (2)..........     1,294       --        301         301       301      --         --
                          --------  --------  --------    --------   -------  -------   --------
Net income..............  $  1,115  $  8,562  $ 16,548    $  3,607   $ 8,460  $11,040   $  4,510
                          ========  ========  ========    ========   =======  =======   ========
OTHER FINANCIAL DATA:
Gross margin %..........      24.3%     27.5%     32.7%       32.7%     33.0%    35.6%      35.6%
EBITDA (3) (5)..........  $ 22,480  $ 28,960  $ 42,377    $ 42,249   $21,203  $25,161   $ 25,097
EBITDA margin (%) (4)
 (5)....................      17.5%     19.0%     24.8%       24.7%     25.2%    27.2%      27.1%
Depreciation and
 amortization...........  $ 10,688  $  9,676  $ 12,208    $ 12,208   $ 4,562  $ 5,366   $  5,366
Capital expenditures....     8,640     5,806    17,101      17,230     6,913   17,127     17,192
Ratio of earnings to
 fixed charges..........                                      1.12x                         1.49x

                                                               JUNE 30, 1998
                                                             ------------------
                                                                         PRO
                                                              ACTUAL  FORMA (5)
                                                             -------- ---------
                                                                  (DOLLARS
                                                               IN THOUSANDS)
BALANCE SHEET DATA:
Cash........................................................ $  2,466 $   2,919
Working capital.............................................   14,877    28,961
Working capital as adjusted (6).............................   30,567    32,873
Property, plant and equipment, net..........................   69,814    69,814
Total assets................................................  121,853   135,432
Total debt..................................................   60,716   271,891
Shareholders' equity (deficit)..............................   42,149  (155,407)

---------------------
(1) Represents the Company's share of the operating losses incurred by a joint venture in which the Company acquired a 40% interest in 1990. The Company accounted for its investment in the joint venture using the equity method of accounting.
(2) Reflects non-recurring charges related to the write-off of the unamortized balance of deferred financing costs in the year in which the related refinancing occurred. The amounts are shown net of applicable income tax.
(3) EBITDA represents income before interest expense (net), income taxes, depreciation and amortization, gain or loss on disposal of assets, noncash charges associated with net periodic postretirement benefit costs, non-cash stock based compensation and extraordinary, unusual, non-recurring charges consisting of (a) those referred to in footnotes (1) and (2) above, (b) certain nonrecurring legal expenses related to environmental matters of $454,000 in 1997, $308,000 and $67,000 in the six months ended June 30,
    1997 and 1998, respectively, and $214,000 in the twelve months ended June 30, 1998 and (c) fees and expenses relating to the Transactions. EBITDA is not intended to represent cash flow from operations or net income as defined by generally accepted accounting principles and should not be considered as a measure of liquidity or an alternative to, or more meaningful than, operating income or operating cash flow as an indication of the Company's operating performance. EBITDA is included herein because management believes that certain investors find it a useful tool for measuring the Company's ability to service its debt.
(4) EBITDA margin represents EBITDA as calculated in footnote (3) above as a percentage of net sales.
(5) The unaudited pro forma consolidated financial data and related ratios give effect to the consummation of the Transactions as if they occurred on the first day of such period for statement of income data and as of such date for balance sheet data. Pro forma EBITDA represents EBITDA for such period as adjusted (a) to exclude the amount ($872,000) by which the salary and bonus paid by the Company to Thomas A. Rodgers, Jr. during such period exceeds the amount that will be paid to Mr. Rodgers following the Transactions, and (b) to include the annual $1.0 million management fee to be paid to an affiliate of Code Hennessy & Simmons following the consummation of the Transactions. In connection with the Transaction the Company incurred a one time compensation expense charge of $3,318 associated with the vesting of stock options and $2,320 associated with bonuses paid to certain members of management. Although the Company expects to charge such amounts in the period following the transaction date, such charge is not reflected in the accompanying pro forma financial information. See "Management" and "Certain Relationships and Related Transactions--Management Agreement" and "--Consulting Agreement."
(6) Working capital as adjusted represents the difference between current assets less cash, and current liabilities less the current portions of long term debt and long term capital leases and notes payable.

                                 RISK FACTORS

  The following risk factors should be considered carefully, in addition to the other information contained in this Prospectus before tendering the Old Notes in exchange for the New Notes. In connection with the forward-looking statements which appear in this Prospectus, prospective purchasers of New Notes should carefully review the factors discussed below and the cautionary statements referred to in "Risk Factors--Risks Regarding Forward-Looking Statements." The risk factors set forth below are generally applicable to the Old Notes as well as the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes, as set forth in the legend thereon, as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available April 13, 1988) (the "Exxon Capital Letter"), Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) (the "Morgan Stanley Letter"), and similar letters, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holder's business and such Holder has no arrangement with any person to participate in the distribution of such New Notes. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company). The Company has agreed that, for a period of 180 days from the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on the Morgan Stanley Letter or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes not so tendered could be adversely affected. See "The Exchange Offer."

ABSENCE OF A PUBLIC MARKET COULD ADVERSELY AFFECT THE VALUE OF THE NOTES

  The Old Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. Prior to the Exchange Offer, there has not been any public market for the Old Notes. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for New Notes by holders who are entitled to participate in this Exchange Offer. The holders of Old Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Old Notes. The New Notes will constitute new issues of securities with no established trading market. The Company does not intend to list the New Notes on any national securities exchange or seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System.

The Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes, but they are not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of the trading market for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may be discontinued at any time.

  If a public trading market develops for the New Notes, future trading prices of such securities will depend on many factors including, among other things, prevailing interest rates, the Company's results of operations and market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the New Notes may trade at a discount from their principal amount.

FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT HOLDERS

  Issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal (or Agent's Message) and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof, and, upon consummation of the Exchange Offer certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

SUBSTANTIAL LEVERAGE AND DEBT SERVICE REQUIREMENTS

  The Company is highly leveraged. As a result of the Transactions, including the Initial Offering and the Company's payment of a substantial portion of the net proceeds therefrom to Globe Holdings to enable Globe Holdings to pay the Cash Merger Consideration, the Company's aggregate indebtedness for borrowed money and interest expense increased and its shareholders' equity decreased. On a pro forma basis, after giving effect to the Transactions, the Company would have had total Debt (as defined) of $271.9 million and a shareholders' deficit of approximately $155.6 million as of June 30, 1998. In addition, subject to the restrictions in the Senior Credit Facility and the Indenture, the Company may incur additional Debt from time to time to finance working capital, capital expenditures, acquisitions, or for other purposes.

  The Indenture governing the Notes as well as the Senior Credit Facility (or any replacement facilities of the Company or any subsidiary of the Company) contain certain restrictive financial and other covenants. The Company's high degree of leverage and restrictions in its debt agreements could have important consequences to the holders of the Notes, including the following:
(i) a substantial portion of the Company's cash flow from operations will be dedicated to debt service and will not be available for operations and other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be limited or impaired; (iii) the Company's operating flexibility with respect to certain matters will be limited by covenants contained in the Indenture and the Senior Credit Facility which will limit the ability of the Company and its Restricted Subsidiaries to, among other things, incur additional indebtedness, grant liens on assets, merge, consolidate or transfer substantially all of their assets, enter into transactions with Related Persons, impose restrictions on any Restricted Subsidiary's ability to pay dividends or make certain other payments to the Company and its Restricted Subsidiaries, enter into certain guarantees, sell assets and issue capital stock of Restricted Subsidiaries; (iv) the Company will be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; (v) the Company's degree of leverage may make it more vulnerable to economic downturns, may reduce its flexibility in responding to changing business and economic conditions and may limit its ability to pursue other business opportunities, to finance its future operations or capital needs, and to implement its business strategy; and (vi) certain of the Company's borrowings will be at variable rates of interest, which will expose the Company to the risk of increased interest rates. See "Business--Business Strategy," "Description of Senior Credit Facility" and "Description of the Notes."

  Required payments of principal and interest on the Company's long-term debt are expected to be financed from cash flow from operations and debt financings. The Company's ability to generate cash for the repayment of debt will be dependent upon the future performance of the Company's businesses, which will in turn be subject to financial, business, economic, and other factors affecting the business and operations of the Company, including factors beyond its control, such as prevailing economic conditions. There can be no assurance that cash flow from operations will be sufficient to enable the Company to service its debt and meet its other obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

SUBORDINATION OF THE NOTES AND THE GUARANTEES

  The Notes are and any Guarantees will be subordinated in right of payment to all Senior Debt of the Company and Guarantor Senior Debt of the Guarantors, respectively, including the Company's obligations under the Senior Credit Facility. In the event of bankruptcy, liquidation or reorganization of the Company or the Guarantors, the assets of the Company or the Guarantors will be available to pay obligations on the Notes only after all Senior Debt or Guarantor Senior Debt, as the case may be, has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. In addition, indebtedness outstanding under the Senior Credit Facility is secured by substantially all of the assets of the Company and its domestic subsidiaries. Claims in respect of the Notes will be effectively subordinated to all secured indebtedness of the Company and the Guarantors to the extent of the value of the assets securing such indebtedness and to all liabilities (including trade payables) of any subsidiary of the Company that is not a Guarantor. As of June 30, 1998, on a pro forma basis after giving effect to the Transactions, the Company would have had approximately $121.8 million of Senior Debt (excluding unused commitments of approximately $43.2 million under the Senior Credit Facility). Additional Senior Debt and Guarantor Senior Debt may be incurred by the Company and the Guarantors from time to time subject to certain restrictions contained in the Senior Credit Facility and the Indenture. See "Description of Senior Credit Facility" and "Description of the Notes."

CHANGE OF CONTROL

  A Change of Control (as defined) could require the Company to refinance substantial amounts of indebtedness, including indebtedness under the Notes and the Senior Credit Facility. Upon the occurrence of a Change of Control, the holders of the Notes would be entitled to require the Company to repurchase the Notes at a purchase price equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of repurchase. Such right is subordinated to the rights of the holders of Senior Debt. These requirements and the subordination of the Notes will limit the ability of the Company to repurchase the Notes. The source of funds for any such repurchase would be the Company's available cash or cash generated from operations or other sources, including borrowings, sales of equity or funds provided by a new controlling person.

However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of the Notes tendered. In addition, the Senior Credit Facility prohibits the repurchase of the Notes by the Company in such an event, unless and until such time as the indebtedness under the Senior Credit Facility is repaid in full. The Company's failure to make such repurchases in such instances would result in a default under both the Notes and the Senior Credit Facility. Future indebtedness of the Company may also contain restrictions or repayment requirements with respect to certain events or transactions that would constitute a Change of Control. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations under the Notes or the Senior Credit Facility. The effect of such requirements may make it more difficult or delay attempts by others to obtain control of the Company. See "Description of the Notes--Change in Control" and "Description of Senior Credit Facility."

COMPETITION

  The elastomeric fiber industry is highly competitive. The Company competes in the spandex fiber markets primarily with E.I. du Pont de Nemours and Company ("DuPont") and Bayer AG ("Bayer"), both of which have domestic facilities, and with a number of foreign competitors. The Company's primary competitors in the latex thread markets are foreign producers. Some of the Company's competitors have substantially greater financial, marketing, manufacturing, distribution, sales and support resources, market share and brand awareness than the Company. There can be no assurance that the Company will be able to compete successfully in the future against its competitors or that the Company will not experience increased price competition, which could materially and adversely affect the Company's results of operations, financial condition and ability to meet its obligations under the Notes. See "Business-- Competition."

ENVIRONMENTAL COMPLIANCE

  The Company is subject to comprehensive and evolving federal, state and local environmental, health and safety requirements, including laws and regulations relating to air emissions, wastewater management, the handling and disposal of waste and the cleanup of properties affected by hazardous substances. Violations of environmental, health and safety laws may result in the imposition of significant fines and other penalties, and certain environmental laws impose joint and several liability, without regard to fault, on persons responsible for releases of hazardous substances to the environment.

  The Company's management believes that its operations have been and are in substantial compliance with environmental, health and safety requirements, and that it has no liabilities arising under such requirements, except as would not be expected to have a material adverse effect on the Company's operations, financial condition or competitive position. Some risk of environmental, health and safety liability is inherent in the Company's business, however, and there can be no assurance that material environmental, health or safety costs will not arise in the future.

  Since 1986, the Company has received requests for information and related correspondence from the U.S. Environmental Protection Agency (the "U.S. EPA") and other third parties indicating that the Company might be responsible under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") or equivalent state laws (collectively, the "Superfund laws") for costs associated with the investigation and cleanup of ten contaminated sites. The Company's management believes that the Company has resolved its involvement with respect to eight of these sites (five of which were inter-related) since 1988 and that the Company's involvement in matters arising under the Superfund laws will not have a material adverse effect on the Company's operations, liquidity or financial condition.

  In December 1996, the Company's management learned that U.S. EPA and the U.S. Attorney's Office were conducting an investigation into whether the Company had engaged in criminal violations of environmental laws with respect to its Fall River, Massachusetts facility. The investigators have not informed the Company of the scope of their inquiry. The Company has provided certain information regarding its Fall River operations to the federal investigators and believes it has cooperated fully with their inquiry. The Company does not know whether the investigation is currently active. If the Company is charged with violations of environmental laws, it may be subject to substantial fines and other penalties, which could have a material adverse effect on the Company's results of operations, financial condition and ability to meet its obligations under the Notes. See "Business--Environmental, Health and Safety Matters."

DEPENDENCE ON SIGNIFICANT CUSTOMERS

  The Company's top ten customers accounted for approximately 48% of 1997 sales, with one customer, Unifi, Inc. (a manufacturer of covered yarns for men's and women's hosiery and narrow fabrics), accounting for approximately 9% of 1997 sales. As is customary in the elastomeric fiber industry, the Company does not generally have long-term supply agreements with its customers. While the Company believes its customer relationships are generally good, a significant decrease or interruption in business from any of the Company's significant customers could have a material adverse effect on the Company's results of operations, financial condition and ability to meet its obligations under the Notes. See "Business--Customers."

DEPENDENCE ON SUPPLIERS

  During 1997, raw materials represented 42% of the Company's total cost of sales and 28% of net sales. The primary raw materials used by the Company are polytetramethylene ether glycol, which the Company purchases from BASF Corporation ("BASF"), and polyester resin, which the Company purchases from two suppliers. These materials are used in a wide variety of products, and based on its experience, management believes that adequate quantities of these materials will be available from existing or alternative suppliers in the foreseeable future. There can be no assurance, however, that such materials will continue to be available in adequate supply in the future or that shortages or disruptions in supply will not result in a material adverse effect on the Company's results of operations, financial condition or ability to meet its obligations under the Notes. The Company's ten largest suppliers accounted for approximately 93% of its total raw material purchases and 31% of its total cost of sales in 1997, with BASF, Polyurethane Specialties Corp. and Ennar-Latex, Inc. accounting for 39%, 24% and 16% of such raw material purchases, respectively. Although the prices for the Company's raw materials have generally been stable over the past five years, the prices of certain of the raw materials used by the Company have fluctuated, and there can be no assurance that the prices of the Company's raw materials will not fluctuate in the future. A significant increase in the price of raw materials that cannot be passed on to customers could have a material adverse effect on the Company's results of operations, financial condition and ability to meet its obligations under the Notes.

FOREIGN SALES RISK

  Sales to international customers represented approximately 28% of sales in 1997 and 47% of total receivables as of December 31, 1997, and the Company is seeking to increase its international sales. Demand for the Company's products is affected by economic and political conditions in each of the countries in which it sells its products and by certain other risks of doing business abroad, including fluctuations in the value of currencies (which may affect demand for products priced in United States dollars), import duties, changes to import and export regulations (including quotas), possible restrictions on the transfer of funds, labor or civil unrest, long payment cycles, greater difficulty in collecting accounts receivable and the burdens and cost of compliance with a variety of foreign laws. Changes in policies by foreign governments could result in, for example, increased duties, higher taxation, currency conversion limitations, or limitations on imports or exports, any of which could have a material adverse effect on the Company's results of operations, financial condition and ability to meet its obligations under the Notes. Globe's principal export markets are Europe, Central/South America and Asia. The current economic crisis in Asia has resulted in a flood of fiber, fabric and apparel into Europe from Asia, which has had a negative impact on prices and the Company's sales in Europe. A continued economic crisis in Asia may precipitate further downturns in spandex fiber consumption in all of Globe's export markets.

TEXTILE INDUSTRY AND CYCLICALITY

  In 1997, approximately 92% of the Company's sales were to the textile and apparel industries. These industries are highly cyclical and are characterized by rapid shifts in consumer demand, as well as competitive pressures and price and demand volatility. The demand for the Company's products is principally dependent upon the level of demand for certain types of apparel. The demand for apparel is in turn dependent on consumer spending, which may be adversely affected by economic downturns, changing retailer and consumer demands, declines in consumer confidence or spending, and other factors beyond the Company's control. A reduction in the level of demand for apparel or a decrease in consumer demand for products containing elastomeric fibers could have a material adverse effect on the Company's result of operations, financial condition and ability to meet its obligations under the Notes.

CONTROL BY PRINCIPAL SHAREHOLDER

  Code Hennessy & Simmons owns approximately 75.6% of the outstanding voting stock of Globe Holdings, which in turn owns all of the issued and outstanding capital stock of the Company. Consequently, Code Hennessy & Simmons, through its voting stock holdings in Globe Holdings and its ability to designate all of the members of the boards of directors of Globe Holdings and of the Company, exercises significant influence over the policies and direction of the Company. Code Hennessy & Simmons' interests may differ from the interests of the holders of the Notes. See "Management--Executive Officers and Directors" and "Certain Relationships and Related Transactions."

PROTECTION OF INTELLECTUAL PROPERTY

  The Company's success is dependent on the proprietary technology included in its manufacturing processes. Much of this technology is not patented. The Company relies primarily on intellectual property laws, confidentiality procedures and contractual provisions to protect its intellectual property. The Company seeks to protect the majority of its technology under trade secret laws, which afford only limited protection. There can be no assurance that intellectual property laws will protect the confidentiality of the Company's technology and processes. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to obtain and use information that the Company regards as proprietary. Furthermore, there can be no assurance that others will not independently develop similar technology or design around any intellectual property rights held by the Company. In addition, no assurance can be given that alternative technologies will not be developed that are superior to or less costly than the Company's existing technology.

  The Company may in the future be notified that it is infringing certain patent or other intellectual property rights of others, although there are no such pending lawsuits against the Company or unresolved notices that it is infringing intellectual property rights of others. No assurance can be given that in the event of such infringement, licenses could be obtained on commercially reasonable terms, if at all, or that litigation will not occur. The failure to obtain necessary licenses or other rights or the occurrence of litigation arising out of such claims could have a material adverse effect on the Company's results of operations and financial condition and its ability to meet its obligations under the Notes.

EXPANSION OF PRODUCTION CAPACITY

  All of the Company's significant spandex fiber competitors have been engaged in production expansion, product improvement and global marketing programs since 1993. The Company's ability to achieve its strategic objectives and to retain or increase its current share of the spandex fiber market will require it to make significant capital expenditures in order to expand its production capacity, particularly for fine denier spandex fiber. The Company is adding
3.6 million pounds of fine denier spandex fiber capacity to its facility in Tuscaloosa, Alabama at an estimated cost of $22.1 million, with approximately half of this increased capacity expected to be on line in the fourth quarter of 1998 and the balance expected to be on line in the first quarter of 1999. There can be no assurance that the expansion will be completed within the Company's timetable or budget. A lengthy delay in the completion of the Tuscaloosa plant expansion or significant cost over-runs in connection therewith could have a material adverse effect on the Company's result of operations, financial condition and ability to meet its obligations under the Notes.

ANTITRUST AND ANTIDUMPING PROCEEDINGS

  In April 1997 two domestic purchasers of extruded latex thread filed a complaint against a number of foreign manufacturers and distributors of such thread, including an Indonesian limited liability company in which Globe Holdings then owned a 40% interest (the "Joint Venture"). The complaint alleges an international conspiracy to restrain trade in, and fix prices of, the thread in the United States ("U.S."). Neither the Company nor Globe Holdings has been named as a defendant in the case. The Joint Venture has alleged in its motion to dismiss that not all parties to the conspiracy have been joined, and there can be no assurance that the Company will not be named in the future.

  On March 31, 1998 a petition was filed with the U.S. Department of Commerce alleging subsidization and dumping of Indonesian extruded latex thread. The Department of Commerce is currently conducting an investigation into the allegations. The proceedings could result in additional duties being levied on extruded latex thread imported from Indonesia. During 1996 and 1997, the Company purchased approximately $5.9 million and $9.9 million of latex thread from the Joint Venture for resale in the North American market.

DEPENDENCE ON SENIOR MANAGEMENT

  The Company's success depends to a significant extent upon the efforts and abilities of the Company's senior management employees. The loss of the services of one or more of such persons could have a material adverse effect on the Company. The Company believes that its continued future success will depend on its ability to attract, retain or develop highly skilled managerial, technical and marketing personnel. There can be no assurance that it will be able to do so. See "Management."

IMPACT OF THE YEAR 2000 ISSUE

  The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000.

  If the Company, its significant customers or suppliers fail to make necessary modifications and conversions on a timely basis, the year 2000 issue could have a material adverse effect on Company operations. However, the impact cannot be quantified at this time. The Company believes that its competitors face similar risks.

  The Company has established a corporate-wide project team to identify non-compliant software and complete the corrections required for the year 2000 issue. The Company has completed its repairs for major manufacturing systems in all locations. The Company also completed its repair of its major financial systems. The Company's current target is to resolve compliance issues in its distribution systems and other ancillary systems by March 31, 1999. The Company also has made inquiry of its major customers and suppliers to assess their compliance. Nevertheless, there can be no absolute assurance that there will not be a material adverse effect on the Company if third party governmental or business entities do not convert or replace their systems in a timely manner and in a way that is compatible with the Company's systems.

  Costs related to the year 2000 issue are funded through operating cash flows. Through June 30, 1998, the Company expended approximately $108,000 in systems development and remediation efforts, including the cost of new software and modifying the applicable code of existing software. The Company estimates remaining costs to be between $50,000 and $100,000. The Company presently believes that the total cost of achieving year 2000 compliant systems is not expected to be material to the Company's financial condition, liquidity or results of operations.

  Time and cost estimates are based on currently available information. Developments that could affect estimates include, but are not limited to, the availability and cost of trained personnel, the ability to locate and correct all relevant computer code and systems and remediation success of the Company's customers and suppliers.

CERTAIN INSOLVENCY CONSIDERATIONS

  The incurrence by the Company of indebtedness such as the Notes to finance the Transactions may be subject to review under relevant state and federal fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of the Company. Under these laws, if a court were to find that, after giving effect to the sale of the Notes and the application of the net proceeds therefrom, or the exchange of the Old Notes for New Notes, either (a) the Company incurred such indebtedness with the intent of hindering, delaying or defrauding creditors or (b) the Company received less than reasonably equivalent value or consideration for incurring such indebtedness and (i) was insolvent or was rendered insolvent by reason of such transactions, (ii) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital or
(iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court may subordinate such indebtedness to presently existing and future indebtedness or obligations of the Company, avoid the issuance of such indebtedness and direct the repayment of any amounts paid thereunder to the Company's creditors or take other action detrimental to the holders of such indebtedness.

  In the event that under relevant state or federal law a Guarantor is determined, at the time it executed its Guarantee, to have come within clauses
(a) or (b) of the first paragraph of this subsection, the Guarantee by such Guarantor may be voidable (in whole or in part) or the claim of the holders of the Notes in respect of such Guarantee may be subordinated (in whole or in part) to other obligations and liabilities of such Guarantor, in each case based on the theory that such Guarantee constituted a fraudulent conveyance under applicable federal or state fraudulent transfer or conveyance statutes. In the event that such claims are asserted after any payments are made by a Guarantor under its Guarantee, there is a risk that persons who received such payments will be ordered by a court to return to such Guarantor's creditors or its trustee in bankruptcy all or a portion of such payments.

  The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction which is being applied. Generally, however, a debtor would be considered insolvent if the sum of all its liabilities, including contingent liabilities, were greater than the value of all its property at a fair valuation, or if the present fair saleable value of the debtor's assets were less than the amount required to repay its probable liabilities on its debts, including contingent liabilities, as they become absolute and mature.

  There can be no assurance as to what standard a court would apply in order to determine insolvency. A court may find that the Company did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the Old Notes. In addition, if a court were to find that any of the components of the Transactions constituted a fraudulent transfer, a court may find that the Company did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the Old Notes and the New Notes.

  The Company believes that it received equivalent value at the time the indebtedness under the Old Notes was incurred. In addition, the Company does not believe that, after giving effect to the Transactions, it (i) was or will be insolvent or rendered insolvent, (ii) was or will be engaged in a business or transaction for which its remaining assets constituted unreasonably small capital or (iii) intends or intended to incur, or believes or believed that it will or would incur, debts beyond its ability to pay such debts as they mature. These beliefs are based on the Company's operating history and analysis of internal cash flow projections and estimated values of assets and liabilities of the Company at the time of the Initial Offering. There can be no assurance, however, that a court passing on these issues would make the same determination.

ABSENCE OF ESTABLISHED PUBLIC MARKET

  The Notes are a new issue of securities for which there is no established traders market. While application has been made to have the Notes accepted for trading in the PORTAL market, there can be no assurance that an active trading market for the Notes will develop in the PORTAL market or elsewhere. The Company has been advised by the Initial Purchasers that the Initial Purchasers currently intend to make a market in the Notes; however, they are not obligated to do so and any market making activity may be discontinued at any time. Therefore, there can be no assurance that an active public market for the Notes will develop or, if developed, will continue to exist. If a public trading market develops for the Notes, future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending upon such factors, the Notes may trade at a discount from their principal amount. See "Plan of Distribution."

  In addition, the liquidity of, and trading markets for, the Notes also may be materially and adversely affected by declines in the market for high yield securities generally. Such declines may adversely affect such liquidity and trading markets independent of the actual performance of, and prospects for, the Company.

RISKS REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus contains certain forward-looking statements, including, without limitation, statements concerning the Company's future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," "should," "plans," or "continue" or the negative thereof or variations thereon or similar terminology. Without limiting the foregoing, forward-looking statements are set forth herein under the captions "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements are subject to a number of risks and uncertainties, including, without limitation, those identified under "Risk Factors" and elsewhere in this Prospectus and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements.

                                USE OF PROCEEDS

  This Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes contemplated in this Prospectus, the Company will receive Old Notes in like principal amount, the form and terms of which are the same as the form and terms of the New Notes (which replace the Old Notes), except as otherwise described herein. The Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offer in the pro forma statements or capitalization table.

  The net proceeds to the Company from the sale of the Old Notes in the Initial Offering (after deducting discounts and estimated fees and expenses) were utilized by the Company to consummate the Transactions. See "Certain Relationships and Related Transactions--Recapitalization" and "Description of Senior Credit Facility."

                                CAPITALIZATION

  The following table sets forth the unaudited historical consolidated capitalization of the Company as of June 30, 1998 and as adjusted on a pro forma basis to give effect to the Transactions as if they had occurred on June 30, 1998. See "Use of Proceeds." This table should be read in conjunction with the "Selected Consolidated Financial Data" and the related notes thereto, and the Company's consolidated financial statements, including related notes thereto, included elsewhere in this Prospectus.

                                                               AS OF JUNE 30,
                                                                    1998
                                                             ------------------
                                                              ACTUAL  PRO FORMA
                                                             -------- ---------
                                                                (DOLLARS IN
                                                                 THOUSANDS)
      Cash and cash equivalents............................. $  2,466 $  2,919
                                                             ======== ========
      Long-term debt (including current maturities):
        Old Credit Facility................................. $ 60,625 $    --
        Senior Credit Facility: (1)
          Revolving loan facility...........................      --     6,800
          Term loan facility................................      --   115,000
        Old Notes...........................................      --   150,000
        Capital lease obligations...........................       91       91
                                                             -------- --------
            Total long-term debt............................   60,716  271,891
                                                             -------- --------
      Shareholders' equity (deficit)........................   42,149 (155,407)
                                                             -------- --------
            Total capitalization............................ $102,865 $116,484
                                                             ======== ========

----------------------
(1) The Senior Credit Facility provides for term loans in an aggregate principal amount of $115.0 million and revolving loans of up to $50.0 million. See "Description of Senior Credit Facility."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following information is qualified in its entirety by the consolidated financial statements of the Company. The following selected consolidated financial data as of the dates and for the periods indicated were derived from the audited and unaudited consolidated financial statements of the Company contained elsewhere in this Prospectus, except data as of, and for the years ended December 31, 1993, and 1994, which was derived from audited consolidated financial statements of the Company not included in this Prospectus. The unaudited consolidated financial statements for the six months ended June 30, 1997 and June 30, 1998 include all adjustments consisting only of normal recurring adjustments which management considers necessary for a fair presentation of results for these unaudited periods. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of results of operations that may be expected for the full fiscal year 1998. The following selected consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and the related notes thereto appearing elsewhere in this Prospectus.

                                                                            SIX MONTHS ENDED
                                 FISCAL YEAR ENDED DECEMBER 31,                 JUNE 30,
                          ------------------------------------------------  -----------------
                            1993      1994      1995      1996      1997     1997      1998
                          --------  --------  --------  --------  --------  -------  --------
                                             (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME
 DATA:
Net sales...............  $107,612  $112,475  $128,319  $152,603  $170,941  $84,283  $ 92,490
Cost of sales...........    75,980    84,321    97,182   110,609   115,099   56,450    59,556
                          --------  --------  --------  --------  --------  -------  --------
 Gross margin...........    31,632    28,154    31,137    41,994    55,842   27,833    32,934
Selling, general and
 administrative
 expenses...............    13,467    14,152    18,515    21,705    24,381   10,616    12,083
Research and development
 costs..................     1,561     3,506     2,260     2,533     2,633    1,190     2,040
                          --------  --------  --------  --------  --------  -------  --------
 Operating income.......    16,604    10,496    10,362    17,756    28,828   16,027    18,811
Other income (expenses):
Interest, net...........    (2,212)   (3,514)   (6,030)   (5,285)   (3,968)  (2,097)   (1,788)
Loss in investment in
 joint venture (1)......       --       (617)     (643)      --        --       --        --
Other income, etc.......       492       341       438       875       372       86       655
                          --------  --------  --------  --------  --------  -------  --------
 Income before income
  taxes and
  extraordinary income..    14,884     6,706     4,127    13,346    25,232   14,016    17,678
Provision for income
 taxes..................     5,680     2,882     1,718     4,784     8,383    5,255     6,638
                          --------  --------  --------  --------  --------  -------  --------
 Income before
  extraordinary item....     9,204     3,824     2,409     8,562    16,849    8,761    11,040
Loss from write-off of
 deferred financing
 cost,
 net (2)................       --        --      1,294       --        301      301       --
                          --------  --------  --------  --------  --------  -------  --------
 Net income.............  $  9,204  $  3,824  $  1,115  $  8,562  $ 16,548  $ 8,460  $ 11,040
                          ========  ========  ========  ========  ========  =======  ========
OTHER FINANCIAL DATA:
Gross margin %..........      29.4%     25.0%     24.3%     27.5%     32.7%    33.0%     35.6%
EBITDA (3)..............  $ 23,747  $ 20,509  $ 22,480  $ 28,960  $ 42,377  $21,203  $ 25,161
EBITDA margin % (4).....      22.1%     18.2%     17.5%     19.0%     24.8%    25.2%     27.2%
Depreciation and
 amortization...........  $  5,284  $  8,228  $ 10,688  $  9,676  $ 12,208  $ 4,562  $  5,366
Capital expenditures....  $ 24,542  $ 24,284  $  8,640  $  5,806  $ 17,101  $ 6,913  $ 17,127
Ratio of earnings to
 fixed charges (5)......       6.4x      1.9x      1.6x      3.4x      6.3x     6.8x      8.8x
                                          DECEMBER 31,                          JUNE 30,
                          ------------------------------------------------  -----------------
                            1993      1994      1995      1996      1997     1997      1998
                          --------  --------  --------  --------  --------  -------  --------
                                             (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash....................  $  2,241  $  1,336  $  3,143  $  3,101  $  1,947  $ 2,376  $  2,466
Working capital.........     8,021     9,391     5,052     4,263    19,453   19,339    14,877
Working capital as
 adjusted (6)...........    11,308    19,361    20,747    17,250    27,518   25,522    30,567
Property, plant and
 equipment, net.........    40,332    56,323    53,499    50,122    57,950   52,554    69,814
Total assets............    69,599    93,414    92,824    91,329   105,133   98,509   121,853
Total debt..............    50,141    69,182    66,698    50,615    56,917   59,215    60,716
Redeemable cumulative
 preferred stock........     6,466     6,466     6,466     6,466       --       --        --
Shareholders' equity....     2,324     5,298     5,563    13,594    31,109   20,230    42,149

----------------------
(1) Represents the Company's share of the operating losses incurred by a joint venture in which the Company acquired a 40% interest in 1990. The Company accounted for its investment in the joint venture using the equity method of accounting.
(2) Reflects non-recurring charges related to the write-off of the unamortized balance of deferred financing costs in the year in which the related refinancing occurred. The amounts are shown net of applicable income tax.
(3) EBITDA represents income before interest expense (net), income taxes, depreciation and amortization, gain or loss on disposal of assets, noncash charges associated with net periodic postretirement benefit costs, non-cash stock based compensation and extraordinary, unusual, non-recurring charges consisting of (a) those referred to in footnotes (1) and (2) above, and (b) certain nonrecurring legal expenses related to environmental matters of $454,000 in 1997, $308,000 and $67,000 in the six months ended June 30, 1997 and 1998, respectively, and $214,000 in the twelve months ended June 30, 1998. EBITDA is not intended to represent cash flow from operations or net income as defined by generally accepted accounting principles and should not be considered as a measure of liquidity or an alternative to, or more meaningful than, operating income or operating cash flow as an indication of the Company's operating performance. EBITDA is included herein because management believes that certain investors find it a useful tool for measuring the Company's ability to service its debt.
(4) EBITDA margin represents EBITDA as calculated in footnote (3) above as a percentage of net sales.
(5) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before taxes plus fixed charges. Fixed charges consist of interest expense, capitalized interest costs, amortization of debt issuance costs and the portion of rental expense on capital and operating leases deemed representative of the interest factor.
(6) Working capital as adjusted represents the difference between current assets less cash, and current liabilities less the current portions of long term debt and long term capital leases and notes payable.

                           GLOBE MANUFACTURING CORP.

  The following unaudited pro forma financial statements (the "Pro Forma Financial Statements") are based on the historical financial statements of the Company included elsewhere in this Prospectus.

  The unaudited pro forma balance sheet gives effect to the Transactions as though such events were consummated on June 30, 1998. The unaudited pro forma statement of income for the year ended December 31, 1997 gives effect to the Transactions as if such events were consummated on January 1, 1997. The unaudited pro forma statement of income for the six months ended June 30, 1998 gives effect to the Transactions as if such events were consummated on January 1, 1998. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable.

  The Pro Forma Financial Statements do not purport to be indicative of the results that would have been obtained had such transactions described above occurred as of the assumed dates. In addition, the Pro Forma Financial Statements do not purport to project the Company's results of operations for any future date or period.

  The Pro Forma Financial Statements should be read in conjunction with the financial statements of the Company and the notes thereto, included elsewhere herein.

                           GLOBE MANUFACTURING CORP.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                   AS OF JUNE 30, 1998
                                              ---------------------------------
                                                1998    ADJUSTMENTS   PRO FORMA
                                              --------  -----------   ---------
                                                  (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................. $  2,466    $   453 (a) $  2,919
  Accounts receivable, net...................   29,659        --        29,659
  Receivable from joint venture..............      210        --           210
  Taxes receivable...........................      --       2,266 (b)    2,266
  Inventories................................   11,825        --        11,825
  Prepaid expenses and other assets..........    1,207        --         1,207
  Deferred income taxes......................    2,449        --         2,449
                                              --------    -------     --------
Total current assets.........................   47,816      2,719       50,535
Property, plant and equipment:
  Land and land improvements.................      942        --           942
  Building and building improvements.........   33,122        --        33,122
  Manufacturing equipment....................   79,265        --        79,265
  Furniture and equipment....................    2,087        --         2,087
  Autos and trucks...........................      319        --           319
  Construction in progress...................   23,086        --        23,086
                                              --------    -------     --------
                                               138,821        --       138,821
  Less accumulated depreciation..............  (69,007)       --       (69,007)
                                              --------    -------     --------
Net property, plant and equipment............   69,814        --        69,814
Deferred income taxes........................    2,694        112 (b)    2,806
Cash surrender value of life insurance, net
 of loans....................................      927        --           927
Intangible assets............................      --         --           --
Investment in joint venture..................      --         --           --
Notes receivable from officers...............      286        --           286
Other Assets.................................       10        --            10
Deferred financing costs, new................      --      11,054 (c)   11,054
Deferred financing costs, net of
 amortization................................      306       (306)(d)      --
                                              --------    -------     --------
    Total assets............................. $121,853    $13,579     $135,432
                                              ========    =======     ========

--------
(a) Reflects the impact of the sources and uses of funds of the Transactions.
(b) Reflects a statutory income tax rate of 40.2% for the pro forma adjustments related to certain pro forma charges.
(c) Reflects the cost of raising additional debt.
(d) Reflects write off of deferred fees associated with Old Credit Facility.

                           GLOBE MANUFACTURING CORP.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                 AS OF JUNE 30, 1998
                                            ----------------------------------
                                              1998    ADJUSTMENTS    PRO FORMA
                                            --------  -----------    ---------
                                                (DOLLARS IN THOUSANDS)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................... $  8,883   $     --      $   8,883
  Accrued expenses.........................    5,900         (40)(e)     5,860
  Payable to joint venture.................      --          --            --
  Dividend payable.........................      --          --            --
  Note payable.............................   10,000      (3,200)(f)     6,800
  Taxes payable............................      --          --            --
  Long-term lease obligations due within
   one year................................       31         --             31
  Long-term debt obligations due within one
   year....................................    8,125      (8,125)(f)       --
                                            --------   ---------     ---------
Total current liabilities..................   32,939     (11,365)       21,574
Long-term debt.............................   42,500      72,500 (f)   115,000
Senior subordinated notes..................      --      150,000 (g)   150,000
Long-term lease obligation.................       60         --             60
Other long-term postretirement liability...    4,205         --          4,205
Minimum pension liability..................      --          --            --
STOCKHOLDERS' EQUITY
  Preferred stock..........................      --          --            --
  Common stock, Class A....................        2          (2)(h)       --
  Common stock, Class B....................       16         (16)(h)       --
  Common stock, Class C....................      --           22 (i)        22
  Paid in capital..........................   10,785      32,277 (i)    43,062
  Retained earnings........................   67,508    (265,999)(h)  (198,491)
                                            --------   ---------     ---------
                                              78,311    (233,718)     (155,407)
Less treasury stock, at cost:
  Common, Class A..........................   (4,187)      4,187 (h)       --
  Common, Class B..........................  (28,657)     28,657 (h)       --
                                            --------   ---------     ---------
                                             (32,844)     32,844           --
Unearned compensation......................   (3,318)      3,318 (j)       --
                                            --------   ---------     ---------
Total stockholders' equity.................   42,149    (197,556)     (155,407)
                                            --------   ---------     ---------
    Total liabilities & stockholders'
     equity................................ $121,853   $  13,579     $ 135,432
                                            ========   =========     =========

--------
(e) Reflects payment of certain Old Credit Facility fees.
(f) Reflects net payment of Old Credit Facility and proceeds of new Senior Credit Facility.
(g) Reflects proceeds from the Old Notes.
(h) Reflects payment for redemption of previous stockholders and retirement of treasury stock.
(i) Reflects new equity contribution.
(j) Reflects vesting of outstanding options.

                           GLOBE MANUFACTURING CORP.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                            FISCAL YEAR ENDED DECEMBER 31,
                                           -------------------------------------
                                             1997    ADJUSTMENTS    PRO FORMA(D)
                                           --------  -----------    ------------
                                                (DOLLARS IN THOUSANDS)
Net sales................................. $170,941   $    --         $170,941
Cost of sales.............................  115,099        --          115,099
                                           --------   --------        --------
    Gross margin..........................   55,842        --           55,842
Selling, general and administrative
 expenses.................................   24,381        (95)(a)      24,286
Research and development costs............    2,633        --            2,633
                                           --------   --------        --------
    Operating income......................   28,828         95          28,923
Other Income/(Expense)....................
  Interest................................   (3,968)   (21,735)(b)     (25,703)
  Loss in investment in joint venture.....      --         --              --
  Other income, net.......................      372        --              372
                                           --------   --------        --------
    Income before income taxes and
     extraordinary items..................   25,232    (21,640)          3,592
Provision for income taxes................    8,383     (8,699)(c)        (316)
                                           --------   --------        --------
    Income before extraordinary item...... $ 16,849   $(12,941)       $  3,908
                                           ========   ========        ========

--------
(a) Represents amortization of debt issuance costs associated with the old credit facility.
(b) Adjustment to reflect pro forma interest expense calculated using (i) 7.94% per annum on $6,000 for the revolver; (ii) 7.94% on $60,000 for the Term Loan A; (iii) 8.44% on $55,000 for the Term Loan B; (iv) 10.0% on $150,000 for the Senior Subordinated Note; (v) amortization of deferred finance charges; (vi) less capitalized interest costs of $635.
(c) Reflects a statutory income tax rate of 40.2% for the pro forma adjustments.
(d) In connection with the Transaction the Company incurred a one time compensation expense charge of $3,318 associated with the vesting of stock options and $2,320 associated with bonuses paid to certain members of management. Although the Company expects to charge such amounts in the period following the transaction date, such charge is not reflected in the accompanying pro forma financial information.

                           GLOBE MANUFACTURING CORP.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                              FOR PERIOD ENDED JUNE 30,
                                           -------------------------------------
                                            1998    ADJUSTMENTS     PRO FORMA(D)
                                           -------  -----------     ------------
                                                (DOLLARS IN THOUSANDS)
Net sales................................. $92,490   $     --         $ 92,400
Cost of sales.............................  59,556         --           59,556
                                           -------   --------         --------
    Gross margin..........................  32,934         --           32,934
Selling, general and administrative
 expenses.................................  12,083        (41) (a)      12,042
Research and development costs............   2,040         --            2,040
                                           -------   --------         --------
    Operating income......................  18,811         41           18,852
Other Income/(Expense)
  Interest................................  (1,788)   (10,961) (b)     (12,749)
  Loss in investment in joint venture.....      --         --               --
  Other income, net.......................     655         --              655
                                           -------   --------         --------
    Income before income taxes............  17,678    (10,920)           6,758
Provision for income taxes................   6,638     (4,390) (c)       2,248
                                           -------   --------         --------
Net income................................ $11,040   $ (6,530)        $  4,510
                                           =======   ========         ========

--------
(a) Represents amortization of debt issuance costs associated with the old credit facility.
(b) Reflects pro forma interest expense calculated using (i) 7.94% per annum on $6,000 for the revolver; (ii) 7.94% on $60,000 for the Term Loan A;
    (iii) 8.44% on $55,000 for the Term Loan B; (iv) 10.0% on $150,000 for the Senior Subordinated Note; (v) amortization of deferred finance charges;
    (vi) less capitalized interest costs of $469.
(c) Reflects a statutory income tax rate of 40.2% for the pro forma adjustments.
(d) In connection with the Transaction the Company incurred a one time compensation expense charge of $3,318 associated with the vesting of stock options and $2,320 associated with bonuses paid to certain members of management. Although the Company expects to charge such amounts in the period following the transaction date, such charge is not reflected in the accompanying pro forma financial information.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of the Company's financial condition and results of operations is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements of the Company and related notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including, but not limited to, those discussed in "Risk Factors," "Business" and elsewhere in this Prospectus. The Company disclaims any obligation to update information contained in any forward-looking statement. See "Risk Factors--Risks Regarding Forward-Looking Statements."

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated information derived from the consolidated financial statements of income expressed as a percentage of net sales. There can be no assurance that the trends in sales growth or operating results will continue in the future.

                                                                    SIX MONTHS
                                                   YEAR ENDED          ENDED
                                                  DECEMBER 31,       JUNE 30,
                                              -------------------- -------------
                                               1995   1996   1997   1997   1998
                                              ------ ------ ------ ------ ------
Net sales.................................... 100.0% 100.0% 100.0% 100.0% 100.0%
Cost of sales................................  75.7%  72.5%  67.3%  67.0%  64.4%
Gross margin.................................  24.3%  27.5%  32.7%  33.0%  35.6%
Selling, general & administrative expenses...  14.4%  14.2%  14.3%  12.6%  13.1%
Research and development expenses............   1.8%   1.7%   1.5%   1.4%   2.2%
Operating income.............................   8.1%  11.6%  16.9%  19.0%  20.3%

 Six Months Ended June 30, 1998 Compared to Six Months Ended June 30, 1997

  Net sales of the Company for the six months ended June 30, 1998 increased $8.2 million, or 9.7%, to $92.5 million from $84.3 million for the corresponding period in 1997. The increase in sales was primarily attributable to a 34.0% increase in fine denier spandex fiber volume and a 6.4% increase in average heavy denier spandex fiber price associated with a change in mix within the Company's heavy denier product line.

  Gross margin of the Company for the six months ended June 30, 1998 increased $5.1 million, or 18.3%, to $32.9 million from $27.8 million for the corresponding period in 1997. The Company's gross margin as a percentage of net sales increased to 35.6% for the six months ended June 30, 1998 from 33.0% for the corresponding period in 1997. The increase in gross margin was primarily due to a 4.9% reduction in fine denier spandex fiber unit costs attained through operating efficiencies and economies of scale resulting from increased capacity at the Company's Tuscaloosa, Alabama facility and a favorable shift in product mix towards higher margin fine denier spandex fiber products. Fine denier spandex fiber sales represented 56.0% of total sales in the six months ended June 30, 1998, compared to 47.2% in the corresponding period in 1997.

  Selling, general and administrative expenses for the Company for the six months ended June 30, 1998 increased $1.5 million, or 14.2%, to $12.1 million from $10.6 million for the corresponding period in 1997. Selling, general and administrative expenses for the Company as a percentage of net sales increased to 13.1% for the six months ended June 30, 1998 from 12.6% in the corresponding period in 1997. The change from the previous year was primarily due to an increase in allowances for bad debt and additional selling expenses associated with an increased level of foreign sales.

  Research and development expenses for the Company for the six months ended June 30, 1998 increased $0.8 million, or 66.7%, to $2.0 million from $1.2 million for the corresponding period in 1997. Research and development expenses for the Company as a percentage of net sales increased to 2.2% for the six months ended June 30, 1998 from 1.4% for the corresponding period in 1997. The increase in research and development expense was associated with the development of new heavy denier spandex fiber products.

  Net interest expense for the Company for the six months ended June 30, 1998 decreased $0.3 million, or 14.3%, to $1.8 million from $2.1 million in the corresponding period in 1997. The decrease in interest expense was primarily attributable to an increase in capitalized interest as well as a decrease in interest rates.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  Net sales of the Company for 1997 increased $18.3 million, or 12.0%, to $170.9 million from $152.6 million in 1996. The increase in sales was primarily due to a 5.3% increase in average fine denier spandex fiber prices and a 17.7% increase in fine denier spandex fiber volume.

  Gross margin of the Company for 1997 increased $13.8 million, or 32.9%, to $55.8 million from $42.0 million in 1996. The Company's gross margin as a percentage of net sales increased to 32.7% in 1997 from 27.5% in 1996. The increase in gross margin reflects a reduction in fine denier spandex fiber unit costs attributable to economies of scale created by an increase in fine denier spandex fiber capacity at the Company's Tuscaloosa, Alabama facility, gains in efficiencies achieved through improved production processes and a decline in latex raw material costs. The increase in gross margin also reflects a favorable shift in product mix toward higher margin fine denier spandex fiber products. Fine denier spandex fiber sales represented 49.4% of total net sales in 1997 compared to 44.2% in 1996.

  Selling, general and administrative expenses for the Company in 1997 increased $2.7 million, or 12.4%, to $24.4 million from $21.7 million in 1996. The increase in selling, general and administrative expenses was primarily attributable to the higher level of net sales achieved in 1997. As a percentage of net sales, selling, general and administrative expenses increased to 14.3% in 1997 from 14.2% in 1996.

  Research and development expenses for the Company in 1997 increased $0.1 million, or 4.0%, to $2.6 million from $2.5 million in 1996. Research and development expenses for the Company as a percentage of net sales decreased to 1.5% in 1997 from 1.7% in 1996. The decrease was primarily due to the higher level of net sales attained in 1997.

  Net interest expense for the Company in 1997 decreased $1.3 million, or 24.5%, to $4.0 million from $5.3 million in 1996. The decrease in interest expense was primarily due to a decline in interest rates and the capitalization of $0.5 million of interest expense in 1997 in connection with a capital expansion project.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net sales of the Company for 1996 increased $24.3 million, or 18.9%, to $152.6 million from $128.3 million in 1995. The increase in sales was primarily due to a 56.4% increase in fine denier spandex fiber volume related to increased manufacturing capacity.

  Gross margin of the Company for 1996 increased $10.9 million, or 35.0%, to $42.0 million from $31.1 million for the corresponding period in 1995. The Company's gross margin as a percentage of net sales increased to 27.5% in 1996 from 24.3% in 1995. The increase in gross margin was primarily due to a favorable shift in product mix toward higher margin fine denier spandex fiber products. Fine denier spandex fiber sales represented 44.2% of total net sales in 1996 compared to 34.8% in 1995. In addition, the Company's gross margin in 1995 was negatively impacted by Globe's first expansion of its Tuscaloosa facility, which temporarily reduced manufacturing efficiencies, and by lower average selling prices of fine denier spandex resulting from Bayer entering the domestic market.

  Selling, general and administrative expenses for the Company in 1996 increased $3.2 million, or 17.3%, to $21.7 million from $18.5 million in 1995. Selling, general and administrative expenses for the Company as a percentage of net sales decreased to 14.2% in 1996 from 14.4% in 1995. The decrease in selling, general and administrative expense as a percentage of net sales was primarily attributable to the increase in sales noted above.

  Research and development expenses for the Company in 1996 increased $0.2 million, or 8.7%, to $2.5 million from $2.3 million in 1995. Research and development expenses for the Company as a percentage of net sales decreased to 1.7% in 1996 from 1.8% in 1995. The decrease in research and development expense as a percentage of net sales reflects the higher level of net sales achieved in 1996.

  Net interest expense for the Company in 1996 decreased $0.7 million, or 11.7%, to $5.3 million from $6.0 million in 1995. The decrease in interest expense was primarily due to a decrease in the average debt outstanding throughout the year and a decline in interest rates.

  The Company reported an extraordinary loss of $1.3 million, net of tax, in 1995 to reflect the write-off of unamortized deferred financing costs associated with the restatement of its credit agreement.

LIQUIDITY AND CAPITAL RESOURCES

  Cash provided by operating activities was $12.7 million in 1995, $21.9 million in 1996 and $20.3 million in 1997. The increase in cash provided by operating activities for 1996 was primarily due to increases in profitability, accounts payable, taxes payable, accrued expenses and a reduction of inventory balances, partially offset by an increase in accounts receivable. The reduction in cash provided by operating activities in 1997 was due to increases in accounts receivable, inventory balances and deferred tax assets, and a reduction in taxes payable, partially offset by an increase in amortization of unearned compensation. For the six months ended June 30, 1998, cash provided by operating activities was $14.0 million compared to $7.2 million for the same period in 1997. This increase was primarily attributable to increases in profitability, accounts payable and accrued expenses and a reduction in inventory, partially offset by an increase in accounts receivable. The average days' sales outstanding for accounts receivable was approximately 44, 54 and 56 days for the years ended 1995, 1996 and 1997, respectively. Average days' sales outstanding was 64 days at June 30, 1998. The increase in average days' sales outstanding was primarily attributable to an increase in foreign sales. Foreign sales represented 27.5% and 32.2% of sales for the year end December 31, 1997 and for the six months ended June 30, 1998, respectively.

  The Company's inventories decreased from $15.9 million at December 31, 1995 to $11.8 million at December 31, 1996. This decrease was primarily attributable to a decrease in fine denier spandex fiber quantities and cost aggregating to a 42%, or $2.3 million, decrease. The Company's inventory increased from $11.8 million at December 31, 1996 to $13.8 million at December 31, 1997. This increase was primarily due to higher fine denier production capacity and anticipated higher heavy denier sales levels. The Company's inventories decreased from $13.5 million at June 30, 1997 to $11.8 million at June 30, 1998. This decrease was primarily due to lower fine denier spandex thread manufacturing costs and reduced latex thread inventory.

  The Company's accounts payable increased from $4.7 million at December 31, 1995 to $7.2 million at December 31, 1996. The Company's accounts payable increased from $7.2 million at December 31, 1996 to $7.4 million at December 31, 1997. The increase in accounts payable was attributable to capital expenditures incurred to increase fine denier spandex fiber capacity. The Company's accounts payable increased from $7.7 million at June 30, 1997 to $8.9 million at June 30, 1998. The increase was primarily due to capital expenditures incurred to increase fine denier capacity.

  The Company has historically financed its operations and acquisitions through a combination of internally generated funds and borrowings under its existing credit agreement. The Company financed the construction of the Tuscaloosa plant, as well as the subsequent expansions of the facility, under its existing credit facilities.

  Capital expenditures were $5.8 million in 1996, $17.1 million in 1997 and $17.1 million for the six months ended June 30, 1998. Capital expenditures incurred during 1996 consisted primarily of general maintenance and process improvement expenditures, and the capital expenditures incurred during 1997 consisted primarily of expenditures for the expansion of the Tuscaloosa facility and general maintenance and process improvement expenditures. The capital expenditures incurred during the first six months of 1998 included $12.6 million of plant expansion expenditures. The Company anticipates that its capital expenditures for the balance of 1998 will be approximately $10.0 million, of which $6.0 million is related to the Tuscaloosa Plant Expansion and $1.5 million is related to the Company's new enterprise resource planning system, which is expected to be installed in 1998 and 1999. The Company estimates that based on anticipated levels of operations its capital expenditures will be approximately $6.0 million in each of 1999 and 2000.

  The Company applied the net proceeds of the Initial Offering and the Equity Sponsor Investment, together with borrowings under the Senior Credit Facility, to repay all outstanding obligations under the Old Credit Facility and to pay a dividend to Globe Holdings to permit it to pay the Cash Merger Consideration and to pay the fees and expenses incurred in connection with the Transactions. In connection with the Transactions, the Company also entered into the Senior Credit Facility, which enables the Company to borrow up to $165.0 million, subject to certain borrowing conditions. The Senior Credit Facility is fully secured and consists of a $115.0 million term loan facility, which was fully drawn upon the consummation of the Transactions, and a $50.0 million revolving loan facility. The revolving loan facility is available for general corporate and working capital purposes. See "Description of Senior Credit Facility."

  As a result of the Initial Offering and the other Transactions, the Company's total debt significantly increased. Interest payments on the Notes and under the Senior Credit Facility represent significant liquidity requirements for the Company. The Notes require semi-annual payments and interest on the loans under the Senior Credit Facility is due at least quarterly.

  Although there can be no assurance, the Company anticipates that its cash flow generated from operations and borrowings under the Senior Credit Facility will be sufficient to fund the Company's working capital needs, planned capital expenditures, scheduled interest payments (including interest payments on the Notes and amounts outstanding under the Senior Credit Facility) and other cash needs for the next twelve months. However, the Company may require additional funds if it enters into strategic alliances, acquires significant assets or businesses or makes significant investments in furtherance of its growth strategy. The ability of the Company to satisfy its capital requirements will be dependent upon the future financial performance of the Company, which in turn will be subject to general economic conditions and to financial, business, and other factors, including factors beyond the Company's control.

  Instruments governing the Company's indebtedness, including the Senior Credit Facility and the Indenture, contain financial and other covenants that restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company. Such limitations, together with the highly leveraged nature of the Company, could limit corporate and operating activities, including the Company's ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities. See "Risk Factors--Substantial Leverage and Debt Service Requirements."

IMPACT OF THE YEAR 2000 ISSUE

  The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000.

  If the Company, its significant customers or suppliers fail to make necessary modifications and conversions on a timely basis, the year 2000 issue could have a material adverse effect on Company operations. However, the impact cannot be quantified at this time. The Company believes that its competitors face similar risks.

  The Company has established a corporate-wide project team to identify non-compliant software and complete the corrections required for the year 2000 issue. The Company has completed its repairs for major manufacturing systems in all locations. The Company also completed its repair of its major financial systems. The Company's current target is to resolve compliance issues in its distribution systems and other ancillary systems by March 31, 1999. The Company also has made inquiry of its major customers and suppliers to assess their compliance. Nevertheless, there can be no absolute assurance that there will not be a material adverse effect on the Company if third party governmental or business entities do not convert or replace their systems in a timely manner and in a way that is compatible with the Company's systems.

  Costs related to the year 2000 issue are funded through operating cash flows. Through June 30, 1998, the Company expended approximately $108,000 in systems development and remediation efforts, including the cost of new software and modifying the applicable code of existing software. The Company estimates remaining costs to be between $50,000 and $100,000. The Company presently believes that the total cost of achieving year 2000 compliant systems is not expected to be material to the Company's financial condition, liquidity or results of operations.

  Time and cost estimates are based on currently available information. Developments that could affect estimates include, but are not limited to, the availability and cost of trained personnel, the ability to locate and correct all relevant computer code and systems and remediation success of the Company's customers and suppliers.

INFLATION

  The Company does not believe that inflation has had any material effect on the Company's business over the past three years.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("Statement 130"), which establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Statement 130 is effective for fiscal years beginning after December 15, 1997. Disclosure of total comprehensive income is required in interim period financial statements. Management does not believe that comprehensive income for prior periods will differ significantly from net income in those periods.

  In June, 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("Statement 131"), which is effective for years beginning after December 15, 1997. However, Statement 131 need not be applied to interim financial statements in the initial year of application. Statement 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Since Statement 131 is effective for financial statements for fiscal years beginning after December 15, 1997, the Company will adopt the new requirements retroactively in 1998. Management has not yet determined the impact Statement 131 will have on disclosures of the Company's reported segments.

  In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits ("Statement 132"), that revises disclosure requirements of FASB Statements No. 87, Employers' Accounting for Pensions, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. Statement 132 is effective for fiscal years beginning after December 15, 1997. The Statement does not change the recognition or measurement of pension or post-retirement benefit plans, but standardizes disclosure requirements for pensions and other post-retirement benefits, eliminates certain disclosures and requires additional information. Management does not anticipate that the adoption of Statement 132 will have a material impact on its financial position or the results of its operations.

  In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and for Hedging Activities ("Statement 133"). Statement 133 is effective for years beginning after June 15, 1999. Statement 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. Management does not anticipate that the adoption of Statement 133 will have a material impact on its financial position or the results of its operations.

                                   BUSINESS

OVERVIEW

  Globe is a leading domestic manufacturer and worldwide supplier of spandex and latex elastomeric fibers, marketing its products to more than 500 customers. The Company's fibers are used in a broad range of applications, including men's and women's hosiery, waistbands, intimate apparel, performance athletic wear, swimwear, casual wear, suiting fabrics, body shaping (or foundation) garments, personal care products (including diapers and adult incontinence products) and footwear. The Company has produced elastomeric fibers exclusively for over 50 years and has developed long-term relationships with many of its principal customers, including Fruit of the Loom, Inc., Kimberly-Clark Corporation, Minnesota Mining & Manufacturing Company, Sara Lee Hosiery, Unifi, Inc. and Worldtex, Inc. During the twelve months ended June 30, 1998, the Company had net sales of $179.1 million and EBITDA of $46.3 million.

  Spandex fiber, which accounted for 80% of the Company's 1997 sales, is a highly desirable component of fabrics designed for performance, durability, comfort, control and resilience due to its unique chemical and physical properties. Spandex fiber is produced in a broad range of fine and heavy deniers and is sold on a private label basis and under brand names such as the Company's GLOSPAN(R) and CLEERSPAN(R), DuPont's Lycra(R) and Bayer's Dorlastan(R). Recent advances in manufacturing technologies have facilitated the use of spandex fiber in an increasing number of apparel and non-apparel applications. Globe has benefited from this recent proliferation of spandex fiber applications due to its exclusive focus on elastomeric fibers, superior customer service, broad product line, strong market position and efficient manufacturing processes.

  Management estimates that in 1997 the worldwide market for spandex fiber was approximately 240 million pounds, representing approximately $2.0 billion in sales. From 1993 to 1997, worldwide sales of spandex fiber increased at an estimated 11% compound annual growth rate, and the worldwide spandex fiber market is expected to grow at approximately 9% over the next three years. Since 1993, demand for fine denier spandex has increased faster than the overall market due to its growing use in lightweight and high quality apparel applications and this trend is expected to continue.

  The Company operates three manufacturing facilities, which are located in Fall River, Massachusetts, Tuscaloosa, Alabama and Gastonia, North Carolina. Since 1993, Globe has invested $97.5 million to increase manufacturing capacity, enhance productivity and shift its product mix to the faster growing, higher margin fine denier spandex fiber. During this period, the Company's annual fine denier spandex fiber production capacity increased from
2.6 million to 10.6 million pounds. As a result of the Company's capital investment program and continuous improvement initiatives in its manufacturing facilities, Globe's fine denier spandex fiber production yields have improved by 35%, and sales per employee have increased by 43% since 1993.

TUSCALOOSA PLANT EXPANSION

  Globe is expanding production capacity at its Tuscaloosa, Alabama fine denier spandex fiber manufacturing facility in response to existing demand from current customers. Through June 30, 1998, Globe had spent approximately $16.1 million of the estimated $22.1 million project cost. The Tuscaloosa facility, built in 1994, has undergone three prior capacity expansions. The Tuscaloosa Plant Expansion will increase the Company's fine denier manufacturing capacity by 3.6 million pounds per annum, or 34%, with approximately half of this increased capacity expected to be on line in the fourth quarter of 1998 and the balance expected to be on line in the first quarter of 1999. As of June 30, 1998, Globe's list price for 40 denier spandex fiber, the primary product produced at the Company's Tuscaloosa facility, was $11.50 per pound.

COMPETITIVE STRENGTHS

  The Company's exclusive focus on elastomeric fibers for over 50 years has enabled it to develop the following competitive strengths:

  Long-Term Customer Relationships and Superior Customer Service. Globe has established long-term relationships with its principal customers by focusing on superior technical and customer service. The Company has been a supplier to Fruit of the Loom, Inc., Kimberly-Clark Corporation, Minnesota Mining and Manufacturing Company, Sara Lee Hosiery, Unifi, Inc. and Worldtex, Inc. for over ten years. Seven of the Company's ten largest customers have selected Globe as their preferred supplier of spandex fiber. Globe provides analytical laboratory services and on-site technical assistance to improve customers' manufacturing and engineering processes. As a result, a number of the Company's major customers have selected it as a technology partner to assist in the development of new spandex applications.

  Broad Product Line. The Company believes that it offers the broadest line of spandex and latex elastomeric fibers in the world. The Company produces a full line of spandex fibers in deniers ranging from 15 to 5040. These products feature an assortment of stretch, strength and other performance characteristics that may be customized for specific applications and manufacturing processes. Globe also manufactures a wide variety of latex threads in multiple gauges and formulations. This broad range of product offerings differentiates the Company in the industry and represents a competitive advantage, as many customers purchase multiple deniers of spandex fiber, as well as various gauges of latex thread, and prefer to utilize one vendor for their elastomeric fiber requirements. The proprietary technologies and customized equipment used by Globe in its multiple manufacturing processes enable the Company to cost-effectively produce this broad product line.

  Strong Positions in Growing Markets. The Company has established a strong market position in each of its principal product lines. The Company has an estimated 16% share of the domestic spandex fiber market and an estimated 7% share of the worldwide spandex fiber market (based on pounds produced). Management estimates that worldwide sales of spandex fiber will increase at a compound annual growth rate of approximately 9% over the next three years and that fine denier spandex sales will exceed the overall market growth rate during this period. Fine denier spandex demand has been driven by strong consumer demand for lightweight and high quality apparel and technological advances allowing for the use of spandex fibers in the manufacture of such apparel.

  Cost-Efficient Manufacturing. Management believes that the Company's manufacturing operations are among the most efficient in the industry, allowing the Company to become one of the world's lowest cost producers of high quality spandex fiber. Globe has developed proprietary chemical formulations and highly efficient manufacturing processes that utilize sophisticated process control systems and custom fabricated manufacturing equipment designed and built by the Company's engineers. Management believes that Globe's in-house capability to design, engineer and build its own manufacturing equipment distinguishes the Company from many of its competitors and provides it with an important competitive advantage in maintaining product quality as well as controlling design, development and maintenance costs. In addition, increased production volume at the Company's facilities has enabled the Company to achieve significant economies of scale and raw material purchasing power.

  Experienced Management Team. The Company is led by an experienced management team with a track record of achieving profitable growth, developing new manufacturing processes and expanding the Company's customer base. Between 1993 and the twelve months ended June 30, 1998, the Company's net sales increased from $107.6 million to $179.1 million and EBITDA increased from $23.7 million to $46.3 million. The Company's executive officers average approximately 20 years with the Company. The Company's senior management team has a substantial financial interest in the Company's continued success through their direct investment in Globe Holdings.

BUSINESS STRATEGY

  The Company's business objective is to become the leading global supplier of elastomeric fiber for use in selected apparel and non-apparel markets. The Company seeks to achieve this objective by pursuing the following strategies:

  Continue Shift in Product Mix to Higher Growth, More Profitable Fine Denier Products. Since 1993, Globe has expanded its annual production capacity of higher growth fine denier spandex fiber from 2.6 million to 10.6 million pounds. Fine denier spandex fiber is used in applications requiring lightweight or high quality fabric, and has been generally more profitable than heavy denier spandex fiber due to the complexity of the manufacturing process required and strong market demand. Fine denier spandex fiber sales accounted for approximately 49% of Globe's 1997 total sales, up from 25% in 1993. The Tuscaloosa Plant Expansion, which will increase the Company's annual production capacity for fine denier spandex fiber to 14.2 million pounds, will enable the Company to further address the increase in demand for fine denier spandex fiber.

  Develop Innovative Spandex Fiber Applications. Globe's product managers and research and development engineers work closely with existing and prospective customers to develop innovative applications for spandex fiber. For example, the Company worked with a fleece manufacturer for over two years to develop a new four-way stretch fleece product for outerwear that incorporates Globe's spandex fiber. Cooperative efforts such as this have enabled Globe to enhance its relationships with existing customers and attract new customers.

  Improve Manufacturing Productivity; Reduce Production Costs. The Company seeks to continually improve manufacturing efficiency and reduce production costs in order to maintain its position as one of the world's lowest cost producers of high quality spandex fiber. The Company seeks to improve manufacturing yields, increase equipment utilization, and reduce production costs by upgrading process monitoring equipment, enhancing production processes and increasing throughput. Each of the Company's manufacturing facilities is certified under ISO 9001, and the Company actively incorporates the principles of continuous improvement.

  Increase International Sales. Globe estimates that the international market accounts for two-thirds of the worldwide spandex fiber market. International spandex fiber markets are growing rapidly due to increasing consumerism of the world's population, coupled with increases in personal disposable income. From 1993 to 1997, Globe's international sales increased from 19% of sales to 28% of sales (primarily in western Europe and Latin America) as the Company expanded the size and geographic scope of its international sales to 46 countries. The Company seeks to further expand its international sales by leveraging its existing sales and marketing infrastructure and capitalizing on Globe's expanded manufacturing capacity.

INDUSTRY OVERVIEW

  The Company competes primarily in the worldwide market for spandex fiber and the domestic market for latex thread.

 Spandex Fiber

  The worldwide spandex fiber industry has experienced significant growth in recent years. First developed in the early 1960s, spandex fiber has repeatable stretch and recovery capabilities, end-to-end uniformity, and unlike most other elastomeric fibers, is resistant to breakdown from exposure to oxidation, ozone, light, solvents, body oils, and perspiration. In addition, advances in polymer chemistry and manufacturing technology have allowed manufacturers to produce increasingly finer elastomeric fibers. These production advances and the physical characteristics of spandex fiber have made spandex fiber a highly desirable component of an increasing number of applications.

  As the production capabilities of spandex fiber suppliers have improved, fabric manufacturers have also developed new processes that have allowed them to integrate spandex fiber into a number of new applications. Traditionally, manufacturers of circular knit fabrics were unable to use spandex fiber in the manufacturing process unless the spandex fiber had been covered with another fiber, such as cotton or nylon. Recently, new technologies enabling manufacturers to knit uncovered spandex fibers have spurred an increased use of spandex fiber in sheer, lightweight circular knit products.

  Suppliers of spandex fiber such as the Company generally target six end-use markets for their fibers: circular knits (which includes product applications such as active wear, swimwear and casual wear); hosiery; nonwovens (personal care products such as diapers); narrow fabrics (waistbands and straps); warp knits (intimate apparel and body shaping garments); and stretch wovens. Stretch wovens include fabrics that are used in men's suits and pants, as well as other new applications, and this segment represents a growth opportunity for industry participants such as Globe.

  Management estimates that in 1997 the worldwide market for spandex fiber was approximately 240 million pounds, representing approximately $2.0 billion in sales. From 1993 to 1997, worldwide sales of spandex fiber increased at an estimated 11% compound annual growth rate, and the worldwide spandex fiber market is projected to grow at a compound annual growth rate of approximately 9% over the next three years. Since 1993, demand for fine denier spandex fiber has increased faster than the overall market due to its growing use in lightweight and high quality apparel applications and this trend is expected to continue. Currently, approximately 61% of spandex fiber consumption occurs in the major industrialized regions, including the U.S., Japan, and western Europe. International spandex fiber markets are growing rapidly due to increasing consumerism of the world's population, coupled with increases in personal disposable income.

  Spandex fiber is currently produced throughout the world. Management estimates that there are approximately 16 spandex fiber manufacturers in the world, with the top 5 manufacturers accounting for approximately 77% of the worldwide market. These manufacturers are expected to increase capacity to meet anticipated demand and maintain their respective market shares.

 Latex Thread

  The Company estimates that in 1997 the U.S. market for extruded latex thread was approximately 35 million pounds. The primary markets include men's hosiery, narrow fabrics and fused tapes. Fine gauges of latex thread are typically used in men's hosiery. Medium and heavy gauges are used in narrow fabrics and fused tapes. Fused tapes are used for face masks and insert elastics. The Company produces a heat resistant latex thread which resists degradation caused by repeated household laundry drying cycles.

PRODUCTS AND CUSTOMERS

 Products

  The Company develops, manufactures and sells spandex and latex elastomeric fibers. The Company's products include fine denier spandex fiber (15 to 140 denier), heavier denier spandex fiber (184 to 5040 denier), and latex thread in a variety of gauges. Spandex fiber accounted for 80% of the Company's sales in 1997, and latex thread accounted for the remaining 20%.

  Spandex Fiber. The unique chemical and physical properties of spandex fiber make it a desirable component of fabrics designed for performance, durability, comfort, control and resilience. Spandex fiber, produced from polyether or polyester, has repeatable stretch and recovery capabilities, end-to-end uniformity, and unlike most other elastomeric fibers, is resistant to breakdown from exposure to oxidation, ozone, light, solvents, body oils and perspiration. Such properties, together with the wide range of available deniers, make spandex fiber suitable for a broad range of applications, including men's and women's hosiery, waistbands, intimate apparel, performance athletic wear, swimwear, casual wear, suiting fabrics, body shaping (or foundation) garments, personal care products (including diapers and adult incontinence products) and footwear. Spandex fiber can be made in deniers much finer than alternative elastomeric fibers while retaining uniform physical properties, and can be heat set in finishing, thereby allowing manufacturers to create ultra sheer and lightweight, yet highly elastic fabrics. Although spandex fiber typically accounts for a small percentage of the total fiber in an application (ranging from 2% in men's suits to 40% in women's foundation garments), it can be used to enhance the performance of an increasing number of apparel and non-apparel products.

  Latex Thread. The Company's first product was latex thread. Extruded latex thread, which is round, was developed in the 1940's to replace cut rubber thread, which was square and limited in size and usage. Finer gauge latex thread is used in men's hosiery and athletic socks. Mid-range gauges are typically used for narrow fabrics, such as waistbands, straps and insert elastics, and for specialty products and medical garments. Coarse gauge latex thread is also used for narrow fabrics and in specialty products. The Company has engineered various latex thread compound formulations in response to market needs for high-strength, chemical and heat resistance, and durability, and the Company believes opportunities exist for additional uses for latex thread.

  The Company's products have historically been sold to a variety of customers in five end-markets: circular knits, hosiery, nonwovens, narrow fabrics and warp knits. In addition, the Company has recently begun selling products to the stretch woven market for use in suiting fabrics and outerwear linings. The following table lists the Company's principal product lines, applications for these products, the fiber utilized in the products, and representative customers.

 PRODUCT LINE
 AND PERCENTAGE                                                  REPRESENTATIVE
 OF 1997 SALES  PRODUCT APPLICATIONS           FIBER UTILIZED    CUSTOMERS
 -------------- ------------------------------ ----------------- --------------
 Hosiery        Women's sheer hosiery          10-560 denier     Unifi, Inc.
 36% of sales   Men's hosiery                  spandex fiber;    Sara Lee Ho-
                Athletic socks                 fine gauge latex  siery
                                               thread            Kayser Roth
                                                                 Hosiery, Inc.
                                                                 McMichael
                                                                 Mills, Inc.
                                                                 Worldtex, Inc.
                                                                 Tanofil A.G.
                                                                 Golden Lady
                                                                 S.P.A.
                                                                 Americal Cor-
                                                                 poration
                                                                 Pennaco Ho-
                                                                 siery, Inc.
 Circular Knits Active wear                    20-105 denier     C.K.M. Indus-
 35% of sales   Swimwear                       spandex fiber     tries, Inc.
                Casual wear                                      Textivision,
                Dress wear                                       SA de CV
                Cotton athletic wear                             Tanofil,
                                                                 A.G./Karl Na-
                                                                 gele GmbH &
                                                                  Co. K.G.
                                                                 Texere 2000
                                                                 Inc.
                                                                 Elatex--D&S
                                                                 International
                                                                 Taiwan
 Narrow Fabrics Waistband elastics             280-5040 denier   Fruit of the
 16% of sales   Straps                         spandex fiber;    Loom, Inc.
                Insert elastics                22-50 gauge       Asheboro Elas-
                Accent laces                   latex thread      tic Corp.
                                                                 Hanes Mens-
                                                                 wear, Inc.
                                                                 Beech Island
                                                                 Knitting Co.
                                                                 North East
                                                                 Knitting, Inc.
                                                                 Sun Hing
                                                                 Elastics &
                                                                 Lace Flat A.C.
 Nonwovens      Diapers                        280-1400 denier   Kimberly-Clark
 8% of sales    Adult incontinence products    spandex fiber;    Corporation
                Feminine hygiene products      30-50 gauge latex Minnesota Min-
                Medical bandages               thread            ing & Manufac-
                Industrial protective clothing                   turing  Com-
                                                                 pany
                                                                 Paragon Trade
                                                                 Brands, Inc.
 Warp Knits     Intimate apparel               20-560 denier     Guilford Mills
 5% of sales    Body shaping garments          spandex fiber     Inc.
                Swimwear                                         The Moore Com-
                Footwear                                         pany, Inc.--
                                                                  Darlington
                                                                 Fabrics Divi-
                                                                 sion
                                                                 Liberty Fab-
                                                                 rics, Inc.
                                                                 Charbert Divi-
                                                                 sion of NFA
                                                                 Corp.-- Alton
                                                                 Operating
                                                                 Corp.

  The Company has historically maintained a strong position in the hosiery and narrow fabrics markets. Management estimates that Globe's spandex fibers are utilized in the waistband of over 90% of the pantyhose sold in the United States. In addition, the Company believes it is the leading domestic supplier of latex thread for men's dress hosiery and men's underwear waistbands.

  Fine denier spandex fiber accounted for approximately 49% of the Company's total 1997 sales, up from 25% in 1993. Based on current market demand for products which utilize lightweight or high quality fabrics, the Company believes that fine denier products manufactured for the circular knit, warp knit and stretch woven markets will represent an increasing percentage of Globe's sales.

 Customers

  The Company sells its products to a diverse customer base of intermediate and end-use manufacturers. Intermediate users of the Company's products, which include Unifi, Inc., C.K.M. Industries, Inc. and Worldtex, Inc., cover the elastomeric fibers with other materials, and then either sell them to another manufacturer or knit or weave them. The Company's end-use customers, which include Fruit of the Loom, Inc., Sara Lee Hosiery,

Hanes Menswear, Inc., and Kayser-Roth Corporation (manufacturer of No Nonsense pantyhose), produce finished goods from the elastomeric fibers supplied by the Company. Most of the Company's customers rely on sophisticated technologies and production techniques to manufacture products of which the Company's fibers are a significant value-added component. These customers typically operate high speed, high volume production lines. In order to run their production lines efficiently and avoid costly line stoppages, customers rely on the Company's ability to provide reliable, on time delivery of high quality products. A number of the Company's customers have selected Globe as a preferred supplier of elastomeric fiber.

  Globe markets its products to over 500 customers. The Company's top ten customers accounted for approximately 48% of 1997 sales, with sales to Unifi, Inc., a manufacturer of covered yarns for men's and women's hosiery and for narrow fabrics, accounting for approximately 9% of 1997 sales. Export sales represented approximately 28% of the Company's total sales in 1997. As is customary in the industry, the Company generally does not have long-term supply agreements with its customers.

SALES AND MARKETING

  Globe's sales and marketing functions are organized into three product lines: hosiery/narrow fabrics; wide fabrics (including circular knits, warp knits, stretch wovens); and nonwovens. Each product line requires different technical expertise and is the responsibility of one of the Company's product managers. Management believes that organizing its sales and marketing team by product line is the most efficient and effective way to develop and maintain customer relationships, to stay abreast of technical and other developments that may result in changing customer or consumer preferences and to take advantage of new business opportunities.

  The Company markets and sells its products under the direction of three product managers who are supported by an extensive organization comprised of 26 individuals, including key account managers, inside sales staff, field sales personnel, and technical service and customer service personnel. By providing dedicated support to key customers, the Company believes it can better support these larger customers, who, in many cases, have a variety of different product application or production requirements. Domestic sales are handled primarily by the Company's internal sales organization. International sales activity is coordinated by a senior manager and supported by a dedicated customer service staff. The Company sells its products internationally through 35 commissioned agents or authorized distributors, covering 46 countries.

  Technical service is an integral part of Globe's sales and marketing efforts and includes providing product testing analysis of fabric composition at the Company's laboratories, assisting customers with the integration of Globe's products into the customer's production process and the development of methods to enhance a customer's products through the incorporation of the Company's elastomeric fibers. The Company's sales and marketing organization regularly provides market feedback to Globe's research and development teams. The Company believes this high level of service has been instrumental in retaining and attracting customers.

  Globe sells spandex fiber under its GLOSPAN(R) and CLEERSPAN(R) brand names. The Company does not require customers to co-brand their fabrics or products with its brand name. The Company believes that this marketing strategy is attractive for customers who seek to build their own brand identity and desire flexibility in sourcing their spandex fiber requirements.

COMPETITION

  Spandex Fiber. The Company competes in the spandex fiber markets primarily on the basis of product quality, service, price and product innovation. The Company competes in the spandex fiber market primarily with DuPont and Bayer, both of which have domestic facilities, and with a number of foreign competitors. Some of the Company's competitors have substantially greater financial, marketing, manufacturing, distribution, sales and support resources, market share and brand awareness than the Company. The Company seeks to differentiate its product offerings by providing a high level of technical and customer service, and believes that DuPont and Bayer are the only other major spandex fiber suppliers that provide similar levels of technical and customer service.

  Despite significant growth in demand for spandex fiber since 1990, the number of spandex fiber manufacturers has remained relatively constant primarily due to the technological expertise required to produce spandex fiber and the substantial capital requirements to establish a spandex fiber manufacturing facility. Because spandex fiber production is not labor-intensive, the Company believes that the availability of low-cost unskilled labor does not provide foreign manufacturers with a significant competitive advantage.

  Latex Thread. The Company competes in the latex thread market on the basis of product quality, product variety and price. The Company focuses its latex thread product marketing efforts on high quality and specialty latex thread, which requires high levels of customer support. The Company believes that its customer service and product quality, and its ability to respond to the just-in-time inventory needs of domestic customers, permit it to compete effectively with foreign latex thread manufacturers. The Company's primary competitors in the latex thread markets are foreign producers. See "Risk Factors--Competition."

SUPPLIERS

  During 1997, raw materials represented 42% of the Company's total cost of sales and 28% of net sales. The primary raw materials used by the Company are polytetramethylene ether glycol, which the Company purchases from BASF, and polyester resin, which the Company purchases from two suppliers. These materials are used in a wide variety of products, and based on its experience, management believes that adequate quantities of these materials will be available from existing or alternative suppliers in the foreseeable future. The Company's ten largest suppliers accounted for approximately 93% of its total raw material purchases and 31% of its total cost of sales in 1997, with BASF, Polyurethane Specialties Corp. and Ennar Latex, Inc. accounting for 39%, 24% and 16% of such raw material purchases, respectively. The prices for the Company's raw materials have generally been stable over the past five years, although there can be no assurance that they will not fluctuate in the future. See "Risk Factors--Dependence on Suppliers."

INTELLECTUAL PROPERTY

  The Company utilizes a variety of proprietary technology in its manufacturing processes. In addition to its proprietary technology, management believes that the Company's research, development and engineering skills, as well as its technical know-how, are significant to the Company's business. Much of the Company's technology is not patented. The Company relies primarily on intellectual property laws, confidentiality procedures and contractual provisions to protect its intellectual property. The Company seeks to protect the majority of its technology under trade secret laws, which afford only limited protection. See "Risk Factors--Protection of Intellectual Property." The Company owns certain brand names and trademarks used in its business, including GLOSPAN(R) and CLEERSPAN(R).

MANUFACTURING

  General. The Company utilizes multiple manufacturing processes that allow it to cost-effectively produce a broad range of elastomeric fibers. The Company utilizes real-time control and monitoring systems that continuously monitor key process variables using a sophisticated closed loop system of computers, sensors and custom software.

  Spandex Fiber. The Company produces spandex fiber in a wide variety of deniers, using dry-spin and reaction spin processes. Typically, spandex fiber of heavier deniers is produced by the reaction spin process, while fine denier threads are produced by the dry-spin process.

  In 1985, the Company began commercial production of fine denier spandex fiber using a dry-spin, polyether-based process at its Fall River facility. Fine denier fiber production is a continuous process accomplished by vertical spinning of the polymer from the top of a production cell to the bottom, where the chamber is heated and filled with nitrogen in order to strip the solvent from the fiber. The solvent is removed from the cell chamber as a gas, recovered and recycled in a separate process. The process is monitored and controlled by a state-of-the-art computer system developed specifically for the Company. The Company produces fine denier spandex fiber using the dry-spin process at its facilities in Fall River, Massachusetts and Tuscaloosa, Alabama, and currently has the capacity to produce 10.6 million pounds of fine denier spandex fiber annually using the dry-spin process. The Company's dry-spin operations run 24 hours a day, 7 days a week, 52 weeks a year.

  The Company believes that it is the only manufacturer of spandex fiber using the reaction spin process, which is based on technology proprietary to the Company. The process begins with the preparation of the prepolymer which is transported to an extruder, where it is processed through pumps and filters. The resulting pressure forces the prepolymer through a series of tubes and spinerettes, which distribute the prepolymer into a spinning tank where the chemical reaction which gives the fiber its elasticity occurs and the fibers are formed. The fibers are heated, cured and dried in ovens and then cooled, lubricated and spooled for shipment. In some cases, the Company uses a proprietary process which permits the Company to deliver the fiber in "knit-tape" form, which facilitates its use for certain customers. The Company conducts reaction spin production at its Fall River, Massachusetts, and Gastonia, North Carolina facilities. It currently has the capacity to produce
13.4 million pounds of heavy denier spandex fiber annually using the reaction spin process.

  Latex Thread. The Company manufactures latex thread through a batch process which begins with the combination of latex (a natural rubber material) and various base chemicals. This compound is matured, heated and fed to extruders, where it is pumped through a series of filters and distributed separately out of a group of capillaries. These capillaries produce latex thread which is then moved through an acid bath reservoir before being washed, dried and cured. At the end of the extruder, the fibers are combined into ribbons of various counts depending on customer needs. The Company produces latex thread at its Fall River, Massachusetts facility, and currently has the capacity to produce 11.0 million pounds of latex thread annually.

FACILITIES

  The following table sets forth certain information with respect to the Company's principal facilities.

                                SQUARE
   LOCATION                     FOOTAGE OWNED/LEASED     PRINCIPAL FUNCTION
   --------                     ------- ------------ --------------------------
   Fall River, Massachusetts... 375,000     Owned    Headquarters
                                                     Fine denier spandex fiber
                                                     Heavy denier spandex fiber
                                                     Latex thread
   Gastonia, North Carolina.... 180,000     Owned    Heavy denier spandex fiber
                                 80,000     Owned    Distribution center
                                 10,000    Leased    Warehouse
   Tuscaloosa, Alabama......... 157,000     Owned    Fine denier spandex fiber
   Rancho Dominguez,
    California.................  15,000    Leased    Warehouse

  The Company believes that its facilities are adequate and suitable for the purposes for which they are utilized by the Company. The Company is currently expanding production capacity at its Tuscaloosa, Alabama fine denier spandex fiber manufacturing facility in response to existing demand from current customers. See "--Tuscaloosa Plant Expansion."

EMPLOYEES

  As of June 30, 1998, the Company had approximately 902 employees. Of these, approximately 174 are salaried employees and 728 are hourly workers. Of the approximately 174 salaried employees, 57 perform manufacturing functions, 48 are technical employees, 25 perform sales and marketing functions and 44 perform administrative functions. None of the Company's employees are covered by a collective bargaining agreement. The Company believes its relationships with its employees are good.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

  The Company is subject to stringent environmental, health and safety requirements, including laws and regulations relating to air emissions, wastewater management, the handling and disposal of waste and the cleanup of properties affected by hazardous substances. The Company's management believes that its operations have been and are in substantial compliance with environmental, health and safety requirements, and that it has no liabilities arising under such requirements, except as would not be expected to have a material adverse effect on the Company's operations, financial condition or competitive position.

  During 1996 and 1997, respectively, the Company spent approximately $0.3 million and $0.9 million on environmental, health and safety compliance activities at its three operating locations. The Company estimates that approximately $1.0 million will be spent in 1998 on such activities, including efforts to resolve pending compliance issues relating to air emissions and wastewater discharges from the Company's Fall River, Massachusetts facility. Although the Company's management believes its estimate of 1998 costs to be reasonable, there can be no assurances that actual expenditures will not exceed the estimated amount.

  Since 1986, the Company has received requests for information and related correspondence from the U.S. EPA and other third parties indicating that the Company might be responsible under CERCLA or Superfund laws for costs associated with the investigation and cleanup of ten contaminated sites. The Company's management believes that the Company has resolved its involvement with respect to eight of these sites (five of which were inter-related) since 1988 and that the Company's involvement in matters arising under the Superfund laws will not have a material adverse effect on the Company's operations, liquidity or financial condition.

  In December 1996, the Company's management learned that the U.S. EPA and the U.S. Attorney's Office were conducting an investigation into whether the Company had engaged in criminal violations of environmental laws with respect to its Fall River, Massachusetts facility. The investigators have not informed the Company of the scope of their inquiry. The Company has provided certain information regarding its Fall River operations to the federal investigators and believes it has cooperated fully with their inquiry. The Company does not know whether the investigation is currently active. If the Company is charged with violations of environmental laws, it may be subject to substantial fines and other penalties. Based on the Company's discussions with the investigators and the results of the Company's internal investigation of this matter, the Company's management does not believe that the investigation will result in any monetary or other penalties that would have a material adverse effect on the Company's financial condition, results of operations or ability to meet its obligations under the Notes. The Merger Agreement provides that the Indemnification Escrow Fund will be available to indemnify the Company from, among other items, any liabilities arising out of this investigation to the extent related to the activities of the Company prior to the Merger. This indemnity expires on December 31, 2001. See "Certain Relationships and Related Transactions--Recapitalization" and "Risk Factors--Environmental Compliance."

LEGAL PROCEEDINGS

  In April 1997 two domestic purchasers of extruded latex thread filed a complaint against a number of foreign manufacturers and distributors of such thread, including an Indonesian limited liability company in which Globe Holdings then owned a 40% interest (the "Joint Venture"). The complaint alleges an international conspiracy to restrain trade in, and fix prices of, the thread in the U.S. Neither the Company nor Globe Holdings has been named as a defendant in the case. The Joint Venture has alleged in its motion to dismiss that not all parties to the conspiracy have been joined. There can be no assurance that the Company will not be named in the future. The Merger Agreement provides that the Indemnification Escrow Fund will be available to indemnify the Company from, among other items, any liabilities arising out of any criminal or civil antitrust claims or investigations resulting from the above-described proceedings to the extent related to the Company's activities prior to the Merger. This indemnity expires on December 31, 2001.

  On March 31, 1998 a petition was filed with the U.S. Department of Commerce alleging subsidization and dumping of Indonesian extruded latex thread. The Department of Commerce is currently conducting an investigation into the allegations. The proceedings could result in additional duties being levied on extruded latex thread imported from Indonesia. During 1996 and 1997, the Company purchased approximately $5.9 million and $9.9 million of latex thread from the Joint Venture for resale in the North American market.

  From time to time, the Company has been and is involved in various legal proceedings, all of which management believes are routine in nature and generally incidental to the conduct of its business. The ultimate legal and financial liability of the Company with respect to such proceedings cannot be estimated with certainty, but the Company believes, based on its examination of such matters, that none of such proceedings, if determined adversely to the Company, would have a material adverse effect on the Company's results of operations, financial condition and its ability to meet its obligations under the Notes.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company, and their ages as of July 14, 1998 are set forth below:

      NAME                     AGE                    POSITION
      ----                     ---                    --------
      Thomas A. Rodgers, Jr... 84  Chairman
      Thomas A. Rodgers, III.. 53  President and Chief Executive Officer, Director
      Lawrence R. Walsh....... 46  Vice President, Finance and Administration
      Americo Reis............ 64  Vice President, Operations
      Robert L. Bailey........ 60  Vice President, Sales and Marketing
      William J. Girrier...... 42  Director of Marketing and Business Development
      Kevin T. Cardullo....... 38  Director of Finance and Accounting
      Andrew W. Code.......... 39  Director
      Peter M. Gotsch......... 34  Director
      Edward M. Lhee.......... 28  Director

  The present principal occupations and recent employment history of each of the executive officers and directors of the Company listed above are set forth below.

  Thomas A. Rodgers, Jr., co-founded Globe Holdings in 1945. He has served as Chairman since 1945, and served as President from 1945 to 1992.

  Thomas A. Rodgers, III, is the son of Thomas A. Rodgers, Jr., and has served as President of the Company since 1992. He served as the Executive Vice President and Chief Operating Officer of the Company from 1985 to 1992. Mr. Rodgers joined the Company in 1968. Mr. Rodgers has been a Director of the Company since 1972.

  Lawrence R. Walsh has served as Vice President, Finance and Administration of the Company since 1982. From 1976 to 1982, he was employed by Smith Precious Metals Co.

  Americo Reis joined the Company in 1959, and has served as the Company's Vice President, Operations since 1982. From 1957 to 1959, he served in the U.S. Army and from 1954 to 1957, he was employed by Goodyear Tire & Rubber Co.

  Robert L. Bailey has served as the Company's Vice President, Sales and Marketing since he joined the Company in 1979. From 1972 to 1979, he served as Vice President of Sales for the Yarn Division of Texfi Industries, Inc., and from 1967 to 1972 was Vice President of Sales for Intercontinental Fibers.

  William J. Girrier has been with the Company since 1990, first as Marketing Manager and then as Director of Marketing and Business Development. From 1987 to 1990, he was an Associate Manager of The Robbins Group, a commercial real estate development company. From 1978 to 1987, he served as a Naval Officer in various command and staff positions at the Pentagon and onboard warships.

  Kevin T. Cardullo has served as the Company's Director of Finance and Accounting since 1992. He is a Certified Public Accountant, and worked as a Senior Manager with Ernst & Young from 1986 to 1992. Mr. Cardullo was with Coopers & Lybrand from 1983 to 1986.

  Andrew W. Code is a Partner of Code Hennessy & Simmons LLC ("CHS"), which manages three private equity funds, including Code, Hennessy & Simmons III, L.P. Since founding the first such fund in 1988, Mr. Code has been actively involved in the investment organization and investment management activities of CHS. Mr. Code was a Vice President with Citicorp's Leveraged Capital Group from 1986 to 1988, and prior to 1986 he was employed by American National Bank. He is a director of SCP Pool Corporation, a distributor of swimming pool supplies.

  Peter M. Gotsch has been a Partner of CHS since 1997, and has been employed by CHS and its affiliates since 1989. From 1987 to 1989, Mr. Gotsch was a Corporate Banking Officer at The First National Bank of Chicago, N.A. He is a director of SCP Pool Corporation.

  Edward M. Lhee has been an associate of CHS since 1997. From 1995 to 1997, he attended the Kellogg Graduate School of Management. From 1992 to 1995, Mr. Lhee was employed by Morgan Stanley & Co., where he worked as a financial analyst in the mergers and acquisitions and corporate finance departments.

  The following table summarizes the compensation paid by Globe Holdings and its subsidiaries, including the Company, to the Company's Chief Executive Officer and four other most highly compensated executive officers at December 31, 1997 (collectively, the "Named Executive Officers") for services rendered to the Company in 1997.

                          SUMMARY COMPENSATION TABLE

                                                            LONG TERM
                                  ANNUAL COMPENSATION      COMPENSATION
                              ---------------------------- ------------
                                              OTHER ANNUAL  SECURITIES   ALL OTHER
NAME AND PRINCIPAL            SALARY   BONUS  COMPENSATION  UNDERLYING  COMPENSATION
POSITION                 YEAR   ($)     ($)       (1)      OPTIONS/SARS   ($) (2)
------------------       ---- ------- ------- ------------ ------------ ------------
Thomas A. Rodgers, Jr... 1997 759,668   5,000     --             --       198,796
 Chairman
Thomas A. Rodgers, III.. 1997 549,042 197,500     --          11,250        1,900
 President
Americo Reis............ 1997 211,982  72,500     --           3,750        1,900
 Vice President,
  Operations
Lawrence R. Walsh....... 1997 218,889  72,500     --           3,750        3,166
 Vice President, Finance
  and Administration
Robert L. Bailey........ 1997 176,828  72,500     --           3,750        1,900
 Vice President, Sales
  and Marketing

----------------------
(1) Other Annual Compensation was not reportable.
(2) Reflects reimbursement of premiums for life insurance for Thomas A. Rodgers, Jr. and Company contributions under a 401(k) plan for the other Named Executive Officers.

  The following table sets forth information with respect to all options granted in fiscal 1997 to the Named Executive Officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                            INDIVIDUAL GRANTS                             GRANT DATE VALUE
------------------------------------------------------------------------- ----------------
                                       PERCENT OF
                          NUMBER OF      TOTAL
                          SECURITIES  OPTIONS/SARS
                          UNDERLYING   GRANTED TO  EXERCISE OR               GRANT DATE
                         OPTIONS/SARS EMPLOYEES IN BASE PRICE  EXPIRATION  PRESENT VALUE
NAME                     GRANTED (1)  FISCAL YEAR    ($/SH)       DATE        (2) ($)
----                     ------------ ------------ ----------- ---------- ----------------
Thomas A. Rodgers, Jr...       --          --           --           --            --
Thomas A. Rodgers, III..    11,250        50.0%       30.00     12/31/07     2,468,700
Americo Reis............     3,750        16.7%       30.00     12/31/07       822,900
Lawrence R. Walsh.......     3,750        16.7%       30.00     12/31/07       822,900
Robert L. Bailey........     3,750        16.7%       30.00     12/31/07       822,900

----------------------
(1) The options vested upon consummation of the Recapitalization and the Merger, and are exercisable for common stock and preferred stock of Globe Holdings pursuant to the Recapitalization. See "Certain Relationships and Related Transactions--Recapitalization." The Company expects to implement a new stock option plan.
(2) The Black-Scholes option pricing model was used to determine the grant date present value of the options. The grant date present value of the options was calculated to be $219.44 per share, based on an expected life of 5 years and an assumed risk-free interest rate of 5.7%.

  The following table sets forth information with respect to all options exercised in fiscal 1997 and the year-end value of unexercised options held by the Named Executive Officers.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                    NUMBER OF
                                                   SECURITIES
                                                   UNDERLYING
                                                   UNEXERCISED       VALUE OF
                                                  OPTIONS/SARS  UNEXERCISED IN-THE-
                                                    AT FISCAL   MONEY OPTIONS/SAR'S
                                                    YEAR END    AT FISCAL YEAR-END
                                                  ------------- -------------------
                         SHARES ACQUIRED  VALUE   EXERCISABLE/
                           ON EXERCISE   REALIZED UNEXERCISABLE    EXERCISABLE/
NAME                           (#)         ($)         (#)       UNEXERCISABLE ($)
----                     --------------- -------- ------------- -------------------
Thomas A. Rodgers, Jr...        --          --         --               --
Thomas A. Rodgers, III..        --          --    11,250/11,250 2,385,000/2,385,000
Americo Reis............        --          --     3,750/ 3,750   795,000/  795,000
Lawrence R. Walsh.......        --          --     3,750/ 3,750   795,000/  795,000
Robert L. Bailey........        --          --     3,750/ 3,750   795,000/  795,000

PENSION PLANS

  Globe maintains a Non-Qualified Pension Plan and a Deferred Compensation Plan, pursuant to which each of Thomas A. Rodgers, III, Americo Reis, Lawrence
R. Walsh and Robert L. Bailey (the "Participating Executives") will be entitled to receive certain payments upon retirement. Under the Non-Qualified Pension Plan, each of the Participating Executives will receive a lump sum distribution upon retirement at age 65. The amounts payable under the Non-Qualified Pension Plan were determined by the Company and its consultants to approximate 50% of estimated final compensation. Pursuant to the Deferred Compensation Plan, each Participating Executive is entitled to receive, beginning at his retirement at age 65, an annual distribution payable for the following 15 years. The following table shows the estimated annual benefits payable under the Non-Qualified Pension Plan and the Deferred Compensation Plan for each of the Participating Executives.

                                                  ESTIMATED ANNUAL BENEFIT UPON
                                                      RETIREMENT AT AGE 65
                                                 -------------------------------
                                                 NON-QUALIFIED     DEFERRED
      NAME                                       PENSION PLAN  COMPENSATION PLAN
      ----                                       ------------- -----------------
      Thomas A. Rodgers, Jr. (1)................   $    --          $   --
      Thomas A. Rodgers, III....................   $206,400         $90,000
      Americo Reis..............................   $ 86,400         $25,000
      Lawrence R. Walsh.........................   $104,000         $15,000
      Robert L. Bailey..........................   $ 96,000         $20,000

----------------------
(1) Thomas A. Rodgers, Jr. does not participate in the Non-Qualified Pension Plan or the Deferred Compensation Plan.

EMPLOYMENT AGREEMENTS

  Each of Messrs. Thomas A. Rodgers, III, Americo Reis, Lawrence R. Walsh and Robert L. Bailey are parties to an Employment Agreement with Globe Holdings dated as of December 31, 1997 (the "Employment Agreements"). The Employment Agreements were transferred to the Company pursuant to the Asset Drop Down. The Employment Agreements provide for annual base salaries for Messrs. Rodgers, Reis, Walsh and Bailey of at least $549,000, $212,000, $219,000 and $200,000, respectively, and provide that such executives shall generally be entitled to participate in all bonus and benefit plans made available to executives. The Employment Agreements have a term of three years, but may be terminated earlier by the Company or the executive. If an executive's employment is terminated by the Company without Cause or by the executive with Good Reason (each as defined in the Employment Agreements), then the Company will be required to pay the executive his base salary through December 2000 and the maximum amount he would have been entitled to under the Company's incentive plans for the year in which the termination occurred, and will also be required to provide insurance benefits for three years from the date of termination, except to the extent the executive obtains comparable benefits from a subsequent employer.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The following summaries of the material terms of certain agreements to which the Company is a party do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of such agreements, including the definitions of certain terms therein and the exhibits and schedules thereto. Copies of such agreements may be obtained from the Company or the Initial Purchasers.

RECAPITALIZATION

  The consummation of the Initial Offering occurred concurrently with the effectiveness of the Recapitalization. The Recapitalization was effected pursuant to the Merger Agreement between Globe Holdings and MergerCo, a newly formed affiliate of Code Hennessy & Simmons. In connection with the Merger and the Recapitalization, (i) Globe Holdings transferred substantially all of its assets and liabilities to the Company pursuant to the Asset Drop Down, (ii) Code Hennessy & Simmons and certain other investors invested approximately $42.8 million in common stock and preferred stock of MergerCo and (iii) Code Hennessy & Simmons made the CHS Loan in the amount of $25.0 million. Pursuant to the Merger Agreement: (i) MergerCo merged with and into Globe Holdings, with Globe Holdings being the surviving corporation; (ii) the common stock of MergerCo was converted into common stock of the surviving corporation (the "New Common Stock") and the preferred stock of MergerCo became preferred stock of the surviving corporation (the "New Preferred Stock"); (iii) the CHS Loan became the obligation of the surviving corporation; (iv) certain stock and all stock options of Globe Holdings was converted into or became exercisable for New Common Stock and New Preferred Stock; (v) holders of the remaining stock of Globe Holdings outstanding prior to the Merger received the Cash Merger Consideration (including the payment by Globe Holdings of fees and expenses on their behalf) in an aggregate amount equal to $315.0 million less (x) the amount of Globe Holdings' outstanding indebtedness as of the date of the Merger and (y) the amount of the Retained Investment; and (vi) $15.0 million was deposited into escrow as the Escrow Amount. Following the consummation of the Recapitalization, the CHS Loan was repaid with the net proceeds to Globe Holdings from the Units Offering.

  The Escrow Amount consists of (a) $5.0 million to secure the obligations of the Pre-Merger Shareholders with respect to the post-closing adjustment of the Cash Merger Consideration and (b) $10.0 million to satisfy any indemnification obligations of the Pre-Merger Shareholders under the Merger Agreement. The Adjustment Escrow Fund is required to be applied and/or released upon the determination of the final closing date consolidated net asset value of the Company and the balance of the Indemnification Escrow Fund is required to be released promptly after December 31, 2001.

  Pursuant to the Merger Agreement, the Pre-Merger Shareholders have agreed to indemnify Globe Holdings and certain of its related parties for all liabilities and other losses arising from, among other things, (i) any breach of representations, warranties or pre-closing covenants of Globe Holdings contained in or contemplated by the Merger Agreement, (ii) the failure of any Pre-Merger Shareholders to have good, valid and marketable title to the shares of common stock held by such Pre-Merger Shareholder, (iii) the environmental investigation relating to Globe Holdings' facility in Fall River, Massachusetts to the extent related to activities prior to the effective time of the Merger, (iv) the antitrust claims and investigations relating to the alleged conspiracy by the Joint Venture to restrain trade in, and fix prices of, latex thread in the United States to the extent related to activities prior to the effective time of the Merger and (v) certain other matters. With respect to claims based on any misrepresentation or breach of any representation or warranty made by Globe Holdings, the Pre-Merger Shareholders are not required to indemnify Globe Holdings unless the aggregate of all amounts for which indemnity would otherwise be payable exceeds $1.0 million and, in such event, the Pre-Merger Shareholders will only be responsible for the amount in excess of $1.0 million. In addition, the indemnification obligations of the Pre-Merger Shareholders are generally limited to the amount held in the Indemnification Escrow Fund, other than with respect to claims based on fraud or on the failure of a Pre-Merger Shareholder to have good, valid and marketable title to his shares of common stock.

  The Merger Agreement contains representations and warranties typical of agreements of like nature, including, without limitation, those relating to corporate organization and capitalization, the valid authorization, execution, delivery and enforceability of all transaction documents, Globe Holdings' financial statements, the absence of material adverse changes in the business, assets, financial condition and results of operations, the absence of material undisclosed liabilities, tax matters, the quality and title of personal and real property, material contracts, intellectual property, employee benefits plans, environmental matters, compliance with laws, governmental authorizations, permits and licenses and insurance matters. Generally, the representations and warranties of Globe Holdings expire 18 months after the closing date of the Merger except that (i) those relating to environmental matters remain in full force and effect until the second anniversary of the closing date of the Merger and (ii) those relating to tax matters survive until the expiration of the applicable statute of limitations.

  Prior to the Merger, Thomas A. Rodgers, Jr. and Thomas A. Rodgers, III beneficially owned, directly or indirectly, an aggregate of approximately 39% of the common stock of Globe Holdings on a fully-diluted basis. In addition, Messrs. Bailey, Reis and Walsh beneficially owned, in the aggregate, approximately 2% of the common stock of Globe Holdings on a fully-diluted basis. In connection with the Merger, these individuals received a pro rata portion of the aggregate merger consideration.

MANAGEMENT AGREEMENT

  In connection with the Recapitalization, the Company entered into a Management Agreement with CHS Management III, L.P. ("CHS Management"), an affiliate of Code Hennessy & Simmons LLC, pursuant to which CHS Management will provide financial and management consulting services to the Company and receive a monthly fee of $83,333. In addition, pursuant to the Management Agreement the Company paid to CHS Management $3.0 million at the closing of the Transactions as compensation for services rendered by CHS Management to the Company in connection with the Transactions. The Management Agreement also provides that when and as the Company consummates the acquisition of other businesses, the Company will pay to CHS Management a fee equal to the greater of $250,000 and one percent of the acquisition price of each such business as compensation for services rendered by CHS Management to the Company in connection with the consummation of such acquisition. The term of the Management Agreement is five years, subject to automatic renewal unless either CHS Management or the Company elects to terminate. The Company believes that the fees to be paid to CHS Management for the professional services to be rendered are at least as favorable to the Company as those which could be negotiated with an unrelated third party. The Company reimbursed CHS Management for expenses related to the Transactions and will reimburse CHS Management for expenses incurred in rendering services to the Company and Globe Holdings under the Management Agreement.

SECURITYHOLDERS AGREEMENT

  In connection with the Recapitalization, Globe Holdings' shareholders entered into a Securityholders Agreement. This agreement provides, among other things, for the nomination of and voting for at least five directors of Globe Holdings by Globe Holdings' shareholders. The Securityholders Agreement also provides that Code Hennessy & Simmons will be entitled to appoint all of the directors of Globe Holdings. The following individuals have been initially designated by Code Hennessy & Simmons to serve as directors: Thomas A. Rodgers, Jr., Thomas A. Rodgers, III, Andrew W. Code, Peter M. Gotsch and Edward M. Lhee. See "Management."

EXECUTIVE SECURITIES AGREEMENTS

  In connection with the Recapitalization, each of Lawrence R. Walsh, Americo Reis and Robert L. Bailey entered into an Executive Securities Agreement with Globe Holdings and Code Hennessy & Simmons which provides for, among other things, repurchase rights with respect to the Globe Holdings securities held by them upon termination of employment (other than retirement) and restrictions on transfer of such securities.

REGISTRATION AGREEMENT

  In connection with the Recapitalization, Globe Holdings' shareholders entered into a Registration Agreement. The Registration Agreement grants certain demand registration rights to Code Hennessy & Simmons. An unlimited number of such demand registrations may be requested by Code Hennessy & Simmons. In the event that Code Hennessy & Simmons makes such a demand registration request, all other shareholders of Globe Holdings will be entitled to participate in such registration on a pro rata basis (based on shares held). Code Hennessy & Simmons may request, pursuant to its demand registration rights, and each other shareholder may request, pursuant to his or its participation rights, that up to all of such shareholder's shares of common stock be registered by Globe Holdings. Globe Holdings is entitled to postpone such a demand registration for up to 180 days under certain circumstances. In addition, the parties to the Registration Agreement are granted certain rights to have shares included in registrations initiated by Globe Holdings or its shareholders ("piggyback registration rights"). Expenses incurred in connection with the exercise of such demand or piggyback registration rights shall, subject to limited exceptions, be borne by Globe Holdings.

EXECUTIVE LOAN

  In December 1992, Globe Holdings made a loan to Thomas A. Rodgers, III to assist him in paying taxes incurred in a previous recapitalization of Globe Holdings. As of June 30, 1998, the balance of such loan, including accrued interest, was $285,397. The loan was repaid prior to the Merger.

NON-COMPETITION AGREEMENT

  In connection with the Merger and the Recapitalization, each of the Named Executive Officers entered into a Non-Competition Agreement with Globe Holdings pursuant to which the Named Executive Officers agreed not to engage anywhere in the U.S. in any business that manufactures, distributes or sells polyester or polyester spandex fiber, latex thread or other elastomeric fiber for a period of three years (or, in the case of Mr. Bailey, until December 31, 2000). The Named Executive Officers also agreed not to solicit employees or customers of Globe Holdings or its subsidiaries, or to hire any person who was an employee of Globe Holdings or any of its subsidiaries within twelve months after such person's employment with Globe Holdings or any subsidiary is terminated. The Named Executive Officers also agreed to maintain the confidentiality of information regarding the business and affairs of Globe Holdings and its subsidiaries.

SALE BONUS

  In February 1998, Globe Holdings instituted a management reward program pursuant to which each of the Named Executive Officers was entitled to receive a cash bonus upon consummation of the Merger. The amount of the bonus paid was based on a percentage of the consideration paid in connection with the Merger. Pursuant to the program, Thomas A. Rodgers, Jr. and Thomas A. Rodgers, III received an aggregate of $825,000; and Messrs. Reis, Walsh and Bailey each received $412,500. In addition, Messrs. Cardullo and Girrier each received a bonus of $50,000 upon consummation of the Merger.

INVESTMENT BANKING FEES

  Prior to the Merger, certain affiliates of Goldman, Sachs & Co. owned an aggregate of approximately 46% of the common stock of Globe Holdings on a fully-diluted basis prior to the consummation of the Merger, and three members of the Board of Directors of Globe Holdings prior to the Merger were affiliates of Goldman, Sachs & Co. Goldman, Sachs & Co. acted as financial advisor to Globe Holdings in connection with the Transactions, for which it received a fee.

TAX SHARING AGREEMENT

  The operations of the Company are included in the Federal income tax returns filed by Globe Holdings. Prior to the closing of the Initial Offering, Globe Holdings and the Company entered into a Tax Sharing Agreement ("Tax Sharing Agreement") pursuant to which the Company agreed to advance to Globe Holdings so long as Globe Holdings files consolidated income tax returns that include the Company (i) payments for the Company's share of income taxes assuming the Company is a stand-alone entity, which in no event may exceed the group's consolidated tax liabilities for such year, and (ii) payments to or on behalf of Globe Holdings in respect of franchise or similar taxes and governmental charges incurred by it relating to the business, operations or finances of the Company.

CONSULTING AGREEMENT

  In connection with the Merger and the Recapitalization, Thomas A. Rodgers, Jr. entered into a consulting agreement with the Company, pursuant to which he will be compensated at a rate of $100,000 per annum, and agreed to perform special projects for the Company and such other matters as the Company's Board of Directors or officers reasonably request.

CHS LOAN

  In connection with the Recapitalization, Code Hennessy & Simmons extended the CHS Loan to Globe Holdings in the principal amount of $25.0 million. The CHS Loan was repaid with the net proceeds to Globe Holdings from the Units Offering. The CHS Loan bore interest at a rate of 14% per annum and would have matured on July 31, 2009.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  Globe Holdings owns all of the Company's issued and outstanding capital stock. The following table sets forth certain information as of September 15, 1998 regarding the beneficial ownership of the capital stock of Globe Holdings by (i) each shareholder who beneficially owns more than 5% of the common stock of Globe Holdings, (ii) each director and Named Executive Officer of the Company and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite its or his name. Unless otherwise noted, the address for each director and executive officer of the Company is c/o the Company, 456 Bedford Street, Fall River, Massachusetts 02720.

                                       COMMON STOCK         PREFERRED STOCK
                                  ---------------------- ----------------------
       NAME OF BENEFICIAL OWNER   NUMBER (1) PERCENT (1) NUMBER (1) PERCENT (1)
       ------------------------   ---------- ----------- ---------- -----------
     Code, Hennessy & Simmons
      III, L.P. (2).............. 1,647,437     75.6      21,999.6     75.6
     Thomas A. Rodgers, Jr. (3)..   166,244      7.6         2,220      7.6
     Thomas A. Rodgers, III......    89,862      4.1         1,200      4.1
     Americo Reis (4)............    22,465      1.0           300      1.0
     Lawrence R. Walsh (4).......    22,465      1.0           300      1.0
     Robert L. Bailey (4)........    22,465      1.0           300      1.0
     William J. Girrier..........       --       --            --       --
     Kevin T. Cardullo...........       --       --            --       --
     Andrew W. Code (5).......... 1,647,437     75.6      21,999.6     75.6
     Peter M. Gotsch (5)......... 1,647,437     75.6      21,999.6     75.6
     Edward M. Lhee .............     1,977        *          26.4        *
     Brinson Partners, Inc.
      (6)(7).....................   224,655     10.3         3,000     10.3
     Virginia Retirement System
      (7)........................   179,724      8.2         2,400      8.2
     All executive officers and
      directors as a group (9
      persons)................... 1,806,671     80.4        24,126     80.4

--------
*  Less than 1%
(1) Includes shares of Common Stock and Preferred Stock subject to options which are exercisable within 60 days of September 15, 1998.
(2) The business address of Code, Hennessy & Simmons III, L.P. is 10 South Wacker Drive, Suite 3175, Chicago, Illinois 60606.
(3) All of such shares are held of record by the Thomas A. Rodgers, Jr. Grantor Retained Annuity Trust, of which Thomas A. Rodgers, Jr. is the sole beneficiary.
(4) All of the shares shown are issuable upon exercise of outstanding options.
(5) All of such shares are held of record by Code, Hennessy & Simmons III, L.P. Messrs. Code and Gotsch are officers, directors and shareholders of the sole general partner of Code, Hennessy & Simmons III, L.P. and share investment and voting power with respect to the securities owned by Code, Hennessy & Simmons III, L.P. Each of Messrs. Code and Gotsch disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The business address of Messrs. Code and Gotsch is c/o Code, Hennessy & Simmons III, L.P., 10 South Wacker Drive, Suite 3175, Chicago, Illinois 60606.
(6) Brinson Partners, Inc. ("BPI") has advised the Company that it is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. Of the shares shown: (i) 38,631 shares of Common Stock and
    515.87 shares of Preferred Stock are held of record by Brinson Venture Capital Fund III, L.P., of which BPI is the general partner and (ii) 6,300 shares of Common Stock and 84.13 shares of Preferred Stock are held of record by Brinson MAP Venture Capital Fund III, a trust of which a wholly owned subsidiary of BPI is the sole trustee. As a result, BPI has sole voting and dispositive power with respect to such shares. The address of BPI is 209 South LaSalle Street, Chicago, Illinois 60604-1295.
(7) BPI serves as an Investment Adviser to Virginia Retirement System and shares voting and dispositive power with respect to the shares held of record by Virginia Retirement System. The address of Virginia Retirement System is 1200 East Main Street, Richmond, Virginia 23219.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

  General. As part of the Transactions, the Company entered into the Senior Credit Facility with Bank of America National Trust and Savings Association, as a lender and as administrative agent, BancAmerica Robertson Stephens, as arranger, Merrill, Lynch, Pierce, Fenner & Smith, Inc. as syndication agent, and certain other financial institutions (the "Lenders").

  The Senior Credit Facility provides for two term loans to the Company for $60.0 million and $55.0 million ("Term Loan A" and "Term Loan B," respectively, and collectively, the "Term Loans") and revolving loans to the Company for up to $50.0 million (including letters of credit) (the "Revolving Loan" and, together with the Term Loans, the "Loans"). Subject to certain restrictions, the Senior Credit Facility may be used to finance the Transactions and for working capital and general corporate purposes of the Company and its subsidiaries.

  Repayment. Term Loan A and the Revolving Loan must be repaid six and one-half years following the date of the closing of the Senior Credit Facility. Term Loan B must be repaid eight years following the date of the closing of the Senior Credit Facility. Loans made pursuant to the Senior Credit Facility may be borrowed, repaid and, in the case of the Revolving Loans, reborrowed, without premium or penalty (other than prepayments of Eurodollar Loans (as defined in the Senior Credit Facility) which may be subject to customary breakage costs), from time to time until maturity, subject to the satisfaction of certain conditions on the date of any such borrowing. In addition, the Senior Credit Facility provides for mandatory repayments (with corresponding permanent reductions on Revolving Loan commitments) of any outstanding borrowings out of any proceeds received from a sale of assets (other than sales of inventory in the ordinary course of business, sales of certain obsolete assets, and certain other exceptions), net cash proceeds of permitted debt and equity issuances (subject to certain exceptions), net cash proceeds from insurance recovery and condemnation events (subject to certain reinvestment rights) and 75% of annual excess cash flow, reducing to 50% when the ratio of total debt to EBITDA is less than 3.75:1.

  Security; Guaranty. The obligations of the Company under the Senior Credit Facility are guaranteed by Globe Holdings and will be guaranteed by each of the Company's future direct and indirect domestic subsidiaries and, so long as there are no adverse tax consequences, foreign subsidiaries. The obligations of the Company under the Senior Credit Facility and each of the guarantors under its guarantee is or will be secured by substantially all of the assets of such person and the capital stock of subsidiaries owned by the Company and the guarantors.

  Interest. At the Company's option, the interest rates per annum applicable to the loans under the Senior Credit Facility will be a fluctuating rate of interest measured by reference to one or a combination (at the Company's election) of the following: (i) the Base Rate (as defined in the Senior Credit Facility), plus the applicable borrowing margin, or (ii) the relevant Eurodollar Rate (as defined in the Senior Credit Facility), plus the applicable borrowing margin. The applicable borrowing margin under the Senior Credit Facility for Base Rate-based borrowings is 1.25% for the Term Loan A and the Revolving Loan and 1.75% for the Term Loan B; the applicable borrowing margin under the Senior Credit Facility for Eurodollar Rate-based borrowings is 2.25% for the Term Loan A and the Revolving Loan and 2.75% for the Term Loan B, subject to adjustment in each case based on the Company's Leverage Ratio (defined in the Senior Credit Facility as the ratio of Total Debt (as defined in the Senior Credit Facility) to EBITDA (as defined in the Senior Credit Facility)).

  Fees. The Company has agreed to pay certain fees in connection with the Senior Credit Facility, including: (i) letter of credit fees; (ii) agency fees; and (iii) commitment fees. Commitment fees are payable at a rate per annum of 0.5% on the undrawn amounts of the Senior Credit Facility, subject to adjustment based on the Company's Leverage Ratio.

  Covenants. The Senior Credit Facility requires the Company to meet certain financial tests, including a maximum leverage ratio, a minimum interest coverage ratio and a minimum fixed charge coverage ratio. The Senior Credit Facility also contains covenants which, among other things, restrict the ability of the Company and its subsidiaries (subject to certain exceptions) to incur liens, transact with affiliates, incur indebtedness, declare dividends or redeem or repurchase capital stock, make loans and investments, engage in mergers, acquisitions and asset sales, acquire assets, stock, or debt securities of any person, have additional subsidiaries, amend its certificate of incorporation and bylaws, and make capital expenditures. The Senior Credit Facility also requires the Company and its restricted subsidiaries to satisfy certain customary affirmative covenants and to make certain customary indemnifications to the Lenders and the administrative agent under the Senior Credit Facility.

  Events of Default. The Senior Credit Facility contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, certain events of bankruptcy and insolvency, ERISA violations, judgment defaults, cross-default to certain other indebtedness, and a change in control of Globe Holdings or the Company.

                         DESCRIPTION OF THE NEW NOTES

  The New Notes offered hereby are to be issued as a separate series under an Indenture dated as of July 31, 1998 (the "Indenture") between the Company and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the New Notes bear a Series B designation and a different CUSIP number than the Old Notes, (ii) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The Old Notes issued in the Initial Offering and the New Notes offered hereby are referred to collectively as the "Notes." The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, a copy of which can be obtained from the Trustee upon request. Upon the issuance of the New Notes, or the effectiveness of the Shelf Registration Statement, the Indenture will be subject to and governed by the provisions of the Trust Indenture Act of 1939 (the "Trust Indenture Act" ). The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." Wherever particular sections or defined terms of the Indenture not otherwise defined herein are referred to, such Sections or defined terms shall be incorporated herein by reference, and those terms made a part of the Indenture by the Trust Indenture Act also are incorporated herein by reference.

GENERAL

  The Notes, which mature on August 1, 2008, will be limited to $300.0 million in aggregate principal amount, $150.0 million of which will be issued on the Issue Date. Additional amounts may be issued in one or more series from time to time, subject to the limitations set forth under "Certain Covenants-- Incurrence of Debt and Issuance of Preferred Stock." The Notes will not be entitled to any sinking fund. The Notes will be redeemable at the option of the Company as described below under "--Optional Redemption."

  The Notes will bear interest from the Issue Date at the rate of 10% per annum payable semiannually in arrears on February 1 and August 1 of each year commencing on February 1, 1999 until the principal thereof is paid or made available for payment to the Holders of record at the close of business on the immediately preceding January 15 or July 15, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The circumstances under which the interest rate may increase are described under "--Exchange Offer; Registration Rights."

  Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Trustee maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, if any, and interest with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

  All references herein to payments of principal, premium, if any, and interest on the Notes shall be deemed to include any applicable Additional Interest (as defined) that may become payable in respect of the Notes. See "-- Exchange Offer; Registration Rights."

SUBORDINATION

  The Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all current and future Senior Debt of the Company, including the Company's obligations under the

Senior Credit Facility. The Notes will also be effectively subordinated to all secured Debt of the Company and any Guarantor to the extent of the value of the assets securing such Debt. The Notes will rank pari passu with any future senior subordinated indebtedness of the Company and will rank senior to any future Subordinated Debt of the Company. As of June 30, 1998, on a pro forma basis after giving effect to the Transactions, the Company would have had an aggregate of approximately $121.8 million of Senior Debt (excluding unused commitments of approximately $43.2 million under the Senior Credit Facility).

  The Notes will be unconditionally guaranteed, on a senior subordinated basis, as to the payment of principal, premium, if any, and interest, jointly and severally, by all future direct and indirect Restricted Domestic Subsidiaries of the Company (the "Guarantors"). The Company has no existing Restricted Domestic Subsidiaries.

  In connection with the Transactions, the Company entered into the Senior Credit Facility, under which the Company may borrow up to an aggregate of $165.0 million, subject to compliance with certain covenants and financial ratios. See "Description of Senior Credit Facility."

  Upon any payment or distribution of assets of the Company of any kind or character to creditors of the Company in a total or partial liquidation, winding up, reorganization or dissolution of the Company or in a voluntary or involuntary bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of all Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt whether or not such interest is an allowed claim in any such proceeding) before the Holders of the Notes will be entitled to receive any payment of any kind or character with respect to the Notes, and until all Obligations with respect to all Senior Debt are paid in full in cash, any distribution to which the Holders of the Notes would be entitled shall be made to the holders of Senior Debt or their Representative (except that Holders of the Notes may receive Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

  Neither the Company nor any Person on behalf of the Company may make any payment of any kind or character upon or in respect of the Notes (except from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Designated Senior Debt occurs and is continuing or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and, in the case of clause (ii), the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Representative of any Designated Senior Debt. Payments on the Notes may and shall be resumed (A) in the case of a payment default described in clause (i) above, upon the date on which such default is cured or waived and (B) in case of a default described in clause (ii) above, the earlier of (1) the date on which all such defaults have been cured or waived, (2) 179 days after the date on which the applicable Payment Blockage Notice is received, (3) the date such Designated Senior Debt shall have been paid in full in cash or (4) the date such Payment Blockage Period shall have been terminated by written notice to the Trustee from the Representative of the Designated Senior Debt initiating such Payment Blockage Period, after which, in the case of clauses (1), (2), (3) and (4), the Company shall resume making any and all required payments in respect of the Notes, including any payments not made to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions, unless the provisions described in clause (i) above or the provisions of the immediately preceding sentence are then applicable. No new Payment Blockage Period may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days.

  As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of the Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. The Indenture limits, subject to certain financial tests, the amount of additional Debt, including Senior Debt, that the Company and its Subsidiaries can incur. See "--Certain Covenants--Incurrence of Debt and Issuance of Preferred Stock."

GUARANTEES

  Each Guarantor, if any, will unconditionally guarantee, on a senior subordinated basis, jointly and severally to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal, premium, if any, and interest on the Notes. The Guarantees will be subordinated to Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt. The obligations of each Guarantor will be limited to the maximum amount which after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP.

  Each Guarantor may consolidate with or merge into or sell its assets to the Company, another Guarantor that is a Restricted Subsidiary of the Company or a Restricted Subsidiary that is or in connection therewith becomes a Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "Certain Covenants--Merger, Consolidation or Sale of Assets." In the event all of the Capital Stock of a Guarantor or the parent company of a Guarantor are sold and the sale complies with the provisions set forth in "--Certain Covenants--Asset Sales," the Guarantor's Guarantee will be released. A Guarantor's Guarantee shall also be released if such Guarantor becomes an Unrestricted Subsidiary in accordance with the Indenture.

OPTIONAL REDEMPTION

  The Notes will be redeemable at the option of the Company, in whole or in part, at any time and from time to time on or after August 1, 2003 upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2003...........................................................  105.000%
      2004...........................................................  103.333%
      2005...........................................................  101.667%
      2006 and thereafter............................................  100.000%

  The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

  At any time prior to August 1, 2001, the Company may on any one or more occasions redeem from the net proceeds of one or more Equity Offerings up to an aggregate of 35% of the aggregate principal amount of the Notes at a redemption price of 110.0% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date; provided that at least $97.5 million in aggregate principal amount of the Notes issued under the Indenture remain outstanding immediately after the occurrence of such redemption.

  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any
Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the Notes or portions of them called for redemption.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof and accrued and unpaid interest thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Trustee an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Trustee will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture provides that, prior to complying with the provisions of this covenant (including the mailing of the notice referred to above), but in any event within 90 days following a Change of Control, the Company will either repay in full in cash all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant and the Company's failure to comply with this covenant shall constitute an Event of Default under the Indenture. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

  The Senior Credit Facility restricts the ability of the Company to purchase any Notes and other senior subordinated or subordinated indebtedness of the Company, and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event any such restrictions would prohibit the Company from purchasing Notes upon a Change of Control, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such restrictions. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Senior Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  The Change of Control provision of the Notes may in certain circumstances make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control provision is a result of negotiations between the Company and the Initial Purchasers.

  The provisions of the Indenture would not necessarily afford Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect Holders of the Notes.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another person or group may be uncertain.

  The Company will comply with the applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

 Incurrence of Debt and Issuance of Preferred Stock.

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Debt (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence thereof, the Company may incur Debt (including Acquired Debt) or issue shares of Disqualified Stock and any Guarantor may incur Debt (including Acquired
Debt) or issue preferred stock if the Consolidated Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Debt is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Debt had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

  The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Debt (collectively, "Permitted Debt"):

    (i) the incurrence by the Company or any of the Guarantors of Debt under the Senior Credit Facility (or if the Senior Credit Facility has matured or been terminated or repaid in whole or in part, any other Credit Facility) in an aggregate principal amount at any time outstanding not to exceed $165.0 million, which amount shall be reduced by (A) any required permanent repayments pursuant to the provisions of the covenant described under the caption "--Asset Sales" (which are accompanied by a corresponding permanent commitment reduction thereunder), (B) the aggregate amount of any Debt constituting Limited Originator Recourse outstanding pursuant to clause
  (xi) below and (C) the principal amount of Debt outstanding pursuant to clause (x) below;

    (ii) the incurrence by the Company and its Restricted Subsidiaries of Existing Debt;

    (iii) the incurrence by the Company or any of its Restricted Subsidiaries of Debt represented by the Notes issued on the Issue Date (or any Notes issued in exchange therefor) or any Guarantee;

    (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to refund, refinance or replace, Debt that was permitted by the Indenture to be incurred;

    (v) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Debt between or among the Company and any of its Restricted Subsidiaries; provided, however, that (A) if the Company or a Guarantor is the obligor on such Debt, such Debt is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes or such Guarantor's Guarantee, as the case may be, and (B) (1) any subsequent issuance or transfer (other than any bona fide pledge under the Senior Credit Facility) of Equity Interests that results in any such Debt being held by a Person other than the Company or a Restricted Subsidiary and (2) any sale or other transfer (other than any bona fide pledge under the Senior Credit Facility) of any such Debt to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Debt by the Company or such Subsidiary, as the case may be;

    (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Debt that is permitted by the terms of the Indenture to be outstanding or for the purpose of fixing or hedging currency exchange risk with respect to any currency exchanges;

    (vii) Capitalized Lease Obligations and Purchase Money Obligations of the Company and the Guarantors not to exceed $5.0 million in aggregate principal amount (or accrued value, as applicable) at any time outstanding;

    (viii) Guarantees by the Company of Debt of any Restricted Subsidiaries otherwise permitted by this covenant and guarantees by any of the Company's Restricted Subsidiaries of Debt of the Company or any other Restricted Subsidiary permitted to be incurred under the covenant described under "-- Limitation of Guarantees by Restricted Subsidiaries";

    (ix) Debt of the Company or any Restricted Subsidiary in respect of performance bonds, bankers' acceptances, trade letters of credit, workers' compensation or self-insurance, surety bonds and guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

    (x) Debt of Foreign Restricted Subsidiaries incurred for working capital purposes in an aggregate principal amount outstanding at any one time not to exceed the sum of 85% of the net book value of such Subsidiaries' accounts receivable determined in accordance with GAAP and 60% of the net book value of their inventory determined in accordance with GAAP and guarantees by Foreign Restricted Subsidiaries of such Debt (which Debt shall reduce the aggregate Debt permitted pursuant to clause (i) above in the manner contemplated thereby);

    (xi) the incurrence by (A) a Securitization Entity of Debt in a Qualified Securitization Transaction that is Non-Recourse Debt with respect to the Company and its other Restricted Subsidiaries (except for Standard Securitization Undertakings and Limited Originator Recourse) or (B) the Company or any Restricted Subsidiary of Debt constituting Limited Originator Recourse (which Debt shall reduce the aggregate Debt permitted pursuant to clause (i) above in the manner contemplated thereby);

    (xii) Debt arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; and

    (xiii) the incurrence by the Company or any of its Restricted Subsidiaries of additional Debt in an aggregate principal amount (or accrued value, as applicable) at any time outstanding, including all Permitted Refinancing Debt incurred to refund, refinance or replace any other Debt incurred pursuant to this clause (xiii), not to exceed $40.0 million (which amount may, but need not, be incurred in whole or in part under the Senior Credit Facility).

  For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Debt in any manner that complies with this covenant and such item of Debt will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accrued value and the payment of interest in the form of additional Debt will not be deemed to be an incurrence of Debt for purposes of this covenant.

 Restricted Payments.

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, unless, at the time of and after giving effect to such Restricted
Payment:

    (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

    (ii) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Debt pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Debt and Issuance of Preferred Stock"; and

    (iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (including Restricted Payments permitted by clauses (i) and (v) of the next succeeding paragraph and excluding the Restricted Payments permitted by the other clauses therein), is less than or equal to the sum of (A) 50% of the Consolidated Net Income of the Company (or if Consolidated Net Income shall be a loss, minus 100% of such loss) earned during the period beginning on the first day of the first fiscal quarter immediately following the Issue Date and ending on the last day of the fiscal quarter immediately preceding the date the Restricted Payment is made (the "Reference Date") (treating such period as a single accounting period) plus (B) 100% of the aggregate net proceeds (including the fair market value of property other than cash (determined in good faith by the Board of Directors as evidenced by an Officers' Certificate filed with the Trustee, except that in the event the value of any non-cash consideration shall be $10.0 million or more, the value shall be as determined based on an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing)) received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company); plus (C) without duplication of any amounts included in clause (B) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses (B) and (C), any net cash proceeds from an Equity Offering to the extent used to redeem the Notes and any net cash proceeds received by the Company from the sale of Equity Interests of the Company or equity contribution which has been financed, directly or indirectly using funds
  (1) borrowed from the Company or any of its Subsidiaries, unless and until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Company or by any of its Subsidiaries), plus
  (D) to the extent that any Restricted Investment that was made after the Issue Date is sold by Company or any Restricted Subsidiary for cash or otherwise liquidated or repaid for cash, the lesser of (1) the fair market value of such Restricted Investment as of the date of such Restricted Investment or (2) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), to the extent any such amount was not otherwise included in Consolidated Net Income, plus
  (E) 50% of any dividends received by the Company or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period, plus (F) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment made by the Company or any of its Restricted Subsidiaries in such Subsidiary as of the date of such redesignation, plus (G) $10.0 million. For purposes of this paragraph, the fair market value of property other than cash shall be determined in good faith by the Board of Directors and evidenced by an Officers' Certificate filed with the Trustee, except that in the event the value of any non-cash consideration shall be $10.0 million or more, the value shall be determined based on an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing.

  The foregoing provisions will not prohibit (i) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or giving of irrevocable redemption notice, if at said date of declaration or giving of notice such payment or redemption would have complied with the provisions of the Indenture; (ii) if no Default or Event of Default shall have occurred and be continuing, the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any Restricted Subsidiary of the Company or any Subordinated Debt of the Company or any Restricted Subsidiary, in each case in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided, however, that the amount of any such net proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clauses (iii) (B) and
(iii) (C) of the preceding paragraph; (iii) the redemption, repurchase, refinancing or defeasance of Subordinated Debt in exchange for, or with the net cash proceeds from, an incurrence of Permitted Refinancing Debt; (iv) the payment to Globe Holdings of any amounts required under the Tax Sharing Agreement; (v) if no Default or Event of Default shall have occurred and be continuing, the payment of dividends to Globe Holdings in an amount up to $1.0 million in any period of four consecutive quarters to fund repurchases by Globe Holdings (or its successor) of Equity Interests therein or Debt of Globe Holdings issued in connection with such Equity Interests held by Persons who have ceased to be bona fide officers or employees of the Company or one of its Restricted Subsidiaries, provided that any unused amount thereof may be carried forward to subsequent periods so long as the total amount of such Restricted Payments shall not exceed $5.0 million in the aggregate (and shall be increased by the amount of any net cash proceeds (after deducting any premiums) to the Company from (A) sales of Equity Interests of Globe Holdings to management employees subsequent to the Issue Date and (B) any "key-man" life insurance policies which are used to make such redemptions and repurchases); (vi) the payment of dividends to Globe Holdings in an amount necessary to fund Globe Holdings' bona fide corporate overhead and similar fees and expenses relating to the ownership or operation of the Company; (vii) repurchases of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof; and (viii) distributions to Globe Holdings to fund the Transactions and to pay fees and expenses incurred in connection with the Transactions and the Discount Note Offering (as described under "Use of Proceeds").

  The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (i) the net book value of such Investments at the time of such designation and (ii) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

 Liens.

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures Debt or trade payables unless (i) in the case of Liens securing Subordinated Debt, the Notes are secured on a senior basis to the obligations so secured until such time as such obligations are no longer secured by a Lien and (ii) in the case of Liens securing obligations under Pari Passu Debt, the Notes are equally and ratably secured with the obligations so secured until such time as such obligations are no longer secured by a Lien.

 Merger, Consolidation or Sale of Assets.

  The Indenture provides that the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless: (i) the Company is the surviving corporation or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance, transfer or lease substantially all of the properties and assets of the Company (the "Surviving Entity") shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; (ii) if the Company is not the surviving corporation, the Surviving Entity assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction, no Default or Event of Default exists; (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company or a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, the Company or the Surviving Entity, as the case may be, (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Debt pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Debt and Issuance of Preferred Stock"; and (v) the Company or the Surviving Entity, as the case may be, shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

  The Indenture provides that each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of "--Asset Sales") will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to any Person other than the Company or any other Guarantor unless: (i) such Guarantor is the surviving corporation or the Person (if other than a Guarantor) formed by such consolidation or into which such Guarantor is merged or the Person that acquires by conveyance, transfer or lease substantially all of the properties and assets of such Guarantor shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such entity or Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of the obligations of the Guarantor under the Guarantee pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iv) immediately after giving effect to such transaction, the Company could satisfy the provisions of clause (iv) of the first paragraph of this covenant. Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor need only comply with clauses (iv)(A) and (v) of the first paragraph of this covenant.

 Transactions with Related Persons.

  The Company will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly (i) sell, lease, transfer or otherwise dispose of any of its property to, (ii) purchase any property from, (iii) make any Investment in, or (iv) enter into or amend any contract, agreement or understanding with, or for the benefit of, any of its Related Persons (each a "Related Person Transaction"), other than Related Person Transactions that are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's length transaction by the Company or such Restricted Subsidiary from an unrelated party; provided that the Company delivers to the Trustee (A) with respect to any Related Person Transaction (or series of Related Person Transactions which are similar or part of a common plan) involving aggregate payments in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Related Person Transaction complies with the preceding sentence and such Related Person Transaction was approved by a majority of the disinterested members of the Board of Directors of the Company and (B) with respect to any Related Person Transaction (or series of Related Person Transactions which are similar or part of a common plan) involving aggregate payments in excess of $10.0 million, an affirmative opinion as to the fairness to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view issued by a nationally recognized accounting, appraisal, investment banking or consulting firm that is, in the judgment of the Board of Directors of the Company, independent and qualified to render such opinion. The foregoing restrictions shall not apply to: (i) any transactions between Wholly Owned Restricted Subsidiaries of the Company, or between the Company and any Wholly Owned Restricted Subsidiary of the Company, if such transaction is not otherwise prohibited by the terms of the Indenture; (ii) Restricted Payments permitted under the covenant described above under the caption "--Restricted Payments"; (iii) customary directors' fees, indemnification and similar arrangements, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business (including customary benefits thereunder); (iv) transactions undertaken pursuant to the Management Agreement and the Tax Sharing Agreement; (v) the issue and sale by the Company to its stockholders of Equity Interests other than Disqualified Stock; (vi) the incurrence of intercompany Debt permitted pursuant to "--Incurrence of Debt and Issuance of Preferred Stock" above; (vii) customary indemnification and similar arrangements with any officer, director or employee of Globe Holdings relating to the business, operations or ownership of the Company; (viii) the pledge of Equity Interests of Unrestricted Subsidiaries to support the Debt thereof; (ix) transactions that are permitted by the provisions of the Indenture described above under the caption "--Merger, Consolidation and Sale of Assets;" (x) transactions effected as a part of a Qualified Securitization Transaction; (xi) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and (xii) transactions undertaken pursuant to the Asset Drop Down.

 Payment Restrictions Affecting Restricted Subsidiaries.

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) (A) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (B) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (A) Existing Debt, (B) the Senior Credit Facility as in effect on the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive taken as a whole with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facility as in effect on the date of the Indenture (as determined by the Board of Directors of the Company in its reasonable and good faith judgment), (C) the Indenture and the Notes, (D) applicable law, (E) any instrument governing Debt or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt was incurred or such encumbrance or restriction was established in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Debt, such Debt was permitted by the terms of the Indenture to be incurred,
(F) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business and consistent with past practices, restricting assignment or restricting transfers of non-cash assets, (G) Purchase Money Obligations for property acquired in the ordinary course of business and other Liens permitted by the Indenture, in each case that impose restrictions of the nature described in clause (iii) above on the property so acquired (or subject to such Liens), (H) Debt permitted under clause (x) of the second paragraph under the covenant described above under the caption "--Incurrence of Debt and Issuance of Preferred Stock," (I) Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are not materially more restrictive taken as a whole than those contained in the agreements governing the Debt being refinanced (as determined by the Board of Directors of the Company in its reasonable and good faith judgment),
(J) contracts for the sale of assets or Equity Interests to the extent that any such contract imposes restrictions of the nature described in clause (iii) above on the property to be sold, (K) any pledge by the Company or a Restricted Subsidiary of the Equity Interests of an Unrestricted Subsidiary to support the Debt thereof, (L) secured Debt otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limits the right of the debtor to dispose of the assets securing such Debt, (M) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, (N) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (O) any Debt or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity, (P) other Debt of a Restricted Subsidiary that is a Guarantor permitted to be incurred subsequent to the date of the Indenture pursuant to the provisions of the covenants described above under the caption "--Incurrence of Debt and Issuance of Preferred Stock"; provided that any such restrictions are ordinary and customary with respect to the type of Debt or preferred stock being incurred or issued (under the relevant circumstances), or (Q) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (P) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

 Incurrence of Senior Subordinated Indebtedness.

  The Indenture provides that (i) the Company will not, directly or indirectly, incur, create, issue, assume, guarantee or otherwise become liable for any Debt that is expressly subordinated or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Notes, and (ii) the Company will not, directly or indirectly, permit any Guarantor to incur, create, issue, assume, guarantee or otherwise become liable for any Debt that is expressly subordinated or junior in right of payment to its Guarantor Senior Debt and senior in any respect in right of payment to its Guarantee.

 Limitation of Guarantees by Restricted Subsidiaries.

  The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise to assume, guarantee or in any other manner become liable with respect to any Debt of the Company or any other Restricted Subsidiary (other than any guarantee by a Foreign Restricted Subsidiary of Debt of another Foreign Restricted Subsidiary permitted under "--Incurrence of Debt and Issuance of Preferred Stock" above) unless, in any such case (i) such Restricted Subsidiary, if it is not a Guarantor, executes and delivers a supplemental indenture to the Indenture, providing a Guarantee and (ii) (A) if any such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Senior Debt or Guarantor Senior Debt, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such Senior Debt or Guarantor Senior Debt may be superior to the Guarantee pursuant to subordination provisions no less favorable in any material respect to the Holders than those contained in the Indenture and (B) if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Debt that is expressly subordinated to the Notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect to such subordinated Debt shall be subordinated to the Guarantee pursuant to subordination provisions no less favorable in any material respect to the Holders than those contained in the Indenture.

  Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes pursuant to the foregoing paragraph shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon: (i) the unconditional release of such Restricted Subsidiary from its liability in respect of the Debt in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph (including any Debt in respect of the Senior Credit Facility); or (ii) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Company of all of the Company's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary or the parent of such Restricted Subsidiary; provided that (A) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture and (B) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Debt so guaranteed or (iii) such Guarantor becoming an Unrestricted Subsidiary in accordance with the Indenture.

 Asset Sales.

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or properties and assets to be used in the Company's business or Equity Interests in a Person that becomes a Restricted Subsidiary and is received at the time of such disposition; provided that the amount of any Senior Debt or Guarantor Senior Debt (as shown on the most recent consolidated balance sheet of the Company) of the Company or any Guarantor that is assumed by the transferee of any such assets pursuant to a customary novation agreement or other agreement that releases or indemnifies the Company or such Guarantor from further liability shall be deemed to be cash for purposes of this provision.

  Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary may apply such Net Proceeds at its option, (i) to permanently repay, reduce, or secure letters of credit in respect of, Senior Debt and/or Guarantor Senior Debt (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings), and/or (ii) to the acquisition of a controlling interest in another business, the making of a capital expenditure or Permitted Investment or the acquisition of other assets, in each case, for use in the same or a similar line of business as the Company or any Restricted Subsidiary was engaged in on the date of such Asset Sale or reasonable extensions thereof. Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce indebtedness under the Senior Credit Facility (or any alternative or subsequent revolving credit agreement where borrowings thereunder constitute Senior Debt and/or Guarantor Senior Debt) or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds."

  When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer (an "Asset Sale Offer") to all Holders of Notes and holders of any other Pari Passu Debt outstanding with provisions requiring the Company to make an offer to purchase or redeem such indebtedness with the proceeds from any Asset Sale as follows: (i) the Company will make an offer to purchase from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Debt (subject to proration in the event such amount is less than the aggregate Asset Sale Offered Price (as defined herein) of all Notes tendered), and (ii) to the extent required by such Pari Passu Debt to permanently reduce the principal amount of such Pari Passu Debt, the Company will make an offer to purchase or otherwise repurchase or redeem Pari Passu Debt (an "Asset Sale Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event will the Company be required to make an Asset Sale Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount of such Pari Passu Debt plus the amount of any premium required to be paid to repurchase such Pari Passu Debt. The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date (the "Asset Sale Offer Date") such Asset Sale Offer is consummated (the "Asset Sale Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Asset Sale Offered Price of the Notes tendered pursuant to the Asset Sale Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Debt that is purchased in an Asset Sale Pari Passu Offer is less than the Pari Passu Debt Amount, the Company may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and Pari Passu Debt surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the Notes tendered pursuant to an Asset Sale Offer and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

  The Indenture provides that, if the Company becomes obligated to make an Asset Sale Offer pursuant to the immediately preceding paragraph, the Notes and the Pari Passu Debt shall be purchased by the Company, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Asset Sale Offer is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act.

  The Indenture provides that the Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under such provisions of the Indenture by virtue thereof.

 Issuance and Sale of Capital Stock of Restricted Subsidiaries.

  The Indenture provides that the Company (i) will not, and will not permit any Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than to the Company or a Wholly Owned Restricted Subsidiary) and
(ii) will not permit any Restricted Subsidiary to issue any of its Capital Stock to any Person other than to the Company or a Wholly Owned Restricted Subsidiary, in each case unless the Net Proceeds from such transfer, sale or other disposition are applied in accordance with "--Asset Sales."

 Conduct of Business.

  The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar or related to the businesses in which the Company and its Restricted Subsidiaries are engaged as of the Issue Date (or any reasonable extension or expansion thereof), except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

 Guarantors.

  The Indenture provides that so long as any Notes remain outstanding, any Restricted Domestic Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Domestic Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Domestic Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Domestic Subsidiary. Thereafter, such Restricted Domestic Subsidiary shall be a Guarantor for all purposes of the Indenture.

  If all the Capital Stock of any Guarantor is sold to a Person (other than the Company or any of its Restricted Subsidiaries) and the Net Proceeds from such Asset Sale are used in accordance with the terms of the covenant described under "--Asset Sales," then such Guarantor will be released and discharged from all of its obligations under its Guarantee of the Notes and the Indenture.

 Limitation on Sale and Lease-Back Transactions.

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Lease-Back Transaction; provided that the Company or any Guarantor may enter into a Sale and Lease-Back Transaction if: (i) the Company could have (A) incurred Debt in an amount equal to the Attributable Debt relating to such Sale and Lease-Back Transaction pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Debt and Issuance of Preferred Stock" and (B) incurred a Lien to secure such Debt pursuant to the covenant described above under the caption "--Liens;" (ii) the gross cash proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors pursuant to a Board Resolution) of the property that is the subject of such Sale and Lease-Back Transaction; and
(iii) the transfer of assets in such Sale and Lease-Back Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Asset Sales."

 Rule 144A Information Requirement.

  The Company will furnish to the Holders or beneficial holders of the Notes and prospective purchasers of Notes designated by the Holders, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for so long as is required for an offer or sale of the Notes to qualify for an exemption under Rule 144A.

 Reports.

  The Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and the Holders with such quarterly and annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of
Section 314(a) of the Trust Indenture Act.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Accounts Receivable Subsidiary" means any Subsidiary of the Company that is, directly or indirectly, wholly owned by the Company (other than director qualifying shares) and organized solely for the purpose of and engaged in (i) purchasing, financing and collecting accounts receivable obligations of customers of the Company or its Subsidiaries, (ii) the sale or financing or such accounts receivable or interest therein and (iii) other activities incident thereto.

  "Acquired Debt" means, with respect to any specified Person, (i) Debt of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Debt incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Debt secured by a Lien encumbering any asset acquired by such specified Person which, in each case, is not repaid at or within five days following the date of such acquisition.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

  "Asset Sale" means (i) the sale, lease (other than operating leases entered into in the ordinary course of business), conveyance or other disposition of any assets or rights (including, without limitation, by way of a Sale and Lease-Back Transaction) other than in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "Repurchase at the Option of Holders Upon Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries (to the extent such Equity Interests are held by the Company or another Restricted Subsidiary of the Company), in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions that (x) have a fair market value in excess of $1.0 million or (y) generate net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following shall not be deemed to constitute Asset Sales: (i) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP; (ii) transfers of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" (or a fractional undivided interest therein) by a Securitization Entity in a Qualified Securitization Transaction (for the purposes of this clause (ii), Purchase Money Notes shall be deemed to be cash); (iii) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (iv) a disposition of inventory held for sale in the ordinary course of business or obsolete, worn out or damaged property or equipment in the ordinary course of business; (v) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (vi) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments"; (vii) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (viii) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property and (ix) sales of accounts receivable for cash at fair market value, and any sale, conveyance or transfer of accounts receivable in the ordinary course of business to an Accounts Receivable Subsidiary or to third parties that are not Affiliates of the Company or any Subsidiary of the Company.

  "Asset Sale Offer" shall have the definition set forth under "--Certain Covenants--Asset Sales."

  "Asset Sale Offer Date" shall have the definition set forth under "--Certain Covenants--Asset Sales."

  "Asset Sale Offered Price" shall have the definition set forth under "-- Certain Covenants--Asset Sales."

  "Asset Sale Pari Passu Offer" shall have the definition set forth under "-- Certain Covenants--Asset Sales."

  "Attributable Debt" in respect of a Sale and Lease-Back Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Board Resolution" means a copy of a resolution certified pursuant to an Officers' Certificate to have been duly adopted by the Board of Directors of the Company or a Restricted Subsidiary of the Company, as appropriate, and to be in full force and effect, and delivered to the Trustee.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any lender party to the Senior Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within one year after the date of acquisition, (vi) marketable direct obligations issued by any state of the United States or any political subdivision, or public instrumentality of such state, in each case having maturities of not more than one year from the date of acquisition and, at the time of acquisition thereof, having one of the two highest ratings obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Corporation, and (vii) money market, mutual or similar funds which invest substantially all of their assets in securities of the type described in clauses (i) through
(vi) above.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), or group of related persons, together with any Affiliates thereof (other than Permitted Holders), (ii) the adoption by the Company of a plan relating to the liquidation or dissolution of the Company, (iii) the first day on which a majority of the members of the Board of Directors of the Company or Globe Holdings (for so long as Globe Holdings beneficially owns a majority of any class of the Voting Stock of the Company) are not Continuing Directors, or (iv) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) or group of related persons, together with any Affiliates thereof (other than Permitted Holders) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% (measured by voting power rather than number of shares) of the Voting Stock of the Company or Globe Holdings (for so long as Globe Holdings beneficially owns a majority of any class of the Voting Stock of the Company).

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income and without regard to the $1.0 million threshold in the definition thereof), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) the consolidated net interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (v) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (vi) other non-recurring non-cash items increasing such Consolidated Net Income for such period (which will be added back to Consolidated Cash Flow in any subsequent period to the extent cash is received in respect of such item in such subsequent period), in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, "Consolidated Cash Flow" shall be calculated without giving effect to amortization or depreciation of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets, in each case arising in connection with any acquisition permitted under the Indenture) and 17 (including non-cash charges relating to intangibles and goodwill arising in connection with any such acquisition).

  "Consolidated Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Consolidated Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays or redeems any Debt (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment or redemption of Debt, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions or Asset Sales that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Consolidated Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date. In calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (i) interest on Debt determined on a fluctuating basis as of the Calculation Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Debt in effect on the Calculation Date; (ii) if interest on any Debt actually incurred on the Calculation Date may be optionally determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rates, then the interest rate in effect on the Calculation Date will be deemed to have been in effect during the relevant four-quarter period reference; and (iii) notwithstanding the foregoing, interest on Debt determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

  "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs (other than those debt issuance costs incurred on the Issue Date in connection with the Transactions) and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Debt of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries (other than dividend payments on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Company) paid or accrued during such period.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles adopted after the Issue Date shall be excluded, (v) any restoration to Net Income of any contingency reserve of an extraordinary, nonrecurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, shall be excluded, (vi) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets shall be excluded, (vii) non-cash compensation charges arising upon the issuance or exercise of employee stock options or Capital Stock (other than Disqualified Stock) shall be excluded and
(viii) all extraordinary gains and extraordinary losses and any unusual or non-recurring charges recorded or accrued in connection with the Transactions shall be excluded.

  "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the ordinary shareholders of such Person and its consolidated Subsidiaries as of such date and (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (A) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (B) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (C) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

  "Continuing Director" means, as of any date of determination, any member of the Board of Directors of the Company or Globe Holdings, as the case may be, who (i) was a member of such Board of Directors on the date of the Indenture,
(ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or (iii) was nominated for election or elected to such Board of Directors by or with the approval of the Permitted Holders.

  "Credit Facilities" means, with respect to the Company or any Subsidiary, one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers acceptance or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Debt under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted Debt.

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

  "Debt" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Debt of others secured by a Lien on any asset of such Person (whether or not such Debt is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Debt of any other Person (but excluding, with respect to Debt of a Securitization Entity, any Standard Securitization Undertakings that might be deemed to constitute guarantees). The amount of any Debt outstanding as of any date shall be (i) the accrued or accreted value thereof, in the case of any Debt that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt. For purposes of calculating the amount of Debt of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Debt but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Designated Senior Debt" means (i) any Debt under the Senior Credit Facility and (ii) any other Senior Debt or Guarantor Senior Debt permitted under the Indenture the principal amount of which is $10.0 million or more and that has been expressly designated by the Company in such Senior Debt or Guarantor Senior Debt instrument as "Designated Senior Debt."

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants-- Restricted Payments."

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Equity Offering" means a bona fide underwritten sale to the public of Equity Interests (other than Disqualified Stock) of the Company or of Globe Holdings (to the extent the net proceeds thereof are contributed to the Company as common equity) pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of the Company or Globe Holdings, as the case may be) that is declared effective by the Commission.

  "Existing Debt" means up to $500,000 in aggregate principal amount of Debt of the Company and its Restricted Subsidiaries (other than Debt under the Senior Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

  "Foreign Subsidiary" means any Subsidiary not organized or validly existing under the laws of the United States or any state thereof or the District of Columbia.

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

  "Foreign Restricted Subsidiary" means any Foreign Subsidiary that is a Restricted Subsidiary.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

  "Globe Holdings" means Globe Holdings, Inc., a Massachusetts corporation, and its successors and assigns.

  "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt.

  "Guarantor Senior Debt" means, with respect to any Guarantor, (i) all Debt of such Guarantor under the Senior Credit Facility and all Hedging Obligations with respect thereto (including, but not limited to, the principal of, premium, if any, interest (including any interest accruing subsequent to a filing of a petition of bankruptcy at the rate provided for in documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, reimbursement obligations under letters of credit issued under, and fees, expenses, indemnities and other amounts owing in respect of, the foregoing Debt); (ii) any other Debt permitted to be incurred by such Guarantor under the terms of the Indenture, unless the instrument under which such Debt is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Guarantee of such Guarantor and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Guarantor Senior Debt will not include (v) Debt represented by Disqualified Stock, (w) any liability for federal, state, local or other taxes owed or owing by any Guarantor, (x) any Debt of a Guarantor to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) that portion of any Debt that is incurred in violation of the Indenture.

  "Guarantor" means each of the Company's Restricted Domestic Subsidiaries that executes a supplemental indenture in which such Restricted Domestic Subsidiaries agree to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under Interest Swap Agreements and Currency Agreements.

  "Interest Swap Agreements" means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, treasury rate-lock agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company from fluctuations in interest rates.

  "Interest Swap Obligations" means the obligations of any Person pursuant to any Interest Swap Agreement with any other Person.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Debt or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees and extensions of trade credit made in the ordinary course of business), purchases or other acquisitions for consideration of Debt, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

  "Issue Date" means July 31, 1998, the date of original issuance of the Notes.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Limited Originator Recourse" means a reimbursement obligation of the Company or a Restricted Subsidiary in connection with a drawing on a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issue to support Debt of a Securitization Entity under a facility for the financing of trade receivables and the warehousing of equipment loans and leases; provided that the available amount of any such form of credit enhancement at any time shall not exceed 10.0% of the principal amount of such Debt at such time.

  "Management Agreement" means the Management Agreement between the Company and CHS Management III, L.P., dated as of July 31, 1998, as in effect on the date of the Indenture or as thereafter amended in a manner that is not adverse to the Company or the Holders of the Notes.

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to Sale and Lease-Back Transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Debt of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash and Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, or against any liabilities associated with the Asset Sale, or the assets subject thereto, and retained by the Company or any Restricted Subsidiary, and (iv) amounts required to be applied to the repayment of Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale, or to the satisfaction of contractual obligations either existing at the date of the Indenture, or entered into after the date of the Indenture in connection with the payment of deferred purchase price of the properties or assets that were the subject of such Asset Sale.

  "Non-Recourse Debt" means Debt (i) as to which neither the Company nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute
Debt), (B) is directly or indirectly liable (as guarantor or otherwise), or
(C) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt (other than the Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.

  "Obligations" means any principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

  "Officers' Certificate" means with respect to any Person, a certificate signed by the Chairman, Vice Chairman, Chief Executive Officer, the President or any Vice President and the Chief Financial Officer, Controller or the Treasurer of such Person that shall comply with applicable provisions of the Indenture.

  "Pari Passu Debt" shall mean (i) any Debt of the Company that is pari passu in right of payment to the Notes and (ii) with respect to any Guarantee of the Notes, Debt which ranks pari passu in right of payment to such Guarantee.

  "Pari Passu Debt Amount" shall have the definition set forth under "-- Certain Covenants--Asset Sales."

  "Permitted Holders" means (i) Code, Hennessy & Simmons, Inc., (ii) Code Hennessy & Simmons LLC, (iii) Code, Hennessy & Simmons III, L.P. and (iv) their respective affiliates.

  "Permitted Investments" means (i) any Investment in the Company or in a Restricted Subsidiary of the Company that is engaged in the same or a similar line of business as the Company and its Restricted Subsidiaries (or reasonable extensions or expansions thereof); (ii) any Investment in Cash Equivalents;
(iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of the Company that is engaged in the same or a similar line of business as the Company and its Restricted Subsidiaries (or reasonable extensions or expansions thereof) or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is engaged in the same or a similar line of business as the Company and its Restricted Subsidiaries (or reasonable extensions or expansions thereof); (iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Certain Covenants--Asset Sales"; (v) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (vi) Investments made in exchange for accounts receivable arising in the ordinary course of business which have not been collected for 180 days and which are, in the good faith of the Company, substantially uncollectible, provided that any such Investments in excess of $500,000 shall be approved by the Board of Directors (evidenced by a Board Resolution set forth in an Officers' Certificate delivered to the Trustee), (vii) loans and advances to employees of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not to exceed $1.0 million in the aggregate at any one time outstanding; (viii) Investments in Permitted Joint Ventures and Investments in suppliers to the Company and its Restricted Subsidiaries in an aggregate amount when taken together with all other Investments pursuant to this clause (viii) does not exceed the greater of $10.0 million or 10% of Total Assets at any one time outstanding; (ix) Hedging Obligations entered into in the ordinary course of business and otherwise in compliance with the Indenture, (x) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause
(x) that are at the time outstanding, not to exceed $10.0 million, (xi) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, (xii) guarantees (A) by the Company of Debt otherwise permitted to be incurred by Restricted Subsidiaries of the Company under the Indenture or (B) permitted by the "Limitations on Guarantees by Subsidiaries" covenant, (xiii) any Investment by the Company or a Wholly Owned Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an Equity Interest and (xiv) Investments received by the Company or its Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided that in the case of an Asset Sale, such Asset Sale is effected in compliance with the "Limitations on Asset Sales" covenant. For purposes of calculating the aggregate amount of Permitted Investments permitted to be outstanding at any one time pursuant to clauses (viii) and (x) of the preceding sentence, (i) to the extent the consideration for any such Investment consists of Equity Interests (other than Disqualified Stock) of the Company, the value of the Equity Interests so issued will be ignored in determining the amount of such Investment and (ii) the aggregate amount of such Investments made by the Company and its Restricted Subsidiaries on or after the date of the Indenture will be decreased (but not below zero) by an amount equal to the lesser of (A) the cash return of capital to the Company or a Restricted Subsidiary with respect to such Investment that is sold for cash or otherwise liquidated or repaid for cash (less the cost of disposition, including applicable taxes, if any) and (B) the initial amount of such Investment.

  "Permitted Joint Venture" means any Person which is, directly or indirectly through its Subsidiaries or otherwise, engaged principally in the principal business of the Company, or a reasonably related business, and the Capital Stock of which is owned by the Company and one or more Persons other than the Company or any Affiliate of the Company.

  "Permitted Junior Securities" means (i) Equity Interests in Globe Holdings, for so long as Globe Holdings owns all of the outstanding Capital Stock of the Company, or, in all other cases, Equity Interests in the Company or (ii) debt securities of the Company that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to the Indenture and which, in the case of clauses (i) and (ii), do not mature or become subject to a mandatory redemption obligation prior to the maturity of the Notes and do not cause the Notes to be treated in any case or proceeding or similar event under any bankruptcy or insolvency law as part of the same class of claims as the Senior Debt.

  "Permitted Liens" means (i) Liens to secure obligations in respect of workers compensation, unemployment, social security, statutory obligations, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business, (ii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (iii) Liens in favor of the Company and any Restricted Subsidiary,
(iv) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 30 days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted, provided that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor, (v) Liens securing Senior Debt (including the Senior Credit Facility), (vi) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary, (vii) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such liens were in existence prior to the contemplation of such acquisition, (viii) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business; provided, however, that (A) the related Purchase Money Obligations shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property or assets so acquired and (B) the Lien securing such Debt shall be created within 90 days of such acquisition, (ix) Liens existing on the date of the Indenture, (x) judgment Liens not giving rise to an Event of Default, (xi) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, as applicable, in the ordinary course of business and consistent with industry practices which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or its Subsidiaries) or interfere with the ordinary conduct of business of the Company or such Subsidiaries; provided, however, that any such Liens are not incurred in connection with any borrowing of money or commitment to loan any money to or to extend any credit, (xii) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction, (xiii) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of property or materially impair the use thereof in the operation of business by the Company or such Subsidiary, (xiv) Liens on assets of Guarantors to secure Guarantor Senior Debt of such Guarantors that were permitted by the Indenture to be incurred, (xv) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries, (xvi) any interest or title of a lessor under any Capital Lease Obligation, (xvii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, (xviii) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof, (xix) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off, (xx) Liens securing Hedging Obligations, (xxi) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, (xxii) Liens arising from filing Uniform Commercial Code financing statements regarding operating leases entered into in the ordinary course of business, (xxiii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customer duties in connection with the importation of goods and (xxiv) Liens securing Debt of Foreign Restricted Subsidiaries incurred in reliance on clause (x) of the second paragraph of the covenant described above under the caption "-- Incurrence of Debt and Issuance of Preferred Stock."

  "Permitted Refinancing Debt" means any Debt of the Company or any of its Restricted Subsidiaries or any Disqualified Stock issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accrued value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of (or accrued value, if applicable), plus accrued interest on, the Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable fees and expenses incurred in connection therewith);
(ii) such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or any Guarantee, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes or the Guarantees, as applicable, as those contained in the documentation governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Debt is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded or is Disqualified Stock.

  "Purchase Money Notes" means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

  "Purchase Money Obligations" of a Person means Debt of such Person incurred in connection with the purchase, construction or improvement of property, plant or equipment used in the business of such Person (whether through the direct purchase of the assets or the Equity Interests of any Person owning such assets).

  "Qualified Securitization Transaction" means any transaction or series of transactions pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (i) a Securitization Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, any receivables or equipment loans (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such receivables and equipment loans, all contracts and contract rights and all guarantees or other obligations in respect of such receivables and equipment loans, proceeds of such receivables and equipment loans and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transaction involving receivables and equipment (collectively, "transferred assets"); provided that in the case of any such transfer by the Company or any of its Restricted Subsidiaries, the transferor receives cash or Purchase Money Notes in an amount which (when aggregated with the cash and Purchase Money Notes received by the Company and its Restricted Subsidiaries upon all other such transfers of transferred assets during the ninety days preceding such transfer) is at least equal to 75.0% of the aggregate face amount of all receivables so transferred during such day and the ninety preceding days.

  "Related Person" means with respect to any Person (i) any Affiliate of such Person, (ii) any individual or other Person who directly or indirectly is the registered or beneficial owner of 5% or more of any class of Capital Stock of such Person or warrants, rights, options or other rights to acquire more than 5% of any class of Capital Stock of such Person, (iii) any relative of such individual by blood, marriage or adoption not more remote than first cousin and (iv) any officer or director of such Person.

  "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

  "Restricted Domestic Subsidiary" means a Restricted Subsidiary organized and validly existing under the laws of the United States or any state thereof or the District of Columbia.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Payment" means: (i) any dividend or any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or such Restricted Subsidiary or dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary); (ii) any payment to purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, any direct or indirect parent of the Company or any Restricted Subsidiary of the Company (other than any Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary); (iii) any payment to purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt of the Company or a Restricted Subsidiary, except a payment of interest or principal at Stated Maturity; and (iv) any Restricted Investment.

  "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

  "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of the Company of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

  "Securitization Entity" means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Restricted Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers receivables or equipment and related assets) that engages in no activities other than in connection with the financing of receivables or equipment and that is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity (i) no portion of the Debt or any other Obligations (contingent or otherwise) of which (A) is guaranteed by the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, (B) is recourse to or obligates the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse or (C) subjects any property or asset of the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, (ii) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity and (iii) to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced by the filing with the Trustee a Board Resolution of the Company giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions.

  "Senior Credit Facility" means, the Credit Agreement dated as of July 31, 1998, among the Company, Globe Holdings, the lenders party thereto in their capacity as such, Bank of America National Trust and Savings Association, as administrative agent, Merrill Lynch, Pierce, Fenner & Smith, Inc., as syndication agent, and BancAmerica Robertson Stephens, as arranger, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the indebtedness under such agreement or any successor or replacement agreement, whether by the same or any other agent, lender or group of lenders, whether contained in one or more agreements.

  "Senior Debt" means (i) all Debt of the Company outstanding under the Senior Credit Facility and all Hedging Obligations with respect thereto (including, but not limited to, the principal of, premium, if any, interest (including any interest accruing subsequent to a filing of a petition of bankruptcy at the rate provided for in documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, reimbursement obligations under letters of credit issued under, and fees, expenses, indemnities and other amounts owing in respect of, the foregoing Debt); (ii) any other Debt permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Debt is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (i) Debt represented by Disqualified Stock, (ii) any liability for federal, state, local or other taxes owed or owing by the Company, (iii) any Debt of the Company to any of its Subsidiaries or other Affiliates, (iv) any trade payables or (v) that portion of any Debt that is incurred in violation of the Indenture.

  "Significant Subsidiary" means any Restricted Subsidiary of the Company that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the Issue Date.

  "Standard Securitization Undertakings" means representations, warranties, covenants and indemnitees entered into by the Company or any Subsidiary of the Company that are reasonably customary in receivables or equipment loan transactions.

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

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Debt, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Debt, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subordinated Debt" means any Debt of the Company or any Guarantor which is by its terms subordinated in right of payment to the Notes or any Guarantee.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

  "Tax Sharing Agreement" means the Tax Sharing Agreement between the Company and Globe Holdings as in effect on the date of the Indenture or as thereafter amended in a manner that is not adverse to the Company or the Holders of Notes.

  "Total Assets" means, with respect to any date of determination, the total assets of the Company and its Restricted Subsidiaries shown on the Company's consolidated balance sheet prepared in accordance with GAAP on the last day of the fiscal quarter prior to the date of determination.

  "Unrestricted Subsidiary" of any Person means (i) any Subsidiary of such Person that as of the time of determination shall be or continue to be designated an Unrestricted Subsidiary in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of the Company or any Restricted Subsidiary or holds any Lien on any property of the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that (i) the Company certifies to the Trustee that such designation complies with the provisions of the covenant described under the caption "--Certain Covenants-- Restricted Payments" and (ii) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to, any indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (i) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Debt pursuant to the Consolidated Fixed Charge Coverage Ratio set forth in the first paragraph of the covenant described under the caption "-- Incurrence of Debt and Issuance of Preferred Stock" and (ii) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors, managers, trustees or other governing body, as applicable, of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Debt at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Debt.

  "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of such Person that is a Wholly Owned Subsidiary of such Person.

  "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person, by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice from either the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes to comply with the provisions described under the captions "--Repurchase at the Option of Holders Upon Change of Control", "--Certain Covenants--Asset Sales", or "--Certain Covenants--Merger, Consolidation or Sale of Assets";
(iv) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice from either the Trustee or the Holders of at least 25% in principal amount of the then-outstanding Notes to comply with any of its other agreements or covenants in the Indenture or the Notes; (v) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any such Guarantor denies its liability under its Guarantee (other than by reason of a release of a Guarantee in accordance with the terms of the Indenture); (vi) a default under any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company or any of its Restricted Subsidiaries (other than a Securitization Entity) (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries (other than a Securitization Entity)) whether such Debt or guarantee now exists, or is created after the date of the Indenture, which default (A) is caused by a failure to pay at final Stated Maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of such Debt (a "Payment Default") or
(B) results in the acceleration of such Debt prior to its final Stated Maturity and, in the case of either clause (A) or (B), the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $7.5 million or more; (vii) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $7.5 million (to the extent not covered by third party insurance as to which the insurance company has acknowledged coverage), which judgments are not paid, discharged or stayed for a period of 60 days; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice") and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Senior Credit Facility, shall become due and payable upon the first to occur of an acceleration under the Senior Credit Facility, or five business days after receipt by the Company and the Representative under the Senior Credit Facility of such Acceleration Notice (but only if such Event of Default is then continuing). In the event of a declaration of acceleration because an Event of Default set forth in clause (vi) of the preceding paragraph has occurred and is continuing, such declaration of acceleration shall be automatically annulled if (i) the missed payments in respect of the applicable Debt have been paid or if the holders of the Debt that is subject to acceleration have rescinded their declaration of acceleration, in each case within 30 days thereof and (ii) all existing Events of Default, except non-payment of principal or interest which have become due solely because of the acceleration of the Notes, have been cured or waived. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to August 1, 2003, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the amount payable for purposes of this paragraph will be 110.0%, expressed as a percentage of the amount that would otherwise be due but for the provisions of this sentence, plus accrued interest, if any, to the date of payment.

  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

  All references herein to payments of principal, premium, if any, and interest on the Notes shall be deemed to include any applicable Additional Interest that may become payable in respect of the Notes.

MODIFICATION OF THE INDENTURE

  Except as provided in the two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenant described above under the caption "Certain Covenants-Repurchase at the Option of Holders Upon Change of Control"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past

Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by the covenant described above under the caption "--Change of Control"), (viii) modify or change any provision of the Indenture or the related definitions, affecting the subordination or ranking of the Notes or any Guarantee in any manner that adversely affects the Holders, (ix) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture or (x) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

PAYMENTS FOR CONSENT

  Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement, which solicitation documents must be mailed to all Holders of the Notes a reasonable length of time prior to the expiration of the solicitation.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal, premium, if any, and interest on the outstanding Notes at their Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The registered Holder of a Note will be treated as the owner of it for all purposes.

GOVERNING LAW

  The Indenture, the Notes and the Registration Rights Agreement are governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

CONCERNING THE TRUSTEE

  Norwest Bank Minnesota, National Association is the Trustee under the Indenture. Its address is Sixth & Marquette, Minneapolis, Minnesota 55479-0069. The Company has also approved the Trustee as the initial Registrar and Paying Agent under the Indenture.

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

EXCHANGE OFFER; REGISTRATION RIGHTS

  The Company and the Initial Purchasers entered into a registration rights agreement (the "Registration Rights Agreement") on July 31, 1998 pursuant to which the Company agreed, for the benefit of Holders of the Notes, that it will, at its expense for the benefit of the Holders, (i) within 60 days after the Issue Date, file the Exchange Offer Registration Statement with the Commission with respect to the Exchange Offer and (ii) use its best effort to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date. Upon the Exchange Offer Registration Statement being declared effective, the Company and the Guarantors will offer to all holders of the Notes an opportunity to exchange their securities for a like principal amount of the New Notes (and the related Guarantees). The Company and the Guarantors will keep the Exchange Offer open for acceptance for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders. For each Note surrendered to the Company for exchange pursuant to the Exchange Offer, the Holder of such Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Note. Interest on each New Note will accrue (i) from the last interest payment date on which interest was paid on the Note surrendered in exchange therefor or (ii) if no interest has been paid on such Note, from the Issue Date.

  Under existing interpretations of the Commission contained in several no-action letters to third parties, the New Notes (and any related Guarantees) will be freely transferable by holders thereof (other than affiliates of the Company) after the Exchange Offer without further registration under the Securities Act; provided, however, that each Holder that wishes to exchange its Notes for New Notes will be required to represent (i) that any New Notes to be received by it will be acquired in the ordinary course of its business,
(ii) that at the time of the consummation of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the New Notes in violation of the Securities Act, (iii) that it is not an "affiliate" (as defined in Rule 405 promulgated under the Securities Act) of the Company, (iv) if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of New Notes and (v) if such Holder is a broker-dealer (a "Participating Broker-Dealer") that will receive New Notes for its own account in exchange for Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such New Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. The Company and any Guarantors will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of New Notes.

  If, (i) because of any change in law or in currently prevailing interpretations of the staff of the Commission, the Company and any Guarantors are not permitted to effect an Exchange Offer, (ii) the Exchange Offer is not consummated within 180 days of the Issue Date, (iii) in certain circumstances, certain holders of unregistered New Notes so request, or (iv) in the case of any Holder that participates in the Exchange Offer, such Holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such Holder as an affiliate of the Company or any Guarantor within the meaning of the Securities Act), then in each case, the Company and any Guarantors will (x) promptly deliver to the Holders and the Trustee written notice thereof and (y) at their sole expense, (1) as promptly as practicable, file a shelf registration statement covering resales of the Notes and the Guarantees (the "Shelf Registration Statement"), (2) use their best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (3) use their best efforts to keep effective the Shelf Registration Statement until the earlier of two years after the date such Shelf Registration Statement is declared effective or such time as all of the applicable Notes have been sold thereunder. The Company will, in the event that a Shelf Registration Statement is filed, provide to each Holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A Holder that sells Old Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such Holder (including certain indemnification rights and obligations).

  If the Company or any Guarantor fails to comply with the above provision or if the Exchange Offer Registration Statement or the Shelf Registration Statement fails to become effective, then, as liquidated damages, additional interest (the "Additional Interest") shall become payable in respect of the Notes as follows:

    (i) if the Exchange Offer Registration Statement or any Shelf Registration Statement is not filed with the Commission on or prior to the applicable Filing Date, Additional Interest shall accrue on the principal amount of the Notes at a rate of .50% per annum for the first 90 days immediately following such Filing Date, such Additional Interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period; or

    (ii) if the Exchange Offer Registration Statement is not declared effective by the Commission within 150 days following the Issue Date or, whether or not the Company and the Guarantors have consummated or will consummate an Exchange Offer, the Company and the Guarantors are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the 90th day following the applicable Filing Date with respect to such Shelf Registration Statement, then, commencing on the day after either such required effective date, Additional Interest shall accrue on the principal amount of the Notes at a rate of .50% per annum for the first 90 days immediately following such date, such Additional Interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period; or

    (iii) if (A) the Company has not exchanged New Notes for all Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the 180th day after the Issue Date, (B) the Exchange Offer Registration Statement ceases to be effective for at least 30 days (or longer if required by applicable law) after the date that notice of the Exchange Offer is mailed to Holders or (C) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the date such Shelf Registration Statement was declared effective (other than after such time as all Notes have been disposed of thereunder), then Additional Interest shall accrue on the principal amount of the Notes at a rate of .50% per annum for the first 90 days commencing on (x) the 181st day after the Issue Date, in the case of
  (A) above, (y) the day the Exchange Offer Registration Statement ceases to be effective in the case of (B) above or (z) the day such Shelf Registration Statement ceases to be effective in the case of (C) above, such Additional Interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period;

provided, however, that the Additional Interest rate on the Notes as a result of the provisions of clauses (i), (ii) and (iii) above may not exceed in the aggregate 2.0% per annum; provided, further, however, that (x) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (i) above), (y) upon the effectiveness of the Exchange Offer Registration or a Shelf Registration Statement (in the case of clause
(ii) above), or (z) upon the exchange of New Notes for all Notes tendered (in the case of clause (iii) (A) above), upon the effectiveness of the Exchange Offer Registration Statement which had ceased to remain effective (in the case of clause (iii) (B) above) or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii)
(C) above), Additional Interest on the Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

  As used herein, "Filing Date" means (i) in the case of an Exchange Offer Registration Statement, the 60th day after the Issue Date; or (ii) in the case of a Shelf Registration Statement (which may be applicable notwithstanding the consummation of the Exchange Offer), the 60th day after a notice regarding the obligation to file a Shelf Registration Statement is required to be delivered.

  Any amounts of Additional Interest due pursuant to clauses (i), (ii) or
(iii) above will be payable in cash, on the same original interest payment dates as the Notes. The amount of Additional Interest will be determined by multiplying the applicable Additional Interest rate by the principal amount of the Notes, multiplied by a fraction, the numerator of which is the number of days such Additional Interest rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which will be available upon request to the Company.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to the Trustee.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Old Notes were originally sold by the Company on July 31, 1998 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition to the Purchase Agreement, the Company and the Initial Purchasers entered into the Registration Rights Agreement on the date of the Initial Offering (the "Issue Date").

  Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the New Notes bear a Series B designation and a different CUSIP Number from the Old Notes, (ii) the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is consummated. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

  As of the date of this Prospectus, $150,000,000 aggregate principal amount of Old Notes were outstanding. The Company has fixed the close of business on
         , 1998 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

  Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Alabama, or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
          1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE NEW NOTES

  The New Notes will bear interest from their date of issuance. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the New Notes. Such interest will be paid with the first interest payment on the New Notes on February 1, 1999. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

  Interest on the New Notes is payable semi-annually on each February 1 and August 1, commencing on February 1, 1999.

PROCEDURES FOR TENDERING

  Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal or submit an Agent's Message (as defined below) in connection with a book-entry transfer, and mail or otherwise deliver such Letter of Transmittal or such facsimile, or Agent's Message, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Old Notes, Letter of Transmittal or Agent's Message and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Old Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

  The term "Agent's Message" means a message, transmitted by a book-entry transfer facility to, and received by, the Exchange Agent forming a part of a confirmation of a book-entry, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the Old Notes that such participant has received and agrees: (i) to participate in the Automated Tender Option Program ("ATOP"); (ii) to be bound by the terms of the Letter of Transmittal; and
(iii) that the Company may enforce such agreement against such participant.

  By executing the Letter of Transmittal (or transmitting an Agent's Message in lieu thereof), each holder will make to the Company the representations set forth above in the third paragraph under the heading "--Purpose and Effect of the Exchange Offer."

  The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal or Agent's Message.

  THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee (or, in the case of book-entry transfer, an Agent's Message in lieu thereof) and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in their sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal (or, in the case of book-entry transfer, an Agent's

Message) or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal or facsimile thereof (or, in the case of book-entry transfer, an Agent's Message), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon three New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

    (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

EXCHANGE AGENT

  Norwest Bank Minnesota, National Association has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                 NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION

   By Registered or Certified Mail:              Overnight Courier:
   Norwest Bank Minnesota, National       Norwest Bank Minnesota, National
              Association                            Association
             P.O. Box 1517                         Norwest Center
   Minneapolis, Minnesota 55480-1517          6th and Marquette Avenue
  Attention: Corporate Trust Services     Minneapolis, Minnesota 55479-0113
                                         Attention: Corporate Trust Services

               By Hand:                        Facsimile Transmission:
   Norwest Bank Minnesota, National       (For Eligible Institutions Only)
              Association                          (612) 667-4927
      NorthStar East, 12th Floor                Confirm by Telephone:
  608 Second Avenue South, North Star              (612) 667-9764
                 East
   Minneapolis, Minnesota 55479-0113

  DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE NUMBER OTHER THAN THE ONE SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

  The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE NEW NOTES

  With respect to resales of New Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives New Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who receives New Notes in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

  As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Notes are to be acquired by the holder or the person receiving such New Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the New Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the New Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the New Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                             CERTAIN UNITED STATES
                          FEDERAL TAX CONSIDERATIONS

  The following is a discussion of certain material U.S. Federal income and estate tax consequences of an exchange of Old Notes for New Notes and the ownership and disposition of the New Notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original owners of the Notes and who hold such Notes as capital assets ("Holders"). The discussion does not purport to address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and persons in special situations, such as those who hold Notes as part of a straddle, hedge, conversion transaction, or other integrated investment). In addition, this discussion does not address U.S. Federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department regulations promulgated thereunder (the "Treasury Regulations"), and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. The Company will treat the Notes as indebtedness for Federal income tax purposes, and the following discussion assumes that such treatment is correct.

  For purposes of this discussion, a "U.S. Holder" is a Holder of a Note who is a United States citizen or resident, a corporation or partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. Federal income taxation regardless of its source, or a trust if a United States court exercises primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions. A "Non-U.S. Holder" is a Holder of a Note who is not a U.S. Holder.

EXCHANGE OF NOTES

  The Company believes that the exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the Exchange Offer.

  PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

TAX CONSEQUENCES TO U.S. HOLDERS

 Taxation of Interest

  Interest paid on the Notes will be includible in the income of a U.S. Holder in accordance with the U.S. Holder's regular method of tax accounting. A U.S. Holder may be entitled to treat interest income on the Notes as "investment income" for purposes of computing certain limitations concerning the deductibility of investment interest expense.

  In the event of a Change of Control, a Holder of a Note will have the right to require the Company to purchase such Note at a price equal to 101% of the principal amount thereof. The Treasury Regulations provide that the right of a Holder of a Note to require redemption of such Note upon the occurrence of a Change of Control will not affect the yield or maturity date of the Note unless, based on all the facts and circumstances as of the issue date, it is more likely than not that a Change of Control giving rise to the redemption right will occur. The Company believes that the redemption provisions of the Notes will not affect the computation of the yield to maturity of the Notes and intends to report in a manner consistent with this belief.

  The Company may redeem the Notes at any time on or after August 1, 2003, and in certain circumstances, may redeem a portion of the Notes at any time prior to August 1, 2001. Under the Treasury Regulations, the Company is deemed to exercise any option to redeem if the exercise of such option would lower the yield of the debt instrument. The Company believes that it will not be treated as having exercised an option to redeem under these rules and intends to report in a manner consistent with this belief.

  The Company believes that it is significantly more likely than not that no Additional Interest will be payable by the Company to Holders of Notes. Accordingly, the Company intends to take the position (which generally will be binding upon Holders of Notes) that the possible payment of Additional Interest will not affect the computation of the yield to maturity of the Notes and any Additional Interest will be recognized by a Holder of Notes in accordance with such Holder's method of accounting.

 Sale, Exchange or Retirement of the Notes

  Upon the sale, exchange or retirement of the Notes, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income) and the U.S. Holder's adjusted tax basis in the Notes. A U.S. Holder's adjusted tax basis in the Notes generally will be the U.S. Holder's cost therefor, less any principal payments received by such Holder.

  Gain or loss recognized by a U.S. Holder on the sale, exchange or retirement of the Notes will be capital gain or loss. The gain or loss will be long-term capital gain or loss if the Notes have been held by the U.S. Holder for more than 18 months, and mid-term gain or loss if the Notes have been held by the U.S. Holder for more than 12 months but not more than 18 months. The deductibility of capital losses by U.S. Holders is subject to limitation.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

 Taxation of Interest

  A Non-U.S. Holder generally will not be subject to U.S. Federal income or withholding tax on interest paid on the Notes so long as such interest is not effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States, and the Non-U.S. Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company, (ii) is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code, and (iii) satisfies the requirements of Sections 871(h) or 881(c) of the Code, as set forth below under "Owner Statement Requirement." If the foregoing conditions are not satisfied, then interest paid on the Notes will be subject to U.S. withholding tax at a rate of 30%, unless such rate is reduced or eliminated pursuant to an applicable tax treaty.

 Sale, Exchange or Retirement of the Notes

  Any capital gain a Non-U.S. Holder realizes on the sale, exchange, retirement or other taxable disposition of a Note will be exempt from U.S. Federal income and withholding tax, provided that (i) the gain is not effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States, and (ii) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is not present in the United States for 183 days or more during the taxable year.

 Effectively Connected Income

  If the interest, gain or other income a Non-U.S. Holder recognizes on a Note is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States, the Non-U.S. Holder (although exempt from the withholding tax previously discussed if an appropriate statement is furnished) generally will be subject to U.S. Federal income tax on the interest, gain or other income at regular Federal income tax rates. In addition, if the Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% of its "effectively connected earnings and profits," as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

 Federal Estate Taxes

  A Note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States Federal estate tax as a result of such individual's death, provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and that the interest accrued on such Notes was not effectively connected with a United States trade or business.

 Owner Statement Requirement

  Sections 871(h) and 881(c) of the Code require that either the beneficial owner of a Note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that holds a Note on behalf of such owner files a statement with the Company or its agent to the effect that the beneficial owner is not a United States person in order to avoid withholding of United States Federal income tax. Under current regulations, this requirement will be satisfied if the Company or its agent receives (i) a statement (an "Owner Statement") from the beneficial owner of a Note in which such owner certifies, under penalties of perjury, that such owner is not a United States person and provides such owner's name and address, or (ii) a statement from the Financial Institution holding the Note on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner Statement together with a copy of the Owner Statement. The beneficial owner must inform the Company or its agent (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner Statement. The Internal Revenue Service has amended the transition period relating to recently issued Treasury Regulations governing backup withholding and information reporting requirements. Withholding certificates or statements that are valid on December 31, 1999, may be treated as valid until the earlier of their expiration or December 31, 2000. Certificates or statements received under the currently effective rules will fail to be effective after December 31, 2000.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The Company will, where required, report to the Holders of Notes and the Internal Revenue Service the amount of any interest paid on the Notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments. A noncorporate U.S. Holder may be subject to information reporting and to backup withholding at a rate of 31% with respect to payments of principal and interest made on a Note, or on proceeds of the disposition of a Note before maturity, unless such U.S. Holder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

  In the case of payments of interest to Non-U.S. Holders, current Treasury Regulations provide that the 31% backup withholding tax and certain information reporting requirements will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established, provided that neither the Company nor its payment agent has actual knowledge that the Holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under current Treasury Regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-U.S. Holder on the disposition of the Notes by or through a United States office of a United States or foreign broker, unless the Non-U.S. Holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to payment of the proceeds of a disposition of the Notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States unless such broker has documentary evidence in its file that the Holder of the Notes is not a United States person and such broker has no actual knowledge to the contrary, or the Holder establishes an exception. Neither information reporting nor backup withholding generally will apply to payment of the proceeds of a disposition of the Notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

  The Treasury Department has released new Treasury Regulations governing the backup withholding and information reporting requirements. The new regulations would not generally alter the treatment of a Non-U.S. Holder who furnishes an Owner Statement to the payor. The new regulations may change certain procedures applicable to the foreign office of a United States broker or foreign brokers with certain types of relationships to the United States. The new regulations are generally effective for payments made after December 31, 1999. Non-U.S. Holders should consult their own tax advisors with respect to the impact, if any, of the new final regulations.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Holder's United States Federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                      BOOK-ENTRY PROCEDURES AND TRANSFER

GENERAL

  Except as set forth in the next paragraph, the Notes to be resold as set forth herein will initially be issued in the form of one or more Global Notes (each, a "Global Note"). Each Global Note will be deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depository") and registered in the name of Cede & Co., as nominee of the Depository (such nominee being referred to herein as the "Global Note Holder").

  Notes that are issued as described below under "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

  The Depository is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only thorough the Depository's Participants or the Depository's Indirect Participants.

  The Company expects that pursuant to procedures established by the Depository ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interests of the Depository's Participants), the Depository's Participants and the Depository's Indirect Participants. Note holders are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

  So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depository or for maintaining, supervising or reviewing any records of the Depository relating to the Notes.

  Payments in respect of the principal, premium, if any, and interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depository to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depository. Payments by the Depository's Participants and the Depository's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depository's Participants or the Depository's Indirect Participants.

 Certificated Securities.

  Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depository identify as being the beneficial owner of the related Notes.

  Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depository in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depository for all purposes.

 Next Day Settlement and Payment.

  The Indenture will require that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available next day funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, and interest, if any, by wire transfer of immediately available next day funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

                             PLAN OF DISTRIBUTION

  Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until
        , 1998 (90 days after the commencement of the Exchange Offer), all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sales of the New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells the New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

  The validity of the New Notes offered hereby and certain other legal matters will be passed upon on behalf of the Company by Kirkland & Ellis, Chicago, Illinois.

                                    EXPERTS

  The consolidated financial statements of the Company at December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company is not currently subject to the periodic reporting and other informational requirements of the Exchange Act. The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, it will furnish to the holders of the Notes and file with the Commission, copies of the financial and other information that would be contained in the annual reports and quarterly reports that the Company would be required to file with the Commission if it were subject to such requirements of the Exchange Act. The Company will also make such reports available to prospective purchasers of the Old Notes and the New Notes, as applicable, and to securities analysts and broker-dealers upon their request. In addition, the Company has agreed to furnish to holders of the Notes, and prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until such time as the Company has exchanged the Notes for the New Notes and which have been registered under the Securities Act or the Shelf Registration Statement has been declared effective by the Commission.

                            GLOBE MANUFACTURING CO.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors............................................. F-2
Consolidated Balance Sheets at December 31, 1996 and 1997 and Unaudited
 June 30, 1998............................................................. F-3
Consolidated Statements of Income for the Years Ended December 31, 1995,
 1996 and 1997 and the Unaudited Six Months Ended June 30, 1997 and 1998... F-4
Consolidated Statements of Changes in Shareholders' Equity for the Years
 Ended December 31, 1995, 1996 and 1997 and the Unaudited Six Months Ended
 June 30, 1998............................................................. F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1995, 1996 and 1997 and the Unaudited Six Months Ended June 30, 1997 and
 1998...................................................................... F-6
Notes to Consolidated Financial Statements................................. F-7

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Globe Manufacturing Co.

  We have audited the accompanying consolidated balance sheets of Globe Manufacturing Co. as of December 31, 1996 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Globe Manufacturing Co. at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Providence, Rhode Island
March 24, 1998
except for Note 12, as to which
the date is August 6, 1998

                            GLOBE MANUFACTURING CO.

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                FISCAL YEAR ENDED
                                                  DECEMBER 31,
                                                ------------------   JUNE 30,
                    ASSETS                        1996      1997       1998
                    ------                      --------  --------  -----------
                                                                    (UNAUDITED)
Current assets:
 Cash and cash equivalents..................... $  3,101  $  1,947   $  2,466
 Accounts receivable, net......................   20,517    23,953     29,659
 Receivable from joint venture.................      --        213        210
 Inventories...................................   11,812    13,764     11,825
 Prepaid expenses and other assets.............      445       484      1,207
 Deferred income taxes.........................    1,395     2,449      2,449
                                                --------  --------   --------
   Total current assets........................   37,270    42,810     47,816
Property, plant and equipment:
 Land and land improvements....................      942       942        942
 Building and building improvements............   31,575    33,122     33,122
 Manufacturing equipment.......................   66,359    79,202     79,265
 Furniture and equipment.......................    1,826     2,087      2,087
 Autos and trucks..............................      319       319        319
 Construction in progress......................    3,460     5,959     23,086
                                                --------  --------   --------
                                                 104,481   121,631    138,821
 Less accumulated depreciation.................  (54,359)  (63,681)   (69,007)
                                                --------  --------   --------
   Net property, plant and equipment...........   50,122    57,950     69,814
Deferred income taxes..........................    1,421     2,822      2,694
Cash surrender value of life insurance, net of
 loans.........................................    1,523       927        927
Intangible assets..............................      214       --         --
Investment in joint venture....................      --        --         --
Notes receivable from officers.................      264       278        286
Other Assets...................................      --        --          10
Deferred financing costs, net of amortization..      515       346        306
                                                --------  --------   --------
   Total assets................................ $ 91,329  $105,133   $121,853
                                                ========  ========   ========
     LIABILITIES AND SHAREHOLDERS' EQUITY
     ------------------------------------
Current liabilities:
 Accounts payable.............................. $  7,177  $  7,440   $  8,883
 Accrued expenses..............................    5,183     4,827      5,900
 Payable to joint venture......................    1,481       --         --
 Dividend payable..............................      872        50        --
 Note payable..................................    2,750     2,475     10,000
 Taxes payable.................................    2,206     1,028        --
 Long-term lease obligations due within one
  year.........................................       88        37         31
 Long-term debt obligations due within one
  year.........................................   13,250     7,500      8,125
                                                --------  --------   --------
   Total current liabilities...................   33,007    23,357     32,939
Long-term debt.................................   34,500    46,875     42,500
Long-term lease obligation.....................       27        30         60
Other long-term postretirement liability.......    3,521     3,762      4,205
Minimum pension liability......................      214       --         --
Commitments and contingencies (Note 7).........      --        --         --
Redeemable cumulative preferred stock, Series
 A, redeemable at $8,000; 30,000 shares
 authorized, 8,000 issued and outstanding at
 December 31, 1996.............................    6,466       --         --
Shareholders' equity...........................
 Common stock, Class A, voting, $.01 par
  value........................................        2         2          2
 Common stock, Class B, nonvoting, $.01 par
  value........................................       16        16         16
 Paid in capital...............................    5,700    10,785     10,785
 Retained earnings.............................   41,744    56,468     67,508
                                                --------  --------   --------
                                                  47,462    67,271     78,311
Less treasury stock, at cost:
 Common, Class A, 99,000 shares................   (4,187)   (4,187)    (4,187)
 Common, Class B, 683,314 shares...............  (28,657)  (28,657)   (28,657)
                                                --------  --------   --------
                                                 (32,844)  (32,844)   (32,844)
Unearned compensation..........................   (1,024)   (3,318)    (3,318)
                                                --------  --------   --------
   Total shareholders' equity..................   13,594    31,109     42,149
                                                --------  --------   --------
   Total liabilities & shareholders' equity.... $ 91,329  $105,133   $121,853
                                                ========  ========   ========

See accompanying notes.

                            GLOBE MANUFACTURING CO.

                       CONSOLIDATED STATEMENTS OF INCOME

                             (DOLLARS IN THOUSANDS)

                                 FISCAL YEAR ENDED DECEMBER      SIX MONTHS
                                            31,                ENDED JUNE 30,
                                 ----------------------------  ----------------
                                   1995      1996      1997     1997     1998
                                 --------  --------  --------  -------  -------
                                                                 (UNAUDITED)
Net sales......................  $128,319  $152,603  $170,941  $84,283  $92,490
Cost of sales..................    97,182   110,609   115,099   56,450   59,556
                                 --------  --------  --------  -------  -------
    Gross margin...............    31,137    41,994    55,842   27,833   32,934
Selling, general and
 administrative expenses.......    18,515    21,705    24,381   10,616   12,083
Research and development costs.     2,260     2,533     2,633    1,190    2,040
                                 --------  --------  --------  -------  -------
    Operating income...........    10,362    17,756    28,828   16,027   18,811
Other Income/(Expense)
  Interest.....................    (6,030)   (5,285)   (3,968)  (2,097)  (1,788)
  Loss in investment in joint
   venture.....................      (643)      --        --       --       --
  Other income, net............       438       875       372       86      655
                                 --------  --------  --------  -------  -------
    Income before income taxes
     and extraordinary items...     4,127    13,346    25,232   14,016   17,678
Provision for income taxes.....     1,718     4,784     8,383    5,255    6,638
                                 --------  --------  --------  -------  -------
    Income before extraordinary
     item......................     2,409     8,562    16,849    8,761   11,040
Loss from write-off of deferred
 financing costs, net of
 applicable income taxes of
 $822 in 1995 and $176 in 1997.     1,294       --        301      301      --
                                 --------  --------  --------  -------  -------
    Net income.................  $  1,115  $  8,562  $ 16,548  $ 8,460  $11,040
                                 ========  ========  ========  =======  =======


See accompanying notes.

                            GLOBE MANUFACTURING CO.

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                            (DOLLARS IN THOUSANDS)

                             SHARES
                           OUTSTANDING                                      TREASURY STOCK
                         ---------------                                   -----------------
                          COMMON STOCK    COMMON STOCK                       COMMON STOCK                      TOTAL
                         --------------- --------------- PAID-IN RETAINED  -----------------    UNEARNED   SHAREHOLDERS'
                         CLASS A CLASS B CLASS A CLASS B CAPITAL EARNINGS  CLASS A  CLASS B   COMPENSATION    EQUITY
                         ------- ------- ------- ------- ------- --------  -------  --------  ------------ -------------
Balances, December 31,
1994...................  100,000 931,404   $ 2     $16   $ 4,965 $33,789   $(4,187) $(28,657)   $  (630)      $ 5,298
 Dividends.............      --      --    --      --        --     (850)      --        --         --           (850)
 Net income............      --      --    --      --        --    1,115       --        --         --          1,115
                         ------- -------   ---     ---   ------- -------   -------  --------    -------       -------
Balances, December 31,
1995...................  100,000 931,404     2      16     4,965  34,054    (4,187)  (28,657)      (630)        5,563
 Dividends.............      --      --    --      --        --     (872)      --        --         --           (872)
 Unearned compensation
 relating to the grant
 of stock options......      --      --    --      --        735     --        --        --        (735)            0
 Amortization of
 unearned compensation.      --      --    --      --        --      --        --        --         341           341
 Net income............      --      --    --      --        --    8,562       --        --         --          8,562
                         ------- -------   ---     ---   ------- -------   -------  --------    -------       -------
Balances, December 31,
1996...................  100,000 931,404     2      16     5,700  41,744    (4,187)  (28,657)    (1,024)       13,594
 Dividends.............      --      --    --      --        --     (290)      --        --         --           (290)
 Redemption of
 Preferred Stock.......      --      --    --      --        --   (1,534)      --        --         --         (1,534)
 Unearned compensation
 relating to the grant
 of stock options......      --      --    --      --      5,085     --        --        --      (5,085)            0
 Amortization of
 unearned compensation.      --      --    --      --        --      --        --        --       2,791         2,791
 Net income............      --      --    --      --        --   16,548       --        --         --         16,548
                         ------- -------   ---     ---   ------- -------   -------  --------    -------       -------
Balances, December 31,
1997...................  100,000 931,404     2      16    10,785  56,468    (4,187)  (28,657)    (3,318)       31,109
 Net income
 (unaudited)...........      --      --    --      --        --   11,040       --        --         --         11,040
                         ------- -------   ---     ---   ------- -------   -------  --------    -------       -------
Balances, June 30, 1998
(unaudited)............  100,000 931,404   $ 2     $16   $10,785 $67,508   $(4,187) $(28,657)   $(3,318)      $42,149
                         ======= =======   ===     ===   ======= =======   =======  ========    =======       =======


See accompanying notes.

                            GLOBE MANUFACTURING CO.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                     FISCAL YEAR ENDED          SIX MONTHS
                                       DECEMBER 31,           ENDED JUNE 30,
                                 ---------------------------  ----------------
                                   1995      1996     1997     1997     1998
                                 --------  --------  -------  -------  -------
                                                                (UNAUDITED)
Operating Activities
  Net Income.................... $  1,115  $  8,562  $16,548  $ 8,460  $11,040
  Adjustments to reconcile net
   income to net cash provided
   by operating activities:
    Depreciation and
     amortization...............   10,688     9,335    9,417    4,562    5,366
    Amortization of unearned
     compensation...............      --        341    2,791      --       --
    Extraordinary charge--write-
     off of deferred finance
     cost.......................    1,801       --       478      478      --
    Provision for losses on
     accounts receivable........      336     1,093      691      185      879
    Loss in joint venture.......      643       --       --       --       --
    Deferred income tax
     provision (benefit)........     (606)     (958)  (2,455)     128      128
    Other post-retirement
     benefits charge............      992       652      515      395      442
    Increase (decrease) in cash
     from changes in assets and
     liabilities:
      Accounts receivable.......   (1,296)   (7,122)  (4,127)  (4,116)  (6,585)
      Inventories...............   (4,008)    4,132   (1,952)  (1,708)   1,939
      Prepaid expenses and other
       assets...................      381        12      (38)    (403)    (584)
      Refundable income taxes...    1,414        61      --       --       --
      Accounts payable..........     (214)    2,459      263      502    1,443
      Accrued expenses..........      840     2,203     (357)     400    1,073
      Taxes payable.............      772     1,434   (1,178)  (1,719)  (1,177)
      Other long-term
       postretirement liability.     (175)     (306)    (274)     --       --
                                 --------  --------  -------  -------  -------
        Net cash provided by
         operating activities...   12,683    21,898   20,322    7,164   13,964
Investing Activities
  Capital expenditures..........   (8,640)   (5,806) (17,101)  (6,913) (17,127)
  Payable to (receivable from)
   joint venture................    1,259       293   (1,694)    (345)       3
  Note receivable collected from
   (issued to) shareholders.....      669       (14)     (15)     --        (7)
                                 --------  --------  -------  -------  -------
        Net cash used in
         investing activities...   (6,712)   (5,527) (18,810)  (7,258) (17,131)
Financing Activities
  Net change in note payable....    3,000    (4,750)    (275)  (1,750)   7,525
  Borrowing on long-term debt...   62,000       --    15,000   15,000      --
  Principal payments on long-
   term debt....................  (67,500)  (11,250)  (8,375)  (4,625)  (3,750)
  Principal payments on capital
   lease obligation.............      (75)      (85)     (97)     (51)     (39)
  Redemption of preferred stock.      --        --    (8,000)  (8,000)     --
  Deferred financing costs......     (754)      --      (403)    (350)     --
  Cash surrender value of life
   insurance, net...............       16       522      596      257      --
  Payment of dividends..........     (850)     (850)  (1,112)  (1,112)     (50)
                                 --------  --------  -------  -------  -------
        Net cash provided by
         (used in) financing
         activities.............   (4,163)  (16,413)  (2,666)    (631)   3,686
  Net decrease in cash and cash
   equivalents..................    1,808       (42)  (1,154)    (725)     519
  Cash and cash equivalents at
   beginning of year............    1,335     3,143    3,101    3,101    1,947
                                 --------  --------  -------  -------  -------
  Cash and cash equivalents at
   end of period................ $  3,143  $  3,101  $ 1,947  $ 2,376  $ 2,466
                                 ========  ========  =======  =======  =======

See accompanying notes.

                            GLOBE MANUFACTURING CO.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1996 AND 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of Globe Manufacturing Co. and its wholly-owned subsidiaries, Globe Elastic Co. and Globe Manufacturing FSC, Ltd. (collectively, the Company). All significant intercompany accounts have been eliminated.

CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid, short-term investments with an original maturity of three months or less to be cash equivalents.

RISKS AND UNCERTAINTIES

 Segment Information and Concentration of Credit Risk

  The Company operates in one dominant industry segment encompassing the manufacture and sale of elastomeric fibers. These fibers, which consist of spandex fibers and latex thread, are sold to customers in the textile and apparel industries that are geographically diversified throughout the United States and in various foreign countries. The Company performs credit evaluations on all new customers and requires collateral in certain circumstances.

  For the years ended December 31, 1995, 1996 and 1997, respectively, sales to foreign customers totaled 24%, 27% and 28%. Historically, transfers of product between geographic areas have not been significant. Sales to one customer represented 11%, 9% and 10% of total sales for the years ended December 31, 1995, 1996 and 1997, respectively. Also for the years ended December 31, 1995, 1996 and 1997, respectively, sales to five customers totaled 32%, 34% and 36%.

  At December 31, 1996 and 1997, 48% and 47%, respectively, of total receivables were from foreign customers. Balances owed from one customer totaled 9% and 8% of total receivables at December 31, 1996 and 1997, respectively. Also at December 31, 1996 and 1997, 33% and 39%, respectively, of total receivables were from five customers of which 21% and 24% represented receivables from foreign customers.

 Use of Estimates

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

ACCOUNTS RECEIVABLE

  Accounts receivable at December 31, 1996 and 1997 are shown net of an allowance for doubtful accounts of $1,346 and $1,870, respectively. At December 31, 1994 and 1995, the Company's allowance for doubtful accounts was $314 and $416, respectively. Additions to the allowance for doubtful accounts charged to costs and expenses were $333, $1,085 and $684 during each of the years in the three-year period ended December 31, 1997. Deductions to the allowance for doubtful accounts were $231, $155, and $160 during each of the years in the three-year period ended December 31, 1997.

                            GLOBE MANUFACTURING CO.

                          DECEMBER 31, 1996 AND 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


REVENUE RECOGNITION

  Revenue is recognized when products are shipped to customers.

INVENTORIES

  Inventories are valued at lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for latex and certain spandex inventories and the first-in, first out (FIFO) method for the other inventories. Management utilizes LIFO for those product lines that have exhibited increasing costs to better match costs with revenues.

PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are stated at cost. Depreciation is provided using an accelerated method over estimated useful lives of the assets for financial statement purposes, which range from 3 to 39.5 years. For the years ended December 31, 1995, 1996 and 1997, the Company recorded depreciation expense of $10,390, $9,183 and $9,322, respectively. The Company capitalizes direct materials, labor and certain overhead costs for self-constructed assets. In 1996 and 1997, the Company capitalized $0 and $506,007, respectively, of interest costs incurred in connection with the expansion of the manufacturing plant in Alabama. Total interest costs in 1996 and 1997 amounted to $5,347 and $4,573, respectively.

INTANGIBLE ASSET

  The intangible asset (and minimum pension liability) represents the adjustment required to record the Company's minimum pension liability for a defined benefit pension plan covering salaried employees of the Company at December 31, 1996.

INVESTMENT IN JOINT VENTURE

  The Company accounts for its 40% investment in a joint venture using the equity method of accounting (see Note 10).

DEFERRED FINANCING COSTS

  Deferred financing costs are amortized over the term of the facility using the straight line method of amortization.

STOCK BASED COMPENSATION

  The Company accounts for its stock based compensation arrangements under the provisions of APB 25, Accounting for Stock Issued to Employees.

  The Company recognizes as compensation expense the excess of the deemed fair value of the common stock issuable upon exercise of compensatory stock options over the aggregate exercise price of such options. The expense is amortized over the vesting period of each option.

INCOME TAXES

  The liability method is used in accounting for income taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities and

                            GLOBE MANUFACTURING CO.

                          DECEMBER 31, 1996 AND 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

are measured using the currently enacted tax rates and laws that are in effect for the period when the differences are expected to reverse.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts of accounts receivable, accounts payable, long term debt, notes payable and other current and long-term liabilities approximate their respective fair values.

INTEREST RATE SWAP AGREEMENTS

  The differential to be paid or received on interest rate swap agreements is accrued as an interest rate charge and is recognized over the life of the agreements (see Note 3).

UNAUDITED INTERIM FINANCIAL DATA

  The interim financial data relating to the six months ended June 30, 1997 and 1998 are unaudited; however, in the opinion of the Company's management, the interim data includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The results for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the full year or any other interim period.

RESEARCH AND DEVELOPMENT COSTS

  The Company expenses research and development costs as incurred.

NEW ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (Statement 130), which establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Statement 130 is effective for fiscal years beginning after December 15, 1997. Disclosure of total comprehensive income is required in interim period financial statements. Management does not believe that comprehensive income for prior periods will differ significantly from net income in those periods.

  In June, 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (Statement 131), which is effective for years beginning after December 15, 1997. However, Statement 131 need not be applied to interim financial statements in the initial year of application. Statement 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Since Statement 131 is effective for financial statements for fiscal years beginning after December 15, 1997, the Company will adopt the new requirements retroactively in 1998. Management has not yet determined the impact it will have on disclosures of the Company's reported segments.

  In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits (Statement 132), that revises and improves

                            GLOBE MANUFACTURING CO.

                          DECEMBER 31, 1996 AND 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

disclosure requirements of FASB Statements No. 87, Employers' Accounting for Pensions, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. The Statement is effective for fiscal years beginning after December 15, 1997. Statement 132 does not change the recognition or measurement of pension or postretirement benefit plans, but standardizes disclosure requirements for pensions and other postretirement benefits, eliminates unnecessary disclosures and requires additional information. Management does not anticipate that the adoption of Statement 132 will have a material impact on the Company's financial position or the results of its operations.

  In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and for Hedging Activities (Statement 133). Statement 133 is effective for years beginning after June 15, 1999. Statement 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. Management does not anticipate that the adoption of Statement 133 will have a material impact on the Company's financial position or the results of its operations.

2. INVENTORIES

  At December 31, 1996 and 1997, inventories totaling approximately $5,452 and $6,465, respectively, were valued using the LIFO method. Had the FIFO method of inventory valuation been used, inventories and income before taxes would have increased (decreased) by approximately $786 and $(687) in 1995; $1,149 and $363 in 1996; and, $1,247 and $98 in 1997.

  Inventories consist of the following:

                                                                 DECEMBER 31
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
      Raw materials........................................... $ 2,233  $ 2,460
      Finished goods..........................................  10,728   12,551
                                                               -------  -------
                                                                12,961   15,011
      Less LIFO reserve.......................................  (1,149)  (1,247)
                                                               -------  -------
                                                               $11,812  $13,764
                                                               =======  =======

3. DEBT

  On June 9, 1995, the Company refinanced its existing debt by entering into a new debt agreement with a group of banks consisting of a $62,000 term loan and a $12,000 working capital facility. As a result of the refinancing, the unamortized deferred financing costs totaling $1,801, relating to the prior debt facility, and a fee associated with terminating the prior debt agreement of $315, were charged to expense as an extraordinary item in 1995.

  On April 16, 1997, the Company amended and restated its existing credit agreement (as amended, the "Credit Agreement"). The Credit Agreement consists of a new $60,000 term loan, extension of the $12,000 working capital facility to March 31, 2002, and a reduction in interest rates and other fees charged on the loans. The Credit Agreement allows for letters of credit to the extent of the unused portion of the working capital facility up to a maximum of $3,000. At December 31, 1996 and 1997, respectively, the Company had $2,750

                            GLOBE MANUFACTURING CO.

                          DECEMBER 31, 1996 AND 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

and $2,475 outstanding under the working capital facility and $1,200 and $1,000 outstanding under letters of credit to secure the Company's workers' compensation self-insurance program (see Note 11).

  In connection with the Credit Agreement, a portion of the additional proceeds from the term note ($15,000) were used to redeem all outstanding shares of Series A Cumulative Preferred Stock for $8,000 (see Note 5). As a result of the amendment, the unamortized deferred financing costs totaling $477, relating to the original term note, were charged to expense as an extraordinary item in 1997.

  Borrowings under the term loan bear interest at either the bank's prime rate plus a margin ranging from .25% to 1.00% (.0% to .75% for advances under the working capital facility) or the applicable Eurodollar rate plus a margin ranging from 1.25% to 2.00% (1.125% to 1.875% for advances under the working capital facility), as determined by the borrower. At December 31, 1996 and 1997, the weighted average interest rates on the working capital facility were 9.75% and 8.75%, respectively.

  In February 1998, the Credit Agreement was modified so as to provide an additional $14,000 in term loans beginning on June 30, 1998.

  Long-term debt consists of the following:

                                                                  DECEMBER 31
                                                                ---------------
                                                                 1996    1997
                                                                ------- -------
Term note, principal due in variable quarterly installments
 through 2003; variable interest rates based on the base rate
 (see above) (7.3125%-8.75% at December 31, 1997; 8.3789%-
 8.5938% at December 31, 1996)................................. $47,750 $54,375
Less current maturities........................................  13,250   7,500
                                                                ------- -------
                                                                $34,500 $46,875
                                                                ======= =======

  The Credit Agreement contains certain covenants that limit, among other things, capital expenditures, investments, debt, and dividends declared and distributed. The Credit Agreement also limits net extraordinary losses and requires the maintenance of a minimum fixed charge coverage, leverage ratio, and earnings before interest, income taxes, depreciation and amortization as defined in the Credit Agreement. All of the Company's assets are pledged under the Credit Agreement.

  The Company uses interest-rate swap agreements to effectively convert a portion of its floating rate debt to a fixed rate basis, thus reducing the impact of interest-rate changes on future income. At December 31, 1997, the Company had outstanding interest rate swap agreements with a commercial bank, having a total notional principal amount of $15 million. These agreements effectively change the Company's interest rate exposure on $15 million of its variable rate term notes to a fixed rate of 6.29%. The interest rate swap agreements in effect at December 31, 1997 matured on March 18, 1998. The Company is obligated to maintain such agreements during the first two years that the term note is outstanding. While the Company is exposed to credit loss for the periodic settlement of amounts due under the agreements in the event of nonperformance by the counterparty, the Company does not anticipate nonperformance by this party. The fair value of these agreements representing the estimated amount that the Company would receive from a third party assuming the Company's obligations under the interest rate agreements ceased at December 31, 1997, is approximately $187. The fair value of the agreements was determined by independent commercial bankers and represents the fair value based on pricing models or formulas using current assumptions.

                            GLOBE MANUFACTURING CO.

                          DECEMBER 31, 1996 AND 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


  The term loan matures on a quarterly basis during the following years:

             December 31
               1998........................... $ 7,500
               1999...........................   9,375
               2000...........................  10,000
               2001...........................  11,875
               2002...........................  12,500
               2003...........................   3,125
                                               -------
                                               $54,375
                                               =======

  Cash paid for interest, net of amounts capitalized amounted to $6,182, $5,469 and $4,192 in 1995, 1996 and 1997, respectively.

4. LEASE COMMITMENTS

  The Company leases certain assets under capital leases. At December 31, 1996 and 1997, leased assets, with a cost of approximately $316 and $366, have been included in property, plant and equipment. Accumulated amortization was approximately $256 and $302 at December 31, 1996 and 1997, respectively. Future minimum lease payments relating to the equipment under the capital lease are as follows:

        1998............................................................... $40
        1999...............................................................  15
        2000...............................................................   9
        2001...............................................................   6
        2002...............................................................   4
                                                                            ---
        Total minimum lease payments.......................................  74
        Less amount representing interest..................................   7
                                                                            ---
        Present value of net minimum lease payments........................  67
        Lease payments due within one year.................................  37
                                                                            ---
        Lease obligations due after one year............................... $30
                                                                            ===

5. REDEEMABLE CUMULATIVE PREFERRED STOCK AND WARRANTS

  At December 31, 1996, the Company had authorized 30 shares of Series A Cumulative Preferred Stock with a redemption price of $1,000 per share. Dividends were payable on December 22 of each year at a rate of 10% per annum, to the extent that such dividends were paid in cash and 15% per annum, to the extent that dividends were paid in additional shares of Series A Cumulative Preferred Stock. In 1997, the Company redeemed all outstanding shares of Series A Cumulative Preferred Stock at a price of $1,000 per share, plus unpaid dividends at the time of redemption. In connection with the redemption, the Company terminated any future vesting associated with its agreement to issue warrants to purchase shares of Class B Common Stock at a price of $.01 per share. At December 31, 1996 and 1997, the Company had 59 and 50 of such warrants issued and outstanding.

  During the years ended December 31, 1995, 1996 and 1997, the Company paid cash dividends on the preferred stock of $800, $822 and $240, respectively. The preferred stock required redemption on the earlier of December 21, 1999 or consummation of certain transactions.

                            GLOBE MANUFACTURING CO.

                          DECEMBER 31, 1996 AND 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


6. SHAREHOLDERS' EQUITY

COMMON STOCK

  The Company has authorized 2,000 shares of Class A Common Stock and 2,000 shares of Class B Common Stock. Class B Common Stock automatically converts into Class A Common Stock if the Company sells stock pursuant to a registered public offering and Class A Common Stock automatically converts into Class B Common Stock upon certain transfers of Class A Common Stock. The Company paid cash dividends of $0.05 per share in 1995, 1996 and 1997.

STOCK OPTIONS

  The Company has a Management Incentive Plan ("the Plan") which authorizes the grant of incentive stock options and nonqualified stock options including performance options based on the financial performance of the Company to employees. A total of 103 shares has been reserved for issuance under the Plan.

  The exercise price of incentive stock options granted under the Plan may not be less than 100% of the fair market value of the common stock as of the grant date, as determined by the Board of Directors. The exercise price of nonqualified stock options may not be less than $1.00 per share. Options issued under the Plan generally have a five year vesting period, unless otherwise determined by the Board of Directors. The term of stock options granted under the Plan may not exceed ten years.

  The following table presents the activity under the Plan for the years ended December 31, as follows:

                                           1996                   1997
                                  ---------------------- ----------------------
                                             WEIGHTED               WEIGHTED
                                             AVERAGE                AVERAGE
                                  OPTIONS EXERCISE PRICE OPTIONS EXERCISE PRICE
                                  ------- -------------- ------- --------------
Outstanding at January 1......... 22,500      $30.00     22,500      $30.00
  Granted........................    --          --      22,500       30.00
  Canceled.......................    --          --         --          --
                                  ------      ------     ------      ------
Outstanding at December 31....... 22,500      $30.00     45,000      $30.00
                                  ======      ======     ======      ======
  Options exercisable at December
   31............................  9,000      $30.00     22,500      $30.00
                                  ======      ======     ======      ======

  In connection with the grant of performance options, the Company recorded a total of $5,820 of unearned compensation ($735 and $5,085 in 1996 and 1997, respectively) of which $341 and $2,791 was earned and recognized as compensation expense in 1996 and 1997, respectively. Options that did not vest in the years 1994 and 1995 were vested in the current year since cumulative five-year performance measurements were achieved for the option granted in 1993.

  The weighted average remaining contractual life of options outstanding at December 31, 1996 and 1997, is six and eight years, respectively.

FAS 123 DISCLOSURES

  The Company has only adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("Statement 123"). If the compensation cost for the option plans had been determined based on the fair value at the grant date for grants in 1997, consistent with the provisions of Statement 123, the pro forma net income for 1997, would not have differed materially from reported amounts.

                            GLOBE MANUFACTURING CO.

                          DECEMBER 31, 1996 AND 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


  The weighted average fair value per share of options granted during 1997 was $219.44. The fair value of options issued at the date of grant were estimated using the Black-Scholes model with the following weighted average assumptions:

                                               OPTIONS
                                               GRANTED
                                                1997
                                               -------
             Expected life (years)............   5.0
             Interest rate....................   5.7%

STOCK RESERVED

  As of December 31, 1997, a total of 1,668,383 shares of Class A Common Stock and 258,383 shares of Class B Common Stock are reserved for issuance under the various capital stock conversion and warrant arrangements.

7. COMMITMENTS AND CONTINGENCIES

  The Company is a party to an agreement with a utility company, under the terms of which, the Company is obligated to purchase power generated from a co-generation power plant through 2006. The Company receives a portion of the savings generated by the plant and profits on excess supply generated. The co-generation power plant began operations in January 1991.

  From time to time, the Company has been and is involved in various legal and environmental proceedings, all of which management believes are routine in nature and incidental to the conduct of its business. The ultimate legal and financial liability of the Company with respect to such proceedings cannot be estimated with certainty, but the Company believes, based on its examination of such matters, that none of such proceedings, if determined adversely to the Company, would have a material adverse effect on the Company's results of operations, or financial condition.

8. PENSION AND OTHER BENEFITS

  The Company sponsors three noncontributory defined benefit pension plans covering substantially all employees. The Plan assets are invested in a group annuity contract with an insurance company and in a trust that holds a balanced portfolio of corporate stocks and bonds, U.S. Government bonds and money market investments. The plan covering salaried employees at the Massachusetts, North Carolina and Alabama locations provides pension benefits based on the employee's average monthly compensation during a defined period. The plans covering hourly employees at the Massachusetts, North Carolina and Alabama locations provide benefits based on years of service. The Company's funding policy is to contribute annually the maximum deductible amount allowable under applicable tax regulations.

  Net periodic pension cost includes the following components:

                                                             DECEMBER 31
                                                        -----------------------
                                                         1995    1996    1997
                                                        -------  -----  -------
      Service cost..................................... $   258  $ 257  $   303
      Interest cost on projected benefit obligations...     471    427      477
      Actual return on plan assets.....................  (1,103)  (669)  (1,102)
      Net amortization and deferral....................     798    337      697
                                                        -------  -----  -------
      Net periodic pension cost........................ $   424  $ 352  $   375
                                                        =======  =====  =======

                            GLOBE MANUFACTURING CO.

                          DECEMBER 31, 1996 AND 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


  The following summarizes the funded status of the Company's pension plans, measured as of:

                                                  DECEMBER 31
                                -----------------------------------------------
                                         1996                    1997
                                ----------------------- -----------------------
                                  ASSETS    ACCUMULATED   ASSETS    ACCUMULATED
                                  EXCEED     BENEFITS     EXCEED     BENEFITS
  ACTUARIAL PRESENT VALUE OF    ACCUMULATED   EXCEED    ACCUMULATED   EXCEED
      BENEFIT OBLIGATIONS        BENEFITS     ASSETS     BENEFITS     ASSETS
  --------------------------    ----------- ----------- ----------- -----------
Vested benefit obligations.....   $2,010      $3,856      $2,250      $3,631
                                  ======      ======      ======      ======
Accumulated benefit
 obligations...................   $2,071      $3,925      $2,309      $3,736
                                  ======      ======      ======      ======
Projected benefit obligations..   $2,071      $4,268      $2,309      $4,282
Less: Plan assets at fair
 value, mutual funds...........    2,313       3,770       2,699       3,981
                                  ------      ------      ------      ------
Projected benefit obligations
 (in excess of) less than plan
 assets........................      242        (498)        390        (301)
Unrecognized actuarial net
 losses (gains)................      123         159          (5)        (13)
Prior service cost to be
 recognized in future periods..       14         204          12         179
Unrecognized initial net
 (asset) obligation............     (123)        193        (104)        152
Adjustment required to
 recognize minimum liability...      --         (213)        --          --
                                  ------      ------      ------      ------
Prepaid (accrued) pension cost
 at end of period..............   $  256      $ (155)     $  293      $   17
                                  ======      ======      ======      ======

  In 1996 and 1997, the salaried and Massachusetts hourly plans had distribution of $502 and $602, respectively. Inasmuch as the 1996 settlements exceeded the 1996 service and interest cost components of the net periodic pension cost, an additional loss of $89 has been recognized in the accompanying statement of income.

  Assumptions used in calculating the pension expense and the accumulated benefit obligation, were as follows:

                                                                   DECEMBER 31
                                                                  --------------
                                                                  1995 1996 1997
                                                                  ---- ---- ----
      Discount rate.............................................. 7.5% 7.5% 7.5%
      Rate of increase in compensation levels.................... 5.5% 5.5% 5.5%
      Expected long-term rate of return on assets................ 7.5% 7.5% 7.5%

  The Company has instituted a tax deferred savings plan covering all employees of the Company under Section 401(k) of the Internal Revenue Code. Under the Plan, subject to certain limitations, each eligible employee may contribute up to 10% of gross wages per year to the maximum amount set by law. The Company matches one third of the first 6% of employee contributions. Company contributions to the Plan for employees were approximately $345 in 1995; $356 in 1996; and $384 in 1997.

  In addition to the Company's defined benefit plans, the Company currently provides postretirement medical and life insurance benefits (postretirement benefits) to eligible full-time employees. The Company is recognizing the initial accumulated benefit obligation over a 20-year period.

                            GLOBE MANUFACTURING CO.

                          DECEMBER 31, 1996 AND 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


  The following table provides information on the status of the postretirement benefit plan as of December 31:

                                                                1996     1997
                                                               -------  -------
      Accumulated postretirement benefit obligation:
        Retirees.............................................  $ 1,675  $ 1,505
        Fully eligible plan participants.....................    1,077    1,186
        Other active plan participants.......................    2,324    2,968
                                                               -------  -------
          Total..............................................    5,076    5,659
      Unrecognized net gain..................................    1,594    1,055
      Unrecognized transition obligation.....................   (3,149)  (2,952)
                                                               -------  -------
          Accrued postretirement benefit cost................  $ 3,521  $ 3,762
                                                               =======  =======

Net periodic postretirement benefit cost consisted of the following:

                                                           1995   1996    1997
                                                           -----  -----   ----
      Service cost--benefits attributed to service during
       the period......................................... $ 442   $284   $273
      Interest cost on accumulated postretirement benefit
       obligation.........................................   550    347    366
      Amortization of unrecognized net (gain) or loss.....  (379)  (175)  (192)
      Amortization of unrecognized transition obligation..   379    196    197
                                                           -----  -----   ----
        Net periodic postretirement benefit cost.......... $ 992  $ 652   $644
                                                           =====  =====   ====

  At December 31, 1995, 1996 and 1997, respectively, 951, 908 and 833 active employees and 176, 185 and 181 retired employees are covered by the Plan.

  The Company's policy is to fund postretirement benefits as claims are paid. The accumulated postretirement benefit obligation was determined using a discount rate of 7% in 1996 and 7.5% in 1997 and a health care cost trend rate of 9.5%, declining each year to 4% in the year 2007 and thereafter. The effect of a 1% annual increase in these assumed cost trend rates would increase the accumulated postretirement benefit obligation by approximately $481 and the annual net periodic postretirement benefit cost by approximately $74.

                            GLOBE MANUFACTURING CO.

                          DECEMBER 31, 1996 AND 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


9. INCOME TAXES

  Significant components of the Company's deferred tax assets and liabilities as of December 31, are as follows:

                                                                  1996    1997
                                                                 ------  ------
      Deferred tax liabilities:
        Pension................................................. $  125   $ 126
        Depreciation............................................    235     249
                                                                 ------  ------
          Total deferred tax liabilities........................    360     375
      Deferred tax assets:
        Other postretirement benefits...........................  1,390   1,519
        Joint venture...........................................    428     --
        Professional fees, primarily financing fees.............     84     279
        Inventories.............................................    231     639
        Bad debts...............................................    534     759
        Workers' compensation accrued...........................    344     491
        Deferred compensation...................................    198   1,330
        Vacation accrued........................................    221     241
        Other, net..............................................    174     388
                                                                 ------  ------
          Total deferred tax assets.............................  3,604   5,646
      Valuation allowance for deferred tax assets...............   (428)    --
                                                                 ------  ------
          Net deferred tax assets............................... $2,816  $5,271
                                                                 ======  ======

  The following table sets forth selected data with respect to the Company's provision for income taxes from continuing operations for the years ended:

                                                         1995    1996    1997
                                                        ------  ------  -------
      Current:
        Federal.......................................  $1,819  $4,683  $ 9,090
        State.........................................     505   1,059    1,748
                                                        ------  ------  -------
                                                         2,324   5,742   10,838
      Deferred:
        Federal.......................................    (448)   (820)  (2,034)
        State.........................................    (158)   (138)    (421)
                                                        ------  ------  -------
                                                          (606)   (958)  (2,455)
                                                        ------  ------  -------
          Total.......................................  $1,718  $4,784  $ 8,383
                                                        ======  ======  =======

                            GLOBE MANUFACTURING CO.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

                          DECEMBER 31, 1996 AND 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


  The reconciliation of income taxes computed at the U.S. federal statutory tax rate to income tax expense for continuing operations is as follows:

                                         1995          1996          1997
                                      ------------  ------------  ------------
                                      AMOUNT   %    AMOUNT   %    AMOUNT   %
                                      ------  ----  ------  ----  ------  ----
Tax at statutory rate................ $1,403  34.0  $4,538  34.0  $8,831  35.0
State income tax expense, less
 federal tax benefit.................    351   8.5     601   4.5     858   3.4
Foreign sales corporation............   (187) (4.5)   (203) (1.5)   (775) (3.0)
Change in valuation allowance........    219   5.3     --    --     (428) (1.7)
Other, net...........................    (68) (1.7)   (152) (1.1)   (103) (0.5)
                                      ------  ----  ------  ----  ------  ----
  Total.............................. $1,718  41.6  $4,784  35.9  $8,383  33.2
                                      ======  ====  ======  ====  ======  ====

  Cash paid for income taxes amounted to $1,150, $4,247 and $11,833 in 1995, 1996 and 1997, respectively.

10. INVESTMENT IN JOINT VENTURE

  On November 23, 1990, the Company entered into a joint venture agreement (Joint Venture) with PT Bakrie Nusantara Corporation ("Bakrie"), an Indonesian company, to engage in the business of the manufacturer of rubber thread and its related products. During 1997, the Company took steps to terminate its Joint Venture relationship. However, the Company continues to acquire and sell the entire production of the Joint Venture other than production sold in Indonesia. During the years ended December 31, 1996 and 1997, respectively, the Company purchased inventory totaling $5,912 and $9,854 from the Joint Venture.

11. SELF-INSURANCE

  The Company has a self-insurance program for its workers' compensation. The plan, which is administered by an insurance company, contains certain stop loss clauses that limit the Company's liability in the event of catastrophic losses ($200 per incident, $580 in the aggregate per year). Claims are accrued as incurred based on available claim information and management's estimate of claims incurred but not yet reported.

  At December 31, 1996 and 1997, the Company had outstanding letters of credit of $1,200 and $1,000, respectively, to secure the Company's workers' compensation self-insurance program.

12. SUBSEQUENT EVENTS

  On June 23, 1998, the Company entered into an Agreement and Plan of Merger (the Agreement) with an affiliate of Code, Hennessy & Simmons III, L.P. The Agreement provides for the obtaining of additional debt and equity to be used in a recapitalization transaction whereby Code, Hennessy & Simmons III, L.P. will obtain a majority interest in the Company and certain continuing shareholders will retain a minority interest. The recapitalization transaction will be financed with $50,000 of equity and $295,000 of debt. Prior to the closing of the merger, substantially all of the assets and liabilities of Globe Manufacturing Co. will be contributed to its wholly owned subsidiary, Globe Elastic Co., Inc., which will be renamed Globe Manufacturing Corp.

  On July 31, 1998, Globe Manufacturing Corp. issued $150,000 of 10% Senior Subordinated Notes due 2008 (the "Notes"). The proceeds of these Notes were used to (i) pay consideration under the Agreement to certain shareholders of the Company (ii) repay certain indebtedness of the Company and (iii) repay related fees and expenses of the recapitalization and refinancing.

  On August 6, 1998 the Company issued and sold 49,086 units (the "Units"), each consisting of one 14% Senior Discount Note due 2009 (the "Senior Discount Notes") and one warrant (a "Warrant") to purchase 1.4155 shares of Class A Common Stock, $.01 par value, of the Company. The aggregate purchase price of the Units was $25,000 and the net proceeds to the Company were $24,562 after deducting underwriting discounts and commissions and other expenses payable by the Company. The proceeds of these Units were used to repay a $25,000 loan made by Code, Hennessy & Simmons, III, L.P. to the Company pursuant to the recapitalization transaction.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             --------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................   12
Use of Proceeds...........................................................   21
Capitalization............................................................   22
Selected Consolidated Financial Data......................................   23
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   30
Business..................................................................   35
Management................................................................   45
Certain Relationships and Related Transactions............................   48
Security Ownership of Certain Beneficial Owners and Management............   52
Description of Senior Credit Facility.....................................   53
Description of the New Notes..............................................   55
Certain United States Federal Tax Considerations..........................   97
Book-Entry Procedures and Transfer........................................  101
Plan of Distribution......................................................  103
Legal Matters.............................................................  103
Experts...................................................................  103
Available Information.....................................................  103
Index to Consolidated Financial Statements................................  F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      LOGO

                           GLOBE MANUFACTURING CORP.

                                  $150,000,000

                             OFFER TO EXCHANGE ITS
                         10% SENIOR SUBORDINATED NOTES
 DUE 2008, SERIES B FOR ANY AND ALL OF ITS OUTSTANDING 10% SENIOR SUBORDINATED
                                 NOTES DUE 2008

                             --------------------

                                   PROSPECTUS
                                        , 1998

                             --------------------




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20: INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Sections 10-2B-8.50 through 10-2B-8.58 of the Code of Alabama, 1975, give a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, when acting in his or her official capacity with the corporation, or, in all other cases, not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The same Sections also give a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees) reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, when acting in his or her official capacity with the corporation or, in all other cases, not opposed to the best interest of the corporation. No indemnification may be made, however, in respect of any claim, issue or matter as to which such person shall have not met the applicable standard of conduct, shall have been adjudged to be liable to the corporation or, in connection with any other action, suit or proceeding charging improper personal benefit to such person, if such person was adjudged liable on the basis that personal benefit was improperly received by him, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the relevant circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Also, Section 10-2B-8.52 states that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred by him in connection therewith, notwithstanding that he has not been successful on any other claim, issue or matter in any such action, suit or proceeding.

  Section 11.1 of the Bylaws of the Company (the "Bylaws") provides that the Company shall indemnify the officers and members of the board of directors of the Company and former officers and former members of the board of directors to the maximum extent permitted by the Alabama Business Corporation Act.

  Section 11.2 of the Bylaws provides that the Company shall indemnify any person who is or was a party or who is threatened to be made a party to any threatened, pending, or completed claim, action, lawsuit, or proceeding, whether civil, criminal, administrative or investigative, by reason that he is or was an officer or director of the Company or that he is or was serving at the request of the Company as a director, manager, member, partner, officer, employee, trustee, fiduciary or agent of another corporation, limited liability company, partnership, joint venture, trust, plan or other enterprise, against expenses (including attorneys' fees), judgments, costs, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such claim, action, lawsuit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct unlawful. Determination of any claim, action, lawsuit, proceeding, or prosecution by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in and of itself, create a presumption that the person did not act in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful; except that no indemnification shall be made with respect at any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless, and only to the extent that, a court of equity or the court in which such claim, action, lawsuit, or proceeding was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of equity or other court shall deem proper.

  Section 11.3 of the Bylaws provides that expenses, including, but not limited to, attorneys' fees, incurred in defending a civil or criminal claim, action, lawsuit, or proceeding may be paid by the corporation in advance of the final disposition of such claim, action, lawsuit or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if such advance is made in accordance with Section 10-2B-8.53 of the Alabama Business Corporation Act, as in effect from time to time.

  Section 11.4 of the Bylaws provides that the indemnification provided by these Bylaws shall not be exclusive of any other rights to which those indemnified may be otherwise entitled under any statute, rule of law, provision of certificate or articles of incorporation or bylaws, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity, while holding such office, and shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of his personal representatives, legatees, distributees, heirs, next-of-kin, successors, and assigns. If such other provisions provide broader rights of indemnification than these Bylaws, such other provisions shall control and take precedence.

  Section 11.5 of the Bylaws further provides that the Company shall have the power to purchase and maintain insurance on behalf of any person who is or was an officer, director, employee or agent of the Company or is or was an officer, director, employee or agent of the Company or is or was serving at the request of the corporation as a director, manager, member, partner, officer, employee, trustee, fiduciary, or agent of another corporation, limited liability company, partnership, joint venture, trust, plan, or other enterprise against any liability asserted against him and incurred by him any such capacity, or arising out of his status as such, whether or not the Company would otherwise have the power to indemnify him against such liability under the provisions of these Bylaws.

  All of the directors and officers of the Company are covered by insurance policies maintained and held in effect by the Company against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 21. EXHIBITS.

 EXHIBIT
 NO.                                   DESCRIPTION
 -------                               -----------
  2.1    Agreement and Plan of Merger dated as of June 23, 1998 between Globe
         Holdings and Globe Acquisition Company.
         Asset Transfer Agreement dated as of July 29, 1998 between the Company
  2.2    and Globe Holdings.
  2.3    Amendment No. 1 dated as of July 17, 1998 to the Agreement and Plan of
         Merger dated as of June 23, 1998 between Globe Holdings and Globe
         Acquisition Company.
  2.4    Amendment No. 2 dated as of July 30, 1998 to the Agreement and Plan of
         Merger dated as of June 23, 1998 between Globe Holdings and Globe
         Acquisition Company.
  2.5    Purchase Agreement dated as of July 31, 1998 by and among Globe
         Acquisition Company, Code, Hennessy & Simmons III, L.P. and certain other purchasers to purchase shares of Globe Acquisition Company's stock.

 EXHIBIT
 NO.                                   DESCRIPTION
 -------                               -----------
  3.1    Articles of Incorporation of the Company.
  3.2    Bylaws of the Company.
  4.1    Indenture dated as of July 31, 1998 by and between the Company and
         Norwest Bank Minnesota, National Association.
  4.2    Purchase Agreement dated as of July 28, 1998 by and among the Company,
         BancAmerica Robertson Stephens and Merrill Lynch & Co.
  4.3    Registration Rights Agreement dated as of July 31, 1998 by and among the Company, BancAmerica Robertson Stephens and Merrill Lynch & Co.
  4.4    Securityholders Agreement dated as of July 31, 1998 by and among the shareholders of Globe Holdings.
  4.5    Registration Agreement dated as of July 31, 1998 by and among the shareholders of Globe Holdings.
  5.1*   Opinion and Consent of Kirkland & Ellis.
 10.1    Employment Agreement dated as of December 31, 1997 between Globe
         Holdings and Thomas A. Rodgers, III.
 10.2    Employment Agreement dated as of December 31, 1997 between Globe
         Holdings and Americo Reis.
 10.3    Employment Agreement dated as of December 31, 1997 between Globe
         Holdings and Lawrence R. Walsh.
 10.4    Employment Agreement dated as of December 31, 1997 between Globe
         Holdings and Robert L. Bailey.
 10.5    Form of Executive Securities Agreement dated as of July 31, 1998 by and among Globe Holdings, Code Hennessy & Simmons and each of Messrs.
         Walsh, Reis and Bailey.
 10.6    Form of Non-Competition Agreement dated as of July 31, 1998 between
         Globe Holdings and each of Messrs. Rodgers, III, Walsh, Reis and
         Bailey. Mr. Bailey's non-competition restriction terminates on
         December 31, 2000, compared to July 31, 2001 for the other executives.
 10.7    Management Agreement, dated as of July 31, 1998 between the Company and CHS Management III, L.P.
 10.8    Tax Sharing Agreement dated as of July 31, 1998 between the Company and Globe Holdings.
 10.9    Credit Agreement dated as of July 31, 1998 by and among the Company,
         Globe Holdings, various banks, Bank of America National Trust and
         Savings Association, BancAmerica Robertson Stephens and Merrill Lynch,
         Pierce, Fenner & Smith, Inc.
 10.10   Pledge Agreement dated as of July 31, 1998 by the Company and Globe
         Holdings in favor of Bank of America Trust and Savings Association.
 10.11   Security Agreement dated as of July 31, 1998 by the Company and Globe
         Holdings in favor of Bank of America National Trust and Savings
         Association.
 10.12   Form of Amended and Restated Performance Option Agreement by and
         between Globe Holdings and each of Messrs. Walsh, Reis, and Bailey.
 10.13   Globe Holdings Management Incentive Plan.
 10.14*  Consulting Agreement dated as of July 31, 1998 between the Company and
         Thomas A. Rodgers, Jr.

 EXHIBIT
 NO.                           DESCRIPTION
 -------                       -----------
 12.1    Statement of Computation of Ratios.
 23.1    Consent of Ernst & Young LLP.
 23.2*   Consent of Kirkland & Ellis (included in Exhibit 5-1).
 24.1    Powers of Attorney (included in signature page).
 25.1    Statement of Eligibility of Trustee on Form T-1.
 99.1    Form of Letter of Transmittal.
 99.2    Form of Notice of Guaranteed Delivery.
 99.3    Form of Tender Instructions.

--------
*To be filed by amendment
+The Company agrees to furnish supplementally to the Commission a copy of any omitted schedule to such agreement upon the request of the Commission in accordance with Item 601(b)(2) of Regulation S-K.

(b) FINANCIAL STATEMENT SCHEDULE.

  Note: All financial statement schedules have been omitted because the required information is not present or is not present in amounts sufficient to require submission of the schedules, or because the information required is included in the consolidated financial statements and notes thereto.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered, therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN CITY OF FALL RIVER, STATE OF MASSACHUSETTS, ON THE 28TH DAY OF SEPTEMBER, 1998.

                                          Globe Manufacturing Corp.

                                               /s/ Thomas A. Rodgers, III
                                          By: _________________________________
                                                  Thomas A. Rodgers, III
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS THOMAS A. RODGERS, III, LAWRENCE R. WALSH AND EDWARD M. LHEE, AND EACH OF THEM, HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY OR ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENDS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR ANY OF THEM, OR THEIR OR HIS SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

                                 *  *  *  *  *

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 28TH DAY OF SEPTEMBER, 1998.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


     /s/ Thomas A. Rodgers, Jr.             Chairman
___________________________________________
          Thomas A. Rodgers, Jr.

      /s/ Thomas A. Rodgers, III            President, Chief Executive Officer and
___________________________________________   Director (Principal Executive Officer)
          Thomas A. Rodgers, III

        /s/ Lawrence R. Walsh               Vice President, Finance and Administration
___________________________________________   (Principal Financial Officer)
             Lawrence R. Walsh

        /s/ Kevin T. Cardullo               Director of Finance and Accounting
___________________________________________   (Principal Accounting Officer)
             Kevin T. Cardullo

          /s/ Andrew W. Code                Director
___________________________________________
              Andrew W. Code

         /s/ Peter M. Gotsch                Director
___________________________________________
              Peter M. Gotsch

          /s/ Edward M. Lhee                Director
___________________________________________
              Edward M. Lhee

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